                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   UST CORP.
--------------------------------------------------------------------------------
            (exact name of registrant as specified in its charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock, par value $0.625 per share, of UST Corp.
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         42,724,084 shares of UST Common Stock
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         $32.00 per share
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $1,367,170,688
     -------------------------------------------------------------------------


     (5) Total fee paid:

         $274,000.00
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

[LOGO OF UST CORP. APPEARS HERE]

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of UST Corp. and Citizens Financial Group, Inc. have agreed to a merger through which UST will be acquired by Citizens. In the merger, each share of UST common stock will be converted into the right to receive $32.00 in cash. This proposed combination will bring together two highly complementary institutions to create a strategically, operationally and financially strong and formidable competitor in New England.

  Under the terms of the merger agreement, which we signed on June 21, 1999, a subsidiary of Citizens will merge with UST. UST will be the surviving corporation of this merger and will become a subsidiary of Citizens. Following the merger, it is expected that UST will be consolidated into Citizens. On June 18, 1999, UST common stock, which is traded on the Nasdaq National Market under the symbol "USTB", closed at $24.25 per share. If the merger is completed, UST common stock will no longer be traded on Nasdaq.

  We cannot complete the merger unless we obtain necessary approvals from the Board of Governors of the Federal Reserve System, the Massachusetts Board of Bank Incorporation and other federal and state regulatory authorities, and unless it is approved by holders of two-thirds of the outstanding shares of UST common stock entitled to vote. We are inviting you, as a shareholder of UST, to vote on the merger proposal and to attend a special meeting of our shareholders if you would like to vote in person. Your vote is very important. Whether or not you plan to attend our shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you don't return your card, or if you don't instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

  This Proxy Statement gives you detailed information about the proposed merger and it includes the merger agreement as an appendix. You can also get information about UST from publicly available documents we've filed with the SEC. We encourage you to read this entire document, including its Appendices, carefully.

  Your Board of Directors has determined that the merger is in the best interests of UST and its shareholders and has approved the merger. The Board recommends that you vote in favor of the merger.

                                                        /s/ Neal F. Finnegan
                                                      Neal F. Finnegan
                                                President and Chief Executive
                                                 Officer
                                                        UST Corp.

                      Proxy Statement dated July 29, 1999
               and first mailed to shareholders on July 30, 1999

                           [LOGO OF UST APPEARS HERE]

                                   UST CORP.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To Be Held On September 9, 1999

To the Shareholders of UST Corp.:

  We will hold a Special Meeting of Shareholders of UST Corp., a Massachusetts corporation, on Thursday, September 9, 1999, at 2:00 p.m., local time, in the Auditorium located on the twelfth floor at 40 Court Street, Boston, Massachusetts, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 21, 1999, by and between UST, Citizens Financial Group, Inc., a Delaware corporation, and Citizens Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Citizens, and the merger contemplated by that agreement, pursuant to which, among other things, each outstanding share of common stock, par value $0.625 per share, of UST (other than certain shares owned by UST, Citizens or their respective subsidiaries, which will be canceled) will be converted, upon the effectiveness of the merger, into the right to receive $32.00 in cash.

    2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

  We have fixed the close of business on July 26, 1999 as the record date for determining shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

-------------------------------------------------------------------------------

   If UST shareholders approve the merger agreement at the special meeting and the merger occurs, any shareholder (1) who files with UST before the vote on the merger agreement written objection to the merger agreement stating that he or she intends to demand payment for his or her shares of UST common stock if the merger occurs and (2) whose shares of UST common stock are not voted in favor of the merger agreement, has the right to demand in writing from UST, within 20 days after UST mails a written notice that the merger has occurred, payment for his or her shares and an appraisal of the shares' value. UST and that shareholder will, in those cases, have the rights and duties and are required to follow the procedure set forth in sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, a copy of which is attached to the back of this Proxy Statement as Appendix D.

--------------------------------------------------------------------------------

                                         By Order of the Board of Directors


                                                        /s/ Eric R. Fischer
                                                    Eric R. Fischer
                                                      Clerk

Boston, Massachusetts
July 29, 1999

  The Board of Directors of UST recommends that you vote for approval of the merger agreement.

  The affirmative vote of at least two-thirds of the outstanding shares of common stock of UST entitled to vote on this matter is required to approve the merger agreement. Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
SUMMARY................................................................   1
THE SPECIAL MEETING....................................................   9
  General..............................................................   9
  Matters to be Considered.............................................   9
  Record Date..........................................................   9
  Quorum and Vote Required.............................................   9
  Voting of Proxies....................................................   9
  How to Revoke a Proxy................................................  10
  Solicitation of Proxies..............................................  11
  Shares Held by UST Officers and Directors and by Citizens............  11
  Recommendation of UST Board of Directors.............................  11
  Payment of Cash Consideration........................................  11
THE MERGER.............................................................  12
  General..............................................................  12
  Background of the Merger.............................................  12
  Recommendation of the UST Board of Directors and Reasons for the
   Merger..............................................................  16
  Opinion of UST's Financial Advisors..................................  17
  Interests of Certain Persons in the Merger...........................  21
  UST Option Agreement.................................................  24
  Regulatory Approvals Required for the Merger.........................  27
  Federal Income Tax Consequences to UST Shareholders..................  30
  Certain Consequences of the Merger...................................  30
THE MERGER AGREEMENT...................................................  31
  General..............................................................  31
  Merger Consideration.................................................  31
  Conversion of Stock..................................................  31
  Treatment of Options.................................................  31
  Exchange of Certificates.............................................  32
  Possible Payment of Interest.........................................  32
  Changing the Method of Effecting the Combination.....................  33
  Effective Time.......................................................  33
  Representations and Warranties.......................................  33
  The Royal Bank of Scotland Letter of Assurances......................  34
  Conduct of Business Pending the Merger and Other Agreements..........  35
  Employee Benefits and Plans..........................................  40
  Conditions to Consummation of the Merger.............................  41
  Termination of the Merger Agreement..................................  42
  Extension, Waiver and Amendment of the Merger Agreement..............  43
  Expenses.............................................................  43
  Survival of Certain Provisions of the Merger Agreement...............  44
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..............................  45
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT.........................  46
INFORMATION ABOUT UST..................................................  49
  General..............................................................  49
  Recent Developments..................................................  49
  Management and Additional Information................................  49

                                                                          Page
                                                                          ----
INFORMATION ABOUT UST....................................................  49
  General................................................................  49
  Recent Developments....................................................  49
  Management and Additional Information..................................  49
INFORMATION ABOUT CITIZENS AND CITIZENS ACQUISITION CORP.................  50
  General................................................................  50
  Recent Developments....................................................  50
  Citizens Acquisition Corp. ............................................  50
RIGHTS OF DISSENTING SHAREHOLDERS........................................  51
EXPERTS..................................................................  52
SHAREHOLDER PROPOSALS....................................................  52
OTHER MATTERS............................................................  52
INDEPENDENT PUBLIC ACCOUNTANTS...........................................  52
WHERE YOU CAN FIND MORE INFORMATION......................................  52
FORWARD-LOOKING STATEMENTS...............................................  54
Appendix A Agreement and Plan of Merger.................................. A-1
Appendix B UST Option Agreement.......................................... B-1
Appendix C Opinion of Fox-Pitt, Kelton, Inc. to the UST Board of
 Directors............................................................... C-1
Appendix D Dissenter Rights Provisions Under the MBCL.................... D-1

                                    SUMMARY

  This brief summary highlights selected information from the Proxy Statement. It does not contain all of the information that is important to you. You should carefully read the entire Proxy Statement and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information." Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 12)

  We've attached the merger agreement to this document as Appendix A. We encourage you to read the entire merger agreement. It is the legal document that governs the merger.

 General

  We propose that you approve the acquisition of UST by Citizens through a merger of a subsidiary of Citizens with UST. After this merger, UST will be a subsidiary of Citizens. It is anticipated that following the merger, UST will be consolidated into Citizens.

 Exchange Procedures (page 31)

  When we complete the merger, each of your shares of UST common stock will automatically be converted into the right to receive $32.00 in cash from Citizens.

  You must surrender your UST common stock certificates to receive the $32.00 per share from Citizens. This will not be necessary, however, until you receive written instructions shortly after the merger is completed. You should not send your UST common stock certificates to UST, Citizens or anyone else until you receive these instructions.

 You May Be Entitled to Receive Interest on the Cash Merger Consideration (page
32)

  In most circumstances, the payment of the $32.00 in cash from Citizens in exchange for your UST common stock will be without interest. However, we have agreed with Citizens that shareholders of UST may be entitled to receive interest on the $32.00 per share if the merger is delayed.

 We Have Received an Opinion of Our Financial Advisor that the Cash Merger Consideration is Fair to You (page 17)

  On June 20, 1999, Fox-Pitt, Kelton Inc. delivered an opinion to the UST board of directors to the effect that, as of that date, the cash merger consideration of $32.00 per share was fair, from a financial point of view, to the holders of UST common stock. That opinion has been updated and confirmed as of the date of this Proxy Statement. We have attached this updated opinion as Appendix C. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Fox-Pitt, Kelton in providing its opinion.

 Appraisal Rights (page 51)

  Massachusetts law permits holders of UST common stock to dissent from the merger and to have the fair value of their stock appraised by a court and paid to them in cash. To do this, the holders of these shares must follow required procedures, including filing notices with UST and, if they are entitled to vote, either abstaining or voting against the merger. If you hold shares of UST common stock and you dissent from the merger and follow the required procedures, your shares of UST common stock will not become converted into the right to receive $32.00 per share in cash from Citizens. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the applicable provisions of Massachusetts law related to dissenters' rights to the back of this Proxy Statement as Appendix D.

 Federal Income Tax Consequences (page 30)

  The merger will be a taxable transaction to you for federal income tax purposes. You will recognize gain or loss in the merger in an amount determined by the difference between the cash payment received ($32.00 per share) and your tax basis in the UST common stock you exchange for that cash payment. Your tax consequences will depend on your personal situation, however. Please consult with your own tax advisor to determine the particular tax consequences of the merger to you.

 Market Price Information (page 45)

  The common stock of UST is listed and traded on the Nasdaq National Market under the symbol "USTB." On June 18, 1999, the last trading day prior to our announcement of the merger, the closing sale price per share of UST common stock on Nasdaq was $24.25. On July 26, 1999, a recent trading day prior to the date of this Proxy Statement, the closing sale price of UST common stock on Nasdaq was $30.25.

 Conversion of UST Stock Options (page 31)

  Immediately prior to completing the merger, each stock option to buy UST common stock granted under UST's stock option plans that is outstanding and not yet exercised will be canceled and each holder of an unexercised stock option will be entitled to receive a cash payment in an amount equal to the number of shares subject to the stock option multiplied by the difference between the cash merger consideration and the exercise price of the stock option, less any required withholding taxes.

 The Companies (pages 49-50)

  UST Corp.
  40 Court Street
  Boston, Massachusetts 02108
  (617) 726-7000

  UST is a bank holding company registered under the Bank Holding Company Act and incorporated in Massachusetts. UST's principal subsidiary is USTrust, a Massachusetts commercial bank with its headquarters in Boston, Massachusetts. USTrust maintains 87 branches primarily located in Eastern Massachusetts. UST also owns United States Trust Company, which engages in the asset management and trust business. UST's banks and its other nonbank subsidiaries offer a wide range of financial services and products, including the following:

  .demand and interest bearing deposit accounts,

  .business, real estate, personal and installment loans,

  .property and casualty insurance products and services,

  .venture capital investment,

  .commercial finance lending, equipment financing, lease financing and asset based lending, and

  .fiduciary, investment management, investment advisory services and asset management accounts.

  At June 30, 1999, UST's consolidated total assets were approximately $6.0 billion, its total deposits were approximately $4.2 billion, and its consolidated total shareholders' equity was approximately $536 million.

  Citizens Financial Group, Inc.
  One Citizens Plaza
  Providence, Rhode Island 02903
  (401) 456-7800

  Citizens is a registered bank holding company headquartered in Rhode Island and organized under the laws of Delaware. Citizens offers a wide range of retail and commercial banking services, including residential and commercial mortgage lending and construction loans, commercial loan and leasing services, trust services to businesses and individuals, retail investment services and international banking services. Through its bank subsidiaries, which operate in Rhode Island, Massachusetts, Connecticut and New Hampshire, Citizens maintains over 275 branch offices. Citizens is a wholly-owned subsidiary of The Royal Bank of Scotland plc, a banking company organized under the laws of Scotland and one of the 100 largest banking organizations in the world.

  At June 30, 1999, Citizens' consolidated total assets were approximately $19.8 billion, its consolidated total deposits were approximately $14.4 billion and its consolidated total shareholders' equity was approximately $1.9 billion.

 The Special Meeting (page 9)

  The special meeting will be held on Thursday, September 9, 1999 at 2:00 p.m., local time, in the Auditorium at 40 Court Street, Boston, Massachusetts. At the special meeting, you will be asked to approve the merger agreement, and to act on any other matters that may be submitted to a vote at the special meeting.

 Record Date; Vote Required (page 9)

  You can vote at the special meeting if you owned UST common stock at the close of business on July 26, 1999. On that date, there were 42,757,566 shares of UST common stock outstanding and entitled to vote. You can cast one vote for each share of UST common stock you then owned. In order to adopt the merger agreement, the holders of two-thirds of UST's outstanding shares must vote in favor of doing so. Thus, a failure to vote or an abstention has the same effect as voting against the merger agreement.

  At the same time as the merger agreement was signed, at least 80% of the directors and each of the executive officers of UST each signed a stockholders agreement with Citizens. In these agreements, these individuals agreed, among other things, to vote their shares of UST common stock in favor of the merger agreement and the merger. These individuals owned approximately 9.7% of the outstanding shares of UST common stock as of July 23, 1999.

  You may vote your shares in person by attending the special meeting or by mailing us your proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the Clerk of UST, or by attending the special meeting and voting in person.

 Recommendation to UST Shareholders (page 16)

  The UST board of directors believes that the merger is fair to you and in your best interests, and recommends that you vote "FOR" the proposal to approve the merger agreement.

 Our Reasons for the Merger (page 16)

  The UST board of directors determined to recommend adoption of the merger agreement based on its consideration of a number of factors, including:

  . the uncertain business environment facing the New England and Massachusetts banking markets,

  . the strategic options available to the company as determined by the UST board of directors and management of UST, as assisted by the company's financial advisor,

  . the terms of the merger, including the amount of the consideration to be received by UST shareholders,

  . the substantial premium to market prices represented by the $32.00 per share to be received by UST shareholders,

  . the fact that, as the merger consideration would be paid to UST shareholders in cash, the economic benefits to be received by shareholders would not be subject to market fluctuation,

  .  the likelihood of approval of the merger by regulators, and

  . the UST board of directors belief that the merger would enable the combined company to better serve the convenience and needs of its customers, employees and communities.

 Anticipated Effective Date of the Merger (page 33)

  If the merger is approved by UST's shareholders and all the conditions to closing are satisfied or waived:

  . we will file articles of merger with the Commonwealth of Massachusetts which will specify the date and time at which the merger will become effective, and

  . we currently expect that the merger will become effective during the first calendar quarter of 2000.

 We May Not Complete the Merger Without Required Regulatory Approvals (page 27)

  We can't complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete the merger.

  In addition, the merger is subject to the approval of, or notice to, certain foreign, state and other regulatory authorities, including the Board of Bank Incorporation of the Commonwealth of Massachusetts.

  All of the required applications and notices to the Federal Reserve Board and these other regulatory authorities have been filed (or soon will be filed).

  As of the date of this Proxy Statement, these required approvals haven't been received. While we don't know of any reason why these necessary approvals would not be obtained in a timely manner, we can't be certain when or if they will be received.

 We May Not Complete the Merger Without Meeting Certain Conditions (page 41)

  The completion of the merger depends on a number of conditions being met, including approval of the merger agreement by UST shareholders and receipt of regulatory approvals.

  Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We can't be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

 The Parties May Terminate the Merger Agreement Without Completing the Merger (page 42)

  UST and Citizens can mutually decide at any time to terminate the merger agreement without completing the merger. Also, either of UST and Citizens can decide, without the consent of the other, to terminate the merger agreement if any of the following occurs:

  . the final denial of a required regulatory approval,

  .  the UST shareholders do not approve the merger,

  . the other party materially breaches a warranty, representation or covenant and does not cure the breach or the breach cannot be cured within 30 days of notice, or

  .  the merger is not completed by March 31, 2000.

  Citizens may also terminate the merger agreement if:

  . UST's board of directors fails to recommend, modifies its recommendation or withdraws its approval of the merger agreement, or

  . UST determines to commence negotiations with, or provide confidential information regarding UST to, a third party in connection with a possible merger or other similar transaction involving UST and that third party.

  Regardless of whether the merger is completed, generally, we will each pay our own fees and expenses except that, if the merger is not completed, in certain circumstances described in this Proxy Statement, Citizens has agreed to reimburse UST for those expenses which were incurred at Citizens' request prior to the date of termination in connection with preparing for the merger.

 Stock Option Agreement (page 24 and Appendix B)

  UST, as a condition of Citizens entering into the merger agreement, granted Citizens an option to purchase shares of UST common stock under limited circumstances. The option could discourage other companies from trying or proposing to combine with UST before we complete the merger. UST granted Citizens the option to increase the likelihood that the merger would be completed as UST and Citizens have proposed in the merger agreement.

  The maximum number of shares that can be purchased under the option is 19.9% of the outstanding shares of UST common stock. The purchase price under the option is $24.25 per share. In addition to the option to purchase common stock, under certain circumstances, UST may be obligated to repurchase the option and any shares purchased under the option. The value of the option to Citizens cannot exceed $77.4 million, however. Instead of requiring a repurchase, Citizens could surrender the option to UST and receive $56.3 million.

  Citizens cannot exercise the option or cause its repurchase or surrender unless certain specified events occur which would be ordinarily associated with a business combination or acquisition transaction and certain related activities involving UST and third parties such as a competing merger or the acquisition of a substantial amount of assets or stock of UST. UST doesn't know of any event that has occurred as of the date of this Proxy Statement that would permit Citizens to exercise or assert rights under this option.

 Officers and Directors Have Some Interests in the Merger that are Different from their Interests as Shareholders (page 21)

  Some of UST's directors and executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders of UST. These interests arise from provisions of the merger agreement and because of rights under benefit and compensation plans maintained by UST and also, in the case of the executive officers, under employment agreements with UST, and include the following:

  . the merger agreement contains indemnification arrangements for officers and directors of UST, and Citizens has agreed to provide directors' and officers' indemnification insurance for a six-year period following the merger,

  . the executive officers of UST have agreements with UST which provide for severance payments if their employment is terminated after the merger,

  . Citizens has agreed to permit UST to establish and fund trusts prior to the merger which will provide funding for benefits payable to executive and other officers of UST under supplemental executive benefit plans of UST,

  . a retention program is being developed by Citizens to help retain key UST personnel through the merger,

  . Citizens has agreed to permit UST to determine bonuses for 1999 performance which will generally be paid to UST employees sixty days after completing the merger--some of these employees will be executive officers of UST who will be paid the bonuses in 1999, and

  . at Citizens' request, Neal F. Finnegan, President and Chief Executive Officer of UST has agreed to become non-executive Chairman of Citizens Bank of Massachusetts, a bank subsidiary of Citizens, as well as a director of Citizens.

  The members of UST's board of directors knew about these additional interests, and considered them when they approved the merger agreement and the merger.

 Operations After the Merger (page 12)

  Prior to completing the merger, UST's principal bank subsidiary, USTrust and Citizens' Massachusetts bank subsidiary, Citizens Bank of Massachusetts, will enter into a separate merger agreement providing for the merger of USTrust with Citizens Bank of Massachusetts. This merger will be completed at nearly the same time as the merger of UST and Citizens. It is currently contemplated that UST's other bank, United States Trust Company, will continue to operate as a separate subsidiary of Citizens.

                                   UST CORP.
                          SELECTED FINANCIAL DATA(a)

  The following table sets forth certain selected condensed historical financial data of UST. The table is based on and should be read in conjunction with UST's historical financial statements and notes thereto incorporated by reference in this Proxy Statement. To learn how you may obtain these documents refer to "WHERE YOU CAN FIND MORE INFORMATION."

                              Three Months
                           Ended March 31,(b)                     Year Ended December 31,
                          ----------------------   ----------------------------------------------------------
                             1999        1998       1998(c)     1997(d)     1996(e)       1995        1994
                          ----------  ----------   ----------  ----------  ----------  ----------  ----------
                                            (In thousands, except per share amounts)
Earnings Data:
 Interest income........  $  107,808  $  106,908   $  428,645  $  408,735  $  355,412  $  330,650  $  286,061
 Interest expense.......      41,256      44,014      176,330     178,205     164,519     146,630     110,733
                          ----------  ----------   ----------  ----------  ----------  ----------  ----------
 Net interest income....      66,552      62,894      252,315     230,530     190,893     184,020     175,328
 Provision (credit) for
  possible loan losses..       1,200       1,101        2,239       3,100     (15,495)     15,920      28,024
                          ----------  ----------   ----------  ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  possible loan losses..      65,352      61,793      250,076     227,430     206,388     168,100     147,304
 Noninterest income.....      13,407      12,365       48,804      41,674      42,636      39,266      39,191
 Noninterest expense....      52,270      45,640      209,233     190,244     159,649     153,796     159,994
                          ----------  ----------   ----------  ----------  ----------  ----------  ----------
 Income before income
  taxes.................      26,489      28,518       89,647      78,860      89,375      53,570      26,501
 Income tax provision...       9,224       9,785       34,361      28,644      32,762      19,732      10,545
                          ----------  ----------   ----------  ----------  ----------  ----------  ----------
 Net income.............  $   17,265  $   18,733   $   55,286  $   50,216  $   56,613  $   33,838  $   15,956
                          ==========  ==========   ==========  ==========  ==========  ==========  ==========
Per Share Data:
 Basic earnings per
  share.................  $     0.40  $     0.45   $     1.30  $     1.20  $     1.38  $     0.82  $     0.39
 Diluted earnings per
  share.................  $     0.40  $     0.43   $     1.28  $     1.18  $     1.35  $     0.81  $     0.38
 Cash dividend declared
  per share.............  $     0.15  $     0.11   $     0.54  $     0.38  $     0.29  $     0.14  $     0.08
Weighted average basic
 shares outstanding.....      42,662      42,044       42,378      41,760      41,061      41,090      40,800
Weighted average diluted
 shares outstanding.....      43,244      43,170       43,290      42,708      41,861      41,973      41,532
Consolidated Average
 Balances(f):
 Total assets...........  $5,892,960  $5,448,640   $5,589,034  $5,272,992  $4,648,202  $4,220,373  $4,084,363
 Loans..................   4,319,520   3,943,569    4,090,568   3,718,167   3,066,626   2,892,980   2,728,017
 Deposits...............   4,152,422   4,077,298    4,124,563   3,937,504   3,345,541   3,207,240   3,180,604
 Funds borrowed(g)......   1,141,815     808,901      884,140     829,830     838,979     583,066     501,799
 Stockholders'
  investment............     536,683     499,414      517,127     451,348     416,648     376,697     351,052
Consolidated Ratios:
 Net income to average
  total assets..........        1.19%       1.39 %       0.99%       0.95%       1.22%       0.80%       0.39%
 Net income to average
  stockholders'
  investment............       13.05%      15.21 %      10.69%      11.13%      13.59%       8.98%       4.55%
 Average stockholders'
  investment to average
  total assets..........        9.11%       9.17 %       9.25%       8.56%       8.96%       8.93%       8.60%
 Net chargeoffs
  (recoveries) to
  average loans.........         0.2%       (0.1)%        0.1%        0.0%        0.0%        0.8%        1.0%
 Reserve for possible
  loan losses to period
  end loans.............         1.5%        1.8 %        1.5%        1.7%        1.8%        2.9%        3.2%
 Average earning assets
  to average total
  assets................       95.25%      95.17 %      95.05%      94.86%      95.24%      94.87%      93.55%
 Dividend payout
  ratio(h)..............       37.50%      25.58 %      42.19%      32.20%      21.48%      17.28%      21.05%

--------
(a) All applicable prior-period data has been restated to reflect certain acquisitions as poolings of interests. Refer to UST's Annual Report filed on Form 10-K for the year ended December 31, 1998 for a discussion of acquisitions.
(b) Interim unaudited financial data for the three months ended March 31, 1999 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.
(c) Includes $8.1 million for certain nondeductible merger-related expenses and a pre-tax charge of $11.5 million for restructuring costs.
(d) Includes $4.4 million for certain nondeductible merger-related expenses and a pre-tax charge of $11.8 million for restructuring costs.
(e) Includes a $6.8 million credit from the sale of a banking subsidiary, a credit of $18.6 million recorded through the provision for possible loan losses, a $5.9 million charge for expenses incurred in connection with the purchase of 20 banking branches, and a one-time charge of $5.0 million to reflect an assessment on certain deposits insured by the Savings Association Insurance Fund.
(f) Average balances include the effect of fair value adjustments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
(g) Includes federal funds purchased, repurchase agreements, short-term and other borrowings.
(h) The dividend payout ratio is determined by dividing cash dividends declared by diluted earnings per share.

                         CITIZEN FINANCIAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS

                                 March 31,                                September 30,
                          ------------------------  ---------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995          1994
                          -----------  -----------  -----------  -----------  -----------  -----------   ----------
BALANCE SHEET DATA:
Total assets............  $18,925,848  $16,764,104  $17,311,456  $16,220,667  $14,450,022  $10,174,667   $9,449,220
Securities and short-
 term holdings..........    6,985,633    5,781,037    6,017,793    5,011,858    4,545,245    2,993,508    2,789,501
Loans and leases:
 Mortgage:
 Consumer...............    2,288,741    2,953,249    2,586,131    3,379,406    3,200,204    2,805,418    2,652,122
 Commercial.............    2,016,269    1,836,362    1,954,710    1,899,198    1,503,207    1,222,318    1,182,783
 Commercial.............    2,348,582    1,652,251    2,032,741    1,550,638    1,239,129      623,085      514,007
 Consumer...............    3,011,106    2,651,933    2,779,654    2,553,240    2,197,757    1,298,398    1,294,456
 Other loans and
  leases................      481,835      205,403      342,989      170,871      146,243      114,456       85,120
Allowance for possible
 credit losses..........      178,705      200,472      181,236      192,308      163,891      158,324      145,927
Deposits................   14,114,683   13,519,156   13,757,245   13,366,852   11,563,446    8,664,893    8,119,589
Securities sold under
 agreements to
 repurchase and borrowed
 funds..................    2,430,917    1,260,802    1,334,706      931,822    1,288,643      354,234      366,431
Subordinated debt.......          --           --           --           --           --        40,000       40,000
Trust preferred
 securities.............      150,000      150,000      150,000      150,000          --           --           --
Stockholder's equity....    1,904,818    1,662,819    1,848,538    1,565,396    1,335,188      882,473      751,955
                             Six Months Ended
                                 March 31,                          Years Ended September 30,
                          ------------------------  ---------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995          1994
                          -----------  -----------  -----------  -----------  -----------  -----------   ----------
OPERATING DATA:
Net interest income.....  $   326,932  $   305,710  $   620,683  $   571,644  $   430,274  $   367,176   $  279,609
Provision for credit
 losses.................        5,901       12,771       22,698       22,464       (4,847)      21,601       21,094
Noninterest income......      111,176      103,267      256,640      214,064      142,480       93,052       95,510
Noninterest expense.....      260,000      245,124      499,083      457,458      363,905      299,370      273,977
Income before income
 taxes..................      172,207      151,082      355,542      305,786      213,696      139,257*      80,048*
Net income..............      114,759      100,478      244,238      184,602      128,168       79,816       52,730

OTHER DATA:
Return on average
 assets.................         1.27%        1.22%        1.46%        1.21%        1.07%        0.81%*      0.61%*
Return on average common
 equity.................        12.25        12.45        14.59        12.76        12.25        10.11*        8.36*
Cash return on average
 assets.................         1.57         1.53         1.76         1.52         1.35         1.05*        0.74*
Cash return on average
 common equity..........        21.65        24.76        27.00        26.58        27.33        27.53*       16.26*
Net interest margin.....         3.98         4.04         4.12         4.15         4.03         4.12         4.04
Allowance for possible
 credit losses as a % of
 total loans and
 leases.................         1.77         2.16         1.87         2.01         1.98         2.61         2.55
Allowance for possible
 credit losses as a % of
 nonperforming loans and
 leases.................       366.47       263.35       308.70       241.03       206.76       180.78       136.20
Nonperforming loans and
 leases as a % of total
 loans and leases.......         0.48         0.82         0.61         0.84         0.96         1.44         1.87
Nonperforming assets as
 a % of total assets....         0.29         0.50         0.36         0.54         0.62         1.00         1.28
Capital ratios (period
 end):
 Tangible equity to
  tangible assets.......         7.13         6.38         7.05         5.82         5.75         5.29         5.30
 Risk-based capital
  ratios:
 Tier 1.................        10.88        11.35        11.73        10.82         9.60         9.20         9.59
 Total..................        12.13        12.61        12.99        12.07        10.86        11.14        11.60
 Leverage ratio.........         7.91         7.38         8.06         7.02         5.95         5.58         5.60

--------
* excludes the effect of accounting changes

  Citizens Financial Group, Inc. is a wholly owned subsidiary of The Royal Bank of Scotland plc, therefore per share data is not applicable.

                              THE SPECIAL MEETING

General

  This Proxy Statement is first being mailed by UST to the holders of common stock, $0.625 par value per share, of UST on or about July 30, 1999, and is accompanied by the notice of the special meeting of UST shareholders and a form of proxy that is solicited by the Board of Directors of UST for use at the special meeting, to be held on Thursday, September 9, 1999, at 2:00 p.m., local time, in the Auditorium located on the twelfth floor at 40 Court Street, Boston, Massachusetts, and at any adjournments or postponements thereof.

Matters to be Considered

  The purpose of the special meeting is to approve the merger agreement and the transactions contemplated by that agreement, including the merger, and any other matters that may be properly submitted to a vote at the special meeting. Shareholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting. UST could use any adjournment or postponement for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the merger agreement.

Record Date

  In accordance with the provisions of the Massachusetts Business Corporation Law (the "MBCL") and the Bylaws of UST, the UST board of directors has fixed the close of business on July 26, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the special meeting. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 42,757,566 shares of UST common stock outstanding held by approximately 3,800 holders of record.

Quorum and Vote Required

  Generally, in order to conduct business at a shareholder meeting, a quorum must be present. A majority of the outstanding shares of UST common stock entitled to vote, whether present, in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Each share of UST common stock outstanding on the record date entitles its holder to one vote. Shares of UST common stock held by persons attending the special meeting but not voting, and shares of UST common stock for which UST has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of UST common stock in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers with respect to the matters to be considered and voted upon at the special meeting without specific instructions from those customers. Broker non-votes will be counted for purposes of determining whether a quorum exists, however.

  Under the MBCL and the UST Articles of Organization, adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of UST common stock entitled to vote at the special meeting.

Voting of Proxies

  Shares represented by proxy will be voted at the special meeting as specified in the proxy.

  Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for approval of the merger agreement.

  Abstentions. UST will count a properly executed proxy marked "ABSTAIN" for purposes of determining whether there is a quorum, but the shares represented by that proxy will not be voted at the special meeting.

Because the affirmative vote of two-thirds of the outstanding shares of UST common stock is required for approval of the merger agreement, if you mark your proxy "ABSTAIN" it will have the same effect as a vote against approval of the merger agreement.

  Broker Non-Votes. If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. In accordance with the rules of the Securities and Exchange Commission, your broker cannot vote your shares of UST common stock without specific instructions from you. Because the affirmative vote of two-thirds of the votes cast is required to approve the merger agreement, if you do not instruct your broker how to vote it will have the same effect as a vote against approval of the merger agreement.

  Other Matters. If you sign the proxy card, you grant authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the special meeting or any adjournment or postponements of the special meeting. UST's management does not presently know of any other matters to be brought before the special meeting. As to other matters that may properly come before the special meeting, unless otherwise provided in UST's Articles of Organization or Bylaws or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

  If a quorum is not present, or if fewer shares of UST common stock are voted in favor of approval of the merger agreement than the number required for approval, UST currently expects that the special meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting all proxies will be voted in the same manner as would have been voted at the original convening of the special meeting (except for any proxies which have effectively been revoked or withdrawn).

  How to Vote Shares Held Through Brokers. If you hold UST common stock in the name of a broker or other custodian and wish to vote those shares in person at the special meeting, you must obtain from the nominee holding the UST common stock in the nominees' name a properly executed "legal proxy" identifying you as a UST shareholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

  Any UST shareholder has the right to dissent from approval of the merger agreement and, subject to strict compliance with certain requirements and procedures set forth in Sections 85 to 98, inclusive, of the MBCL, to receive payment of the "fair value", as defined in the MBCL, of his or her shares of UST common stock. See "RIGHTS OF DISSENTING SHAREHOLDERS."

  Because approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of UST common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the UST board of directors urges shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

How to Revoke a Proxy

  The accompanying form of proxy is for your use at the special meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised by submitting to the Clerk of UST a written notice of revocation, a properly executed proxy having a later date or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of UST proxies should be addressed to UST Corp., 40 Court Street, Boston, Massachusetts 02108, Attention: Eric R. Fischer, Clerk. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxy.

Solicitation of Proxies

  UST will bear the entire cost of soliciting proxies from shareholders. In addition to the solicitation of proxies by mail, UST will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. UST will reimburse those record holders for their reasonable expenses in so doing. UST has also made arrangements with Morrow & Company to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay approximately $12,500 plus expenses for those services. If necessary, UST may also use its employees or those of its subsidiaries, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

Shares Held by UST Officers and Directors and by Citizens

  As of the record date, directors and executive officers of UST owned approximately 4,023,230 shares of UST common stock, entitling them to exercise approximately 9.7% of the voting power of the UST common stock entitled to vote at the special meeting. At least 80% of the directors and each of the executive officers of UST have each entered into a stockholders agreement with Citizens to vote all of their shares of UST common stock in favor of the proposal to approve the merger agreement.

  As of the record date, the banking, trust and investment management subsidiaries of UST, as fiduciaries, custodians or agents, held a total of 1,148,121 shares of UST common stock. These entities maintained sole or shared voting power with respect to 696,375 of these shares of UST common stock.

  As of the record date, none of the banking, trust and investment management subsidiaries of Citizens nor any directors or executive officers of Citizens owned any shares of UST common stock.

  Additional information with respect to beneficial ownership of UST common stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of UST common stock by directors and executive officers of UST may be found at "SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT."

Recommendation of UST Board of Directors

  The UST board of directors has approved the merger agreement and the transactions contemplated by that agreement. The UST board of directors believes that the merger agreement is in the best interests of UST and its shareholders and recommends that the UST shareholders vote "FOR" approval of the merger agreement. See "The MERGER--Recommendation of the UST Board of Directors and Reasons for the Merger."

Payment of Cash Merger Consideration

  The effective time of the merger is currently expected to occur in the first quarter of 2000, subject to approval of the merger agreement at the special meeting of UST shareholders and satisfaction or waiver of the terms and conditions of the merger agreement. See "THE MERGER AGREEMENT--Effective Time;" "--Conditions to Consummation of the Merger." Detailed instructions with respect to the surrender of UST common stock certificates, together with a letter of transmittal, will be forwarded to you by the exchange agent appointed by Citizens and UST, promptly following the effective time. You should not submit your certificates to the exchange agent until you receive these materials. The exchange agent will send payment of the $32.00 per share cash merger consideration to you as promptly as practicable following receipt by the exchange agent of your certificates and other required documents. In certain circumstances described in this Proxy Statement, you may be entitled to receive interest on the $32.00 per share if the merger is delayed. See "THE MERGER AGREEMENT--Possible Payment of Interest."

                                  THE MERGER

General

  The merger agreement provides for the acquisition of UST by Citizens, pursuant to the merger of Citizens Acquisition Corp., a wholly-owned subsidiary of Citizens, with and into UST. UST will be the surviving corporation of the merger and will be a wholly-owned subsidiary of Citizens. It is anticipated that, following the merger, UST will be consolidated into Citizens. At the effective time of the merger, with certain limited exceptions described below, each share of UST common stock issued and outstanding at the effective time will be converted into the right to receive $32.00 in cash, without interest, except in the limited circumstances described below.

  Prior to the effective time of the merger of UST and Citizens Acquisition Corp., UST's principal bank subsidiary, USTrust, and Citizens' Massachusetts bank subsidiary, Citizens Bank of Massachusetts, will enter into a separate merger agreement providing for the merger of these subsidiary banks. This bank-level merger will be completed at nearly the same time as the merger of UST and Citizens. United States Trust Company, UST's other bank subsidiary, will become a separate subsidiary of Citizens after the merger.

  This section of the Proxy Statement, as well as the section entitled "THE MERGER AGREEMENT," describes the material aspects of the merger. A copy of the merger agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. All shareholders are urged to read the merger agreement carefully in its entirety.

Background of the Merger

  Since early 1996, a major focus for UST has been the development and implementation of an "assembly strategy" of growth in which UST has sought, through a program of strategic acquisitions, to establish and strengthen its position generally in the Boston banking market and particularly in specific identified market areas within Eastern Massachusetts. As consolidation within the Massachusetts banking market intensified in the late 1990's, UST achieved rapid growth through acquisition reaching customers in many markets for the first time, while also increasing the value to UST's shareholders of their company's franchise.

  The implementation of UST's "assembly strategy" began in 1996, when UST purchased 20 branch offices located in the greater Boston area from The First National Bank of Boston and BayBank, N.A. Since that acquisition, UST has completed the acquisition of two Massachusetts bank holding companies, each with assets over $1 billion and each with two subsidiary banking institutions, and a Massachusetts savings bank with assets over $500 million. In only two years, UST has taken significant steps to implement its assembly strategy, increasing its branch network from twenty-eight branch offices primarily located in Boston, Massachusetts and nearby cities and towns to eighty-seven branches located throughout Eastern Massachusetts.

  UST also embarked on an ambitious program of expansion with respect to the nonbanking businesses in which it engaged. In October 1997, UST acquired Firestone Financial Corp., an equipment leasing company and in June 1999, UST acquired Brewer & Lord LLP, a Massachusetts insurance agency. Furthermore, UST also expanded the scope of its leasing and asset management businesses. Through its efforts, UST has built a $6.0 billion bank holding company engaged in a broad range of traditional and non-traditional financial services, which has grown to become a strong competitor in the Massachusetts banking markets in which it competes.

  It is against this backdrop that on March 11-12, 1999, the UST board of directors and senior management of UST met in Miami, Florida to review the strategic direction of UST at that time based on then current market trends, technological advancements and the continuing rapid consolidation within the banking industry and the trend toward cross industry expansion in the financial services industry generally. The UST board of directors and senior management of UST reviewed the potential strategic alternatives available to the company, including various strategies which might be carried out as a stand-alone entity, including pursuing growth of its banking franchise through acquisition or expansion of its portfolio of nonbanking businesses, and the possibility of strategic alliance with other financial institutions, including bank holding companies larger than UST. UST's financial advisor, Fox-Pitt, Kelton also participated in these discussions. Of particular concern to the UST board of directors was the fact that UST, as the fourth largest commercial bank in Boston, was competing with three significantly larger financial institutions, Fleet Financial Group, BankBoston Corporation and Citizens, each with a greater and more diversified geographical and customer base than UST. At these meetings, Mr. Finnegan discussed with the UST board of directors potential opportunities for continued growth by acquisition. Mr. Finnegan reported on conversations he had conducted with other Massachusetts bank holding companies and banking institutions ranging in asset sizes between $500 million and $1 billion regarding a possible combination with UST consistent with UST's assembly strategy. Mr. Finnegan noted that the price ranges requested by potential acquirees in these preliminary conversations were potentially dilutive and in excess of those levels senior management of UST considered appropriate. Mr. Finnegan also reported on the fact that, at UST's request, while serving as the company's financial advisor, Fox-Pitt, Kelton periodically contacted several of the larger banking organizations in the United States to determine their level of interest in expanding their operations in New England, including through a possible affiliation with a company with characteristics similar to those of UST.

  On March 14, 1999, two days after completion of the Florida meetings, Fleet and BankBoston publicly announced that they had agreed to merge. This merger, combining the two largest bank holding companies in New England, is expected to create an international and domestic superregional bank and financial services holding company, with offices in over twenty countries and with total assets in excess of $160 billion. As part of the merger, Fleet and BankBoston announced that in connection with obtaining regulatory approval of their merger, they would divest approximately $12.5 billion in deposits, the majority of which are located within Massachusetts. This divestiture, when completed, will represent the largest divestiture in U.S. banking history and, in Massachusetts, will represent substantially all of Fleet's extensive retail franchise. UST's participation in the proposed branch divestiture was added to the strategic options the UST board of directors was considering.

  Shortly after this time, Lawrence K. Fish, President and Chief Executive Officer of Citizens, contacted Mr. Finnegan (who he had known professionally for almost twenty years) to propose that the two chief executives meet to discuss a variety of topics of mutual interest. Messrs. Finnegan and Fish and their respective organizations were well-acquainted with each other prior to that time. Citizens had built a large, competitive and strongly-capitalized banking franchise in Eastern Massachusetts, a franchise which UST regarded as a direct competitor for modern and community-based banking products and services in Eastern Massachusetts. Through acquisition and expansion, Citizens had grown to $17 billion in assets and 275 branches, representing the third largest banking organization in New England.

  On April 7, 1999, Messrs. Finnegan and Fish met to discuss a possible combination of their two companies. This meeting was exploratory in nature and did not result in any agreement with respect to the terms of any business combination. Mr. Finnegan indicated to Mr. Fish that he would speak with members of his senior management team to better evaluate the prospects of a combination between UST and Citizens. After this meeting, Mr. Finnegan consulted with certain members of his executive management team regarding his meeting with Mr. Fish and determined to proceed with preliminary discussions with Mr. Fish regarding a possible transaction with Citizens.

  After the April 7th meeting, Mr. Finnegan contacted UST's financial advisor, Fox-Pitt, Kelton and informed them of the discussions he had with Mr. Fish to date. At Mr. Finnegan's request, Fox-Pitt, Kelton, together with UST's chief financial officer, performed limited financial analyses with respect to a possible transaction with Citizens.

  In early April 1999, in order to better evaluate the prospects of a possible sale of UST, as well as the other strategic options available to the company, on the advice of counsel, Mr. Finnegan requested that Fox-Pitt, Kelton conduct a preliminary survey of other banking organizations which Fox-Pitt, Kelton, in consultation with Mr. Finnegan, believed might have an interest in acquiring a bank holding company with characteristics similar to UST in size, lines of business, geographic scope and risk profile, in all cases without disclosing the identity of

UST. After reviewing the preliminary indications of interest resulting from this survey, Mr. Finnegan directed Fox-Pitt, Kelton to initiate contact with several of these banking organizations on UST's behalf to evaluate the potential level of interest of these organizations in a combination with UST. Based on the work performed by Fox-Pitt, Kelton, senior management of UST concluded that none of the alternative strategic options presented a superior opportunity or were likely to create better value for UST shareholders than pursuing further conversations with Citizens.

  On April 27, 1999, Messrs. Finnegan and Fish met again to discuss a possible combination of Citizens and UST. They also discussed comparable transactions, banking trends in Massachusetts and the pending branch divestiture in connection with the Fleet-BankBoston merger. In addition, Messrs. Finnegan and Fish discussed various ranges of possible prices at which the combination of Citizens and UST might be accomplished. Although no agreement on a particular range of prices was reached at this meeting, Messrs. Finnegan and Fish did agree that they would confer again after each had an opportunity to contemplate possible price ranges to effect the transaction.

  On May 4, 1999, Messrs. Finnegan and Fish met again to discuss the possible combination of the two companies. At this meeting, they discussed a variety of issues relating to a possible transaction, including issues relating to possible price ranges. Over the next week, at the request of the two chief executive officers, Goldman Sachs & Co., Citizens' financial advisor, and Fox-Pitt, Kelton met to discuss the possible transaction. No agreement with respect to the price range at which the combination might be accomplished was reached nor were additional conversations between the parties scheduled. At this time, UST turned its attention toward, and held discussions with its financial and legal advisors regarding, its possible participation in the Fleet-BankBoston branch divestiture. On May 6, 1999, Citizens announced that it had entered into an agreement with State Street Bank & Trust Company to acquire all of State Street's commercial lending business, including four branch offices, deposits and other assets.

  In late May 1999, Messrs. Finnegan and Fish renewed their discussions on a possible combination and these discussions intensified with a greater focus on the potential price ranges of the transaction. The parties also discussed that the consideration which might be paid to UST shareholders would be in cash and that no other forms of consideration were contemplated.

  On June 2, 1999, Mr. Finnegan discussed with the executive committee of the UST board of directors the status of the discussions that he had held to that point with Mr. Fish. Mr. Finnegan and Fox-Pitt, Kelton also reported on the work performed by Fox-Pitt, Kelton at Mr. Finnegan's request. The executive committee discussed the variety of strategic alternatives, including a combination with Citizens, other acquisition and combination possibilities and (the alternative of) remaining independent. Mr. Finnegan also discussed with the executive committee the current status of efforts to date with respect to UST's possible participation in the Fleet-BankBoston branch divestiture. At the conclusion of this meeting, the executive committee authorized Mr. Finnegan to continue discussions with Citizens.

  Following the June 2nd meeting of the executive committee, Messrs. Finnegan and Fish resumed discussions regarding the transaction. On June 7, 1999, Messrs. Finnegan and Fish discussed price ranges, whether the merger consideration would be fixed or would be subject to adjustment, the extent to which Citizens anticipated it might participate in the Fleet-BankBoston branch divestiture, the effect that participation might have on the ability of Citizens to obtain regulatory approval of a combination with UST in a timely manner, timing issues and a variety of other topics with respect to a possible transaction. During these discussions, it was agreed that Citizens would undertake to conduct a due diligence investigation of UST's operations as soon as possible. Messrs. Finnegan and Fish, together with additional members of their respective management teams, continued these conversations on June 8, 1999.

  On June 10, 1999, Citizens and UST entered into a confidentiality agreement with respect to the exchange of information in connection with their mutual consideration of a potential business combination. After executing the confidentiality agreement, UST provided Citizens and its financial and legal advisors with access to detailed information with respect to its banking and non-banking business operations. Citizens also provided UST and its financial and legal advisors with limited financial and other information regarding its operations.

  Simultaneously, Citizens' and UST's outside legal advisors began to draft and negotiate the documentation with respect to a possible business combination, including the merger agreement and the option agreement (which Citizens indicated it would require as a condition to its willingness to enter into a definitive merger agreement with UST). Negotiations with respect to the legal documentation took place during the ten-day period beginning on June 10, 1999. During this period, Citizens also began its due diligence review of UST and the parties agreed that, subject to the satisfactory completion of the due diligence review, they would proceed toward negotiating and entering into definitive agreements for a combination as soon as possible thereafter.

  On June 14, 1999, Messrs. Finnegan and Fish, together with William Schwartz, UST's Chairman, and Sir George Mathewson, Chief Executive of The Royal Bank of Scotland plc, parent company of Citizens, met in New York to discuss the transaction, including the status of price negotiations and other terms of the transaction. The parties also discussed the pending Fleet-BankBoston branch divestiture. At this meeting, Sir George Mathewson indicated that The Royal Bank of Scotland and Citizens had readily available financial resources to complete a possible transaction and, significantly, that The Royal Bank of Scotland was committed to making a possible transaction with UST one of its and Citizens' highest priorities. After this meeting, each of UST and Citizens determined to proceed with negotiations regarding the possible combination.

  On June 15, 1999, senior management of UST reviewed with the UST board of directors at a regularly-scheduled board of directors meeting the status of the discussions with Citizens and the issues related to a possible business combination. After considering these matters, the UST board of directors determined that senior management of UST should continue discussions with Citizens and permit Citizens to conduct further due diligence and, further to those discussions, complete the negotiation of the terms of definitive documentation.

  On June 16, 1999, Mr. Finnegan was informed by Mr. Fish that The Royal Bank of Scotland's board of directors had approved Citizens' combination with UST. On June 17, 1999, UST was informed that Citizens' board of directors had voted unanimously to approve the merger. Discussions and negotiations continued from June 15, 1999 through June 20, 1999 with respect to the transaction. Representatives of senior management of the two companies, together with UST's and Citizens' financial and legal advisors met frequently during this period to discuss the legal and financial terms of the transaction. Discussions regarding the transaction proceeded through the morning of June 20, 1999.

  On June 20, 1999, the UST board of directors held a special meeting at which senior management of UST reviewed its discussions and negotiations with Citizens regarding a business combination. Senior management and Fox-Pitt, Kelton presented detailed financial information with respect to the potential transaction to the UST board of directors, and Fox-Pitt, Kelton rendered its oral and written opinion that, as of that date, the cash merger consideration of $32.00 per share was fair, from a financial point of view, to UST shareholders. Also at this meeting, the UST board of directors reviewed with counsel to UST the terms of the merger agreement and the option agreement and the legal standards applicable to its decision to approve these agreements and the transactions contemplated by those agreements. After questions by and lengthy discussion among the members of the UST board of directors, and after consideration of the factors described under "--Recommendation of the UST Board of Directors and Reasons for the Merger," twenty of the twenty-one members of the UST board of directors who attended this meeting voted to approve the merger agreement and the transactions contemplated by that agreement, as well as the option agreement--the other member of the UST board of directors attending the meeting was unavailable at the time the vote was taken but subsequently indicated her approval of the merger agreement and the transactions contemplated by that agreement.

  Citizens and UST entered into the merger agreement and the option agreement on June 21, 1999.

Recommendation of the UST Board of Directors and Reasons for the Merger

  The UST board of directors believes that the merger is fair to, and in the best interests of, UST and its shareholders. Accordingly, the UST board of directors has approved the merger agreement and recommends that shareholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by that agreement, including the merger.

  In reaching its decision to approve the merger agreement and the transactions contemplated by that agreement, including the merger, the UST board of directors consulted with UST management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

  . The UST board of directors' familiarity with and review of Citizens' and its parent company, The Royal Bank of Scotland plc's business, operations, financial condition, earnings and prospects,

  . The UST board of directors' knowledge and analysis of the current banking industry environment, characterized by rapid consolidation, particularly in New England and Massachusetts, increased opportunities for cross-industry expansion, evolving trends in technology and increasing nationwide and regional competition,

  . The current and prospective environment in the Eastern Massachusetts banking market in which UST primarily operates, particularly in light of the announcement on March 14, 1999 that the two largest bank holding companies in Massachusetts, Fleet Financial Group and BankBoston Corporation had agreed to merge, and that, in connection with obtaining regulatory approval of that merger, Fleet and BankBoston propose to divest (based on public announcements) approximately $12.5 billion in deposits in New England, including $8 billion in deposits in Massachusetts, representing more than the aggregate total of deposits held by UST,

  . The review conducted by the UST board of directors of the strategic options available to UST and the assessment of the UST board of directors that none of these options presented superior opportunities, or were likely to create greater value for UST shareholders, than the prospects presented by the merger,

  . The financial terms of the merger, including the amount of the cash merger consideration and the fact that this consideration represented a substantial premium over recently prevailing market prices of UST common stock,

  . The fact that the merger consideration to be paid by Citizens would be paid in cash, which substantially eliminated the possibility that the economic benefits to be received by UST shareholders would be subject to market fluctuation,

  . The opinion of Fox-Pitt, Kelton to the UST board of directors that the cash merger consideration of $32.00 per share was fair, from a financial point of view, to the holders of the common stock of UST,

  . The business, operations, financial condition, earnings and prospects of each of UST and Citizens, including the fact that Citizens Bank of Massachusetts, the Massachusetts bank subsidiary of Citizens, had received an "Outstanding" Community Reinvestment Act rating at its most recent examination,

  . The UST board of directors' belief that the merger represents an opportunity to leverage UST's infrastructure, products, and lines of business over a larger consumer, business and corporate customer base through Citizens' larger and more diverse network,

  . The terms of the merger agreement and the option agreement as negotiated, including the possibility that the merger agreement and the option agreement might discourage other parties that might have an interest in a business combination with UST,

  . The UST board of directors' assessment that UST would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a substantially larger banking company, such as Citizens,

  . The UST board of directors' belief that, while no assurances could be given, the level of execution risk in connection with the merger was relatively low and that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable timeframe,

  . The likelihood of the merger being approved by the appropriate regulatory authorities, and

  . The further effect of the merger on UST's constituencies other than its shareholders, including the customers and communities served by UST and its employees, including management.

  The foregoing discussion of the information and factors considered by the UST board of directors is not intended to be exhaustive but includes all material factors, both positive and negative, considered by the UST board of directors. In reaching its determination to approve and recommend the merger, the UST board of directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. However, in the opinion of the UST board of directors, the positive factors outweighed the negative factors. Of the twenty-three total members of the UST board of directors, twenty-one directors attended the June 20, 1999 board meeting. Of the twenty-one directors who attended the meeting, twenty directors voted in favor of the merger agreement and the transactions contemplated by that agreement--the other member of the UST board of directors attending the meeting was unavailable at the time the vote was taken but subsequently indicated her approval of the merger agreement and the transactions contemplated by that agreement.

Opinion of Financial Advisor

  Fox-Pitt, Kelton has acted as financial advisor to UST in connection with the acquisition of UST by Citizens pursuant to the merger agreement. The merger agreement provides for, among other things, the merger of a Massachusetts corporation to be incorporated as a wholly owned subsidiary of Citizens with and into UST.

  In connection with this engagement, at the June 20, 1999 meeting of the UST board of directors, Fox-Pitt, Kelton delivered its oral opinion to the UST board of directors (subsequently confirmed in writing), to the effect that, based upon and subject to the various considerations set forth in that opinion, as of June 20, 1999, the consideration of $32.00 per share for each share of UST common stock was fair, from a financial point of view, to the UST shareholders. The merger agreement provides that under certain circumstances, the UST shareholders are entitled to receive additional consideration above the $32.00 per share. See "THE MERGER AGREEMENT--Possible Payment of Interest." Fox-Pitt, Kelton confirmed its opinion in writing as of the date of this Proxy Statement. In rendering its opinions, Fox-Pitt, Kelton gave no consideration to the amount of any additional cash consideration provided for in the merger agreement or the certainty of its receipt by the UST shareholders. No limitations were imposed by the UST board of directors upon Fox-Pitt, Kelton with respect to investigations made or the procedures followed by Fox-Pitt, Kelton in rendering its opinions.

  The full text of the written opinion of Fox-Pitt, Kelton dated the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limits on the review taken, is attached as Appendix C to this Proxy Statement. UST shareholders are urged to read this opinion carefully and in its entirety. Fox-Pitt, Kelton's opinion is directed only to the fairness of the cash merger consideration of $32.00 per share to the UST shareholders from a financial point of view, has been provided to the UST board of directors in connection with its evaluation of the merger and does not constitute a recommendation to any UST shareholder as to how such shareholder should vote. The summary of the opinion of Fox-Pitt, Kelton set forth in this Proxy Statement is qualified in its entirety by reference to the full text of that opinion.

  In arriving at its opinions, Fox-Pitt, Kelton, among other things:

  (i) reviewed and analyzed certain publicly available financial statements for UST, Citizens and Royal Bank;

  (ii) analyzed certain internal financial statements, including financial projections and other financial and operating data prepared by the management of UST;

  (iii) discussed the past, present and future operations, financial condition and prospects of UST with the management of UST;

  (iv) reviewed the stock price performance and trading activity of UST Common Stock;

  (v) compared the financial performance and condition of UST with that of certain other comparable publicly traded companies;

  (vi) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the merger;

  (vii) reviewed and discussed with the management of UST and Citizens the strategic objectives of the merger and certain other benefits of the merger;

  (viii) reviewed the merger agreement and the option agreement; and

  (ix) performed such other analyses as Fox-Pitt, Kelton deemed appropriate.

  In rendering its opinions, Fox-Pitt, Kelton assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by Fox-Pitt, Kelton for the purposes of providing its opinion, and did not assume any responsibility for independent verification of that information. Fox-Pitt, Kelton did not assume any responsibility for independent valuation or appraisal of the assets and liabilities of UST nor was it furnished with any valuation or appraisal. Fox-Pitt, Kelton did not assume any responsibility for reviewing loan files or visiting branch locations. With respect to financial projections, Fox-Pitt, Kelton assumed that they were reasonably prepared by the management of UST on bases reflecting the best currently available estimates and judgments of the future financial performance of UST. Fox-Pitt, Kelton expresses no view as to the validity of those projections or the assumptions on which they were based. Fox-Pitt, Kelton assumed that the merger described in the merger agreement will be consummated on the terms set forth in the merger agreement without material waiver or modification. Fox-Pitt, Kelton's opinion dated June 20, 1999 and its opinion dated the date of this Proxy Statement are based upon economic, market and other conditions as they existed and could be evaluated on June 19, 1999 and July 27, 1999, respectively.

  The forecasts or projections furnished to Fox-Pitt, Kelton for UST were prepared by UST. As a matter of policy, UST does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Fox-Pitt, Kelton in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to the integration of UST and Citizens and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

  The following is a summary of the material analyses presented by Fox-Pitt, Kelton to the UST board of directors at its meeting held on June 20, 1999 in connection with the delivery of Fox-Pitt, Kelton's opinion to the UST board of directors.

  Comparable Public Company Analysis. Fox-Pitt, Kelton reviewed and compared certain financial, operating and stock market performance data of UST with certain publicly available financial, operating and stock market performance data of the eighteen publicly traded bank and bank holding companies which comprise the Standard & Poors Small Cap Regional Bank Index Group (the "Peer Group"). Fox-Pitt, Kelton analyzed the relative performance and value of UST by comparing certain publicly available financial data of UST with that of the Peer Group, including, among other things, ratios of loans to deposits and equity to assets, each as of March 31, 1999, and multiples of market price to estimated earnings per share as of the twelve months ended December 31, 1999 and 2000 and market price to book value as of March 31, 1999. All stock prices were as of the close of market on June 18, 1999.

  This analysis yielded medians for the Peer Group and ratios and multiples for UST, respectively, including, but not limited to, the following:

  (i) loans to deposits ratios of 78.66% and 103.29%;

  (ii) equity to assets ratios of 7.72% and 9.02%;

  (iii) market price to estimated earnings per share multiples for the twelve months ended December 31, 1999 of 14.96x and 13.55x;

  (iv) market price to estimated earnings per share multiples for the twelve months ended December 31, 2000 of 13.55x and 12.44x; and

  (v)   market price to book value multiples of 242.74% and 194.00%.

  Comparable Transaction Analysis. Fox-Pitt, Kelton reviewed the consideration paid or proposed to be paid in other merger and acquisition transactions with announced values ranging from $500 million to $2.5 billion announced since January 1, 1998 involving banks and bank holding companies (the "Comparable Transactions"). In reviewing the Comparable Transactions, Fox-Pitt, Kelton examined the ratios or multiples of the purchase price relative to earnings for the previous twelve months, estimated earnings for the twelve months ended December 31, 1999 and estimated earnings for the twelve months ended December 31, 2000, price to book value, price to tangible book value, the premium over tangible book value to core deposits and the premium over the closing price per share of the common stock on the fifth trading day immediately preceding the transaction's announcement for the target company in each such transaction. For purposes of its analysis, Fox-Pitt, Kelton segmented the Comparable Transactions into those announced (a) between January 1, 1998 and August 31, 1998 (valued on the basis of the closing price per share on the announcement date of each such transaction), and (b) between September 1, 1998 and June 18, 1999 (valued on the basis of the closing price per share on June 18, 1999).

  This analysis yielded the following comparison of the medians for the Comparable Transactions, for the period (a) between January 1, 1998 and August 31, 1998, and (b) from September 1, 1998 to June 18, 1999, and the merger, respectively:

                          Transactions between Transactions between
                           January 1, 1998 to  September 1, 1998 to
                            August 31, 1998       June 18, 1999     Merger
                          -------------------- -------------------- ------
Price to earnings
 multiples for the
 previous twelve months..              25.4x           26.3x         25.6x
Price to estimated
 earnings multiples for
 the twelve months ended
 December 31, 1999.......              20.8x           18.5x         17.9x
Price to estimated
 earnings multiples for
 the twelve months ended
 December 31, 2000.......    Not Meaningful            16.9x         16.3x
Price to book value
 ratios..................               299%            255%          256%
Price to tangible book
 value ratios............               340%            316%          283%
Premium over tangible
 book value to core
 deposits................              32.8%           29.9%         23.3%
Premium over the closing
 price per share of the
 common stock on the
 fifth trading day
 immediately preceding
 the transaction's
 announcement............               118%            112%          132%(/1/)

--------
(1) On the basis of the closing price per share of $24.25 for the UST Common Stock on June 18, 1999.

  Review of Takeover Premiums. Fox-Pitt, Kelton reviewed the premiums paid in selected bank and bank holding company takeover transactions with values ranging from $500 million to $2.5 billion announced since January 1, 1998, including, but not limited to, the Comparable Transactions involving publicly traded target companies. For purposes of its analysis, Fox-Pitt, Kelton segmented such transactions into those announced (a) between January 1, 1998 and August 31, 1998, and (b) between September 1, 1998 and June 18, 1999. The takeover premiums were calculated by dividing the deal value per share by the closing price per share of the target company's common stock on the fifth trading day immediately preceding the announcement of the applicable transaction. Fox-Pitt, Kelton defined deal value per share as (i) the closing price per share of the acquiring company's common stock on the first trading day immediately preceding the announcement multiplied by the stated exchange ratio (the "Announced Deal Value per Share"), or (ii) the closing price per share of the acquiring company's common stock on June 18, 1999 multiplied by the stated exchange ratio (the "Adjusted Deal Value per Share").

  The median premium for the selected takeover transactions reviewed was: 118% (on the basis of the Announced Deal Value per Share) for those transactions announced between January 1, 1998 and August 31, 1998, 112% (on the basis of the Adjusted Deal Value per Share) and 128% (on the basis of the Announced Deal Value per Share) for those transactions announced between September 1, 1998 and June 18, 1999. The Fixed Consideration represents a premium of 136% over the closing price per share of $23.50 for the UST Common Stock on June 13, 1999, five trading days prior to the announcement of the merger.

  Fox-Pitt, Kelton additionally reviewed the premiums paid in all bank and bank holding company takeover transactions involving publicly traded target companies announced since January 1, 1998, regardless of size. For purposes of its analysis, Fox-Pitt, Kelton segmented such transactions:

  (i) into those announced (a) between January 1, 1998 and August 31, 1998, and (b) between September 1, 1998 and June 18, 1999;

  (ii)  on the basis of the value of the transaction; and

  (iii) on the basis of the form of consideration paid or proposed to be paid.

  The median premium for the takeover transactions reviewed was

  (i) (a) 118% (on the basis of the Announced Deal Value per Share) for those transactions announced between January 1, 1998 and August 31, 1998 and (b) 115% (on the basis of the Adjusted Deal Value per Share) and 131% (on the basis of the Announced Deal Value per Share) for those transactions announced between September 1, 1998 and June 18, 1999;

  (ii) 129% for those transactions valued at less than $250 million, 130% for those transactions valued from $250 million to $500 million and 122% for those transactions valued at greater than $500 million; and

  (iii) 117% for those transactions in which the consideration consisted of cash or cash and stock and 129% for those transactions in which the consideration consisted solely of stock.

  Stock Trading History. Fox-Pitt, Kelton reviewed the stock price performance and trading volume of the UST Common Stock during the period from June 14, 1985 to June 18, 1999 on a weekly basis and from January 2, 1998 to June 18, 1999 on a daily basis. Fox-Pitt, Kelton compared the stock price performance and trading volume of the UST Common Stock to the Standard & Poors Small Cap Regional Bank Index from January 2, 1998 to June 18, 1999 on a daily basis.

  Dividend Discount Analysis. Fox-Pitt, Kelton performed a dividend discount analysis to determine a range of present values per share of UST Common Stock assuming UST continued to operate as a stand-alone entity. The range was determined by adding (i) the present value of the estimated future dividend stream that UST could generate between December 31, 1999 and December 31, 2003, and (ii) the present value of the terminal value of UST on December 31, 2003. To determine a projected dividend stream, Fox-Pitt, Kelton assumed (i) an increase in assets of 8.5% each year from 1999 through 2003, (ii) an increase in net income of 39.28% in 1999 and 10.00% each year from 2000 through 2003, and (iii) a dividend payout ratio of 36.5% each year from 1999 through 2003.

  The terminal values were based upon a range of price to earnings multiples (13.0x to 17.0x) and price to book value multiples (1.60x to 2.20x). These were consistent with the range of price to earnings and price to book value multiples at which similarly sized banking institutions located in the United States were trading as of June 18, 1999. The present values of the projected dividend streams and the terminal values were calculated using discount rates ranging from 12% to 16%. Applying the foregoing multiples, discount rates and assumptions, Fox-Pitt, Kelton determined that the fully diluted value of the UST Common Stock ranged from $748 million to $1,217 million or $17.28 to $28.11 per share.

  In arriving at its opinions, Fox-Pitt, Kelton performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Fox-Pitt, Kelton or of Fox-Pitt, Kelton's presentation to the UST board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Fox-Pitt, Kelton did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Fox-Pitt, Kelton believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses set forth in its opinion. With regard to the Comparable Public Company Analysis and the Comparable Transactions Analysis summarized above, Fox-Pitt, Kelton selected comparable public companies and transactions on the basis of various factors; however, no public company or transaction utilized as a comparison is identical to UST, Citizens or the merger. Accordingly, an analysis of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Peer Group and other factors that could affect the acquisition or public trading value of the Peer Group and Comparable Transactions to which UST, Citizens and the merger are being compared.

  Fox-Pitt, Kelton's opinions do not address UST's underlying business decision to effect the merger. In performing its analyses, Fox-Pitt, Kelton made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of UST and Citizens. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. See "FORWARD-LOOKING STATEMENTS."

  Fox-Pitt, Kelton is an internationally recognized investment banking firm and was selected by UST based on Fox-Pitt, Kelton's experience and expertise. Fox-Pitt, Kelton regularly engages in the evaluation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of its business, Fox-Pitt, Kelton may effect transactions, for its own account or for the account of customers, and hold at any time a long or a short position in securities of UST.

  Pursuant to a letter agreement, dated June 15, 1999, between UST and Fox-Pitt, Kelton, Fox-Pitt, Kelton confirmed the terms upon which it had acted and would continue to act as financial advisor to UST in connection with the merger. UST paid Fox-Pitt, Kelton $1,600,000 upon the execution of the merger agreement. UST has agreed to pay Fox-Pitt, Kelton $800,000 upon the filing with the Securities and Exchange Commission of definitive proxy materials by UST in connection with the merger. UST has also agreed to pay Fox-Pitt, Kelton $7,750,000 upon the consummation of the merger. The $1,600,000 paid upon execution of the merger agreement and the $800,000 due upon filing of the definitive proxy materials are fully creditable against the fee of $7,750,000 due upon consummation of the merger. UST has agreed to reimburse Fox-Pitt, Kelton for its reasonable out-of-pocket expenses, including travel, printing and production, outside legal fees and related charges, and to indemnify Fox-Pitt, Kelton and related persons against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of Fox-Pitt, Kelton's engagement.

Interests of Certain Persons in the Merger

  Directors and executive officers of UST have certain interests in the merger that are different from and in addition to their interests as UST shareholders. The UST board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

  Boards of Directors and Officers of Citizens and Citizens Bank of Massachusetts. Except as described in the next paragraph, the members of the Citizens and Citizens Bank of Massachusetts boards of directors and the executive officers of Citizens and Citizens Bank of Massachusetts prior to the effective time of the merger and the bank-level merger will continue to be the members of the Citizens and Citizens Bank of Massachusetts boards of directors and executive officers of Citizens and Citizens Bank of Massachusetts at the effective time of the merger and the bank-level merger.

  Upon the completion of the merger, at the request of Citizens, Neal F. Finnegan, President and Chief Executive Officer of UST, will be appointed as a member of the Citizens board of directors and as non-executive Chairman of Citizens Bank of Massachusetts. At the time of the mailing of this Proxy Statement, the fees to be paid to Mr. Finnegan in connection with his duties as a director of Citizens and as Chairman of Citizens Bank of Massachusetts had not yet been determined.

  Employment Agreements. UST has previously entered into employment agreements with its chief executive officer and its four other most highly compensated executive officers--Neal F. Finnegan, President and Chief Executive Officer, Timothy J. Hansberry, Vice Chairman and Chief Operating Officer, James K. Hunt, Executive Vice President, Chief Financial Officer and Treasurer, Robert T. McAlear, Executive Vice President/Consumer Lending and Acquisition Integration and Kathie S. Stevens, Executive Vice President/Commercial Lending and Controlled Loans, which provide for the payment of benefits after a termination of employment following a change in control of UST. Under the terms of their respective employment agreements, in the event of a termination of employment following a change in control of UST, Messrs. Finnegan and Hansberry will be entitled to an amount equal to: (a) thirty-six months base salary, (b) three times their respective short term incentive compensation for the full calendar year immediately preceding the termination, (c) up to thirty-six months continuation of healthcare benefits, or the cash equivalent of those benefits and (d) the lapse of restrictions on all existing restricted common stock and the acceleration of exercisability of all shares subject to stock options previously granted. The total amounts payable to Messrs. Finnegan and Hansberry resulting from a change-in-control will be limited to the maximum amount that is deductible by UST under Section 280G of the Internal Revenue Code of 1986, as amended.

  Under the terms of their respective employment agreements, in the event that following a change in control of UST, the successor entity terminates the employment of Messrs. Hunt, McAlear and Ms. Stevens other than "for cause" (as defined in their respective employment agreements) or Messrs. Hunt, McAlear and Ms. Stevens resign for "good reason" (as defined in their respective employment agreements), each of Messrs. Hunt, McAlear and Ms. Stevens will be entitled to a severance payment equal to two times the sum of (a) his or her then current annual base salary for the then most recent year plus (b) the bonus which the executive officer earned for performance during the previous calendar year. Each of Messrs. Hunt, McAlear and Ms. Stevens would also be entitled to up to twenty-four months continuation of healthcare benefits or the cash equivalent of those benefits and all restrictions on all existing restricted common stock would lapse and the exercisability of all shares subject to stock options previously granted would accelerate. The total amounts payable to Messrs. Hunt, McAlear and Ms. Stevens resulting from a change-in-control will be limited to the maximum amount that is deductible by UST under Section 280G of the Internal Revenue Code of 1986, as amended.

  UST and six other officers of UST (three of whom are executive officers) have also entered into employment agreements which provide for the payment of severance benefits upon termination of the officers' employment after a change in control of UST. The severance benefits to which these officers would be entitled upon a termination of their employment after a change in control of UST are determined in the same manner as under the employment agreements with Messrs. Hunt, McAlear and Ms. Stevens. The total amounts payable to these other officers resulting from a change-in-control will be limited to the maximum amount that is deductible by UST under Section 280G of the Internal Revenue Code of 1986, as amended.

  The merger will constitute a change in control under each of the foregoing agreements. Based on certain assumptions described below, the aggregate amounts which would be payable to Messrs. Finnegan, Hansberry,

Hunt, McAlear and Ms. Stevens and the three other executive officers referred to above would be approximately $8.7 million. This amount is calculated on the assumptions that the employment of these executives with UST is terminated immediately after the effective time and in circumstances entitling them to the maximum benefits under their agreements.

  Supplemental Executive Plans. Under the merger agreement, Citizens has agreed to permit UST to create and fund trusts prior to the effective time, the purpose of which will be to fund all benefits payable to officers of UST after the effective time under UST's Supplemental Executive Plan and Senior Officer Severance Plan. The aggregate amount to be contributed to these trusts prior to the effective time is anticipated to be approximately $6.3 million. Each of Messrs. Finnegan, Hansberry, Hunt, McAlear and Ms. Stevens is a participant in one or more of these plans.

  1999 Bonuses. UST and Citizens have agreed in the merger agreement that prior to the closing date, UST may, in consultation with Citizens, determine bonuses to be paid to employees of UST, including Messrs. Finnegan, Hansberry, Hunt, McAlear and Ms. Stevens and UST's other executive officers, for the 1999 fiscal year. These bonuses are to be determined in the ordinary course of business and consistent with UST's Annual Incentive Plan for Senior Officers and the 1998 Officer and Non-Officer Bonus Programs, although UST has agreed that in no event will the total amount of these bonuses exceed 110% of the total bonuses paid by UST to its employees for the 1998 fiscal year. Although these 1999 bonuses will generally be payable to employees of UST at the earlier of (a) the termination of their employment with Citizens, or (b) 60 days after the effective time, UST and Citizens have agreed that the 1999 bonuses for Mr. Hansberry and Ms. Stevens and three other executive officers will be paid in 1999 to ensure that these executive officers will be entitled to receive the maximum amounts which may be payable under their respective employment agreements in the event that their employment with UST is terminated after the effective time.

  Retention Bonus Program. The merger agreement provides that, in consultation with UST, Citizens will develop a retention bonus program for employees of UST which is intended to help retain key employees through the effective time. The details of this program have not yet been developed. In the event that the merger is not completed, Citizens has agreed to reimburse UST for the costs of any retention bonuses paid by UST prior to the effective time of the merger pursuant to this program. Under certain circumstances, however, UST may not be entitled to this reimbursement. See "THE MERGER AGREEMENT--Conduct of Business Pending the Merger and Other Agreements."

  Stock Options and Other Stock Based Awards. The merger agreement provides that UST will give written notice to all holders of outstanding and unexercised stock options to acquire shares of UST common stock that the options held by these holders are immediately exercisable and that any outstanding and unexercised stock options immediately prior to the effective time will be cancelled and the holder of the cancelled option will receive from UST a cash payment equal to the product of (a) the excess of the cash merger consideration over the exercise price per share of UST common stock subject to the stock option multiplied by (b) the number of shares of UST common stock subject to the stock option, less any income or employment tax withholding required under the Internal Revenue Code or any provision of state or local tax law.

  Furthermore, at the effective time, all restrictions will lapse with respect to previously granted restricted common stock held by UST officers and employees. As stated above, all previously granted stock options to acquire shares of UST common stock will also become exercisable. In each case, this includes shares of restricted stock and stock options held by Messrs. Finnegan, Hansberry, Hunt, McAlear and Ms. Stevens as follows:

  . Mr. Finnegan--6,667 restricted shares and 0 shares subject to options; . Mr. Hansberry--10,000 restricted shares and 20,000 shares subject to options;
  . Mr. Hunt--6,500 restricted shares and 20,000 shares subject to options; . Mr. McAlear--1,000 restricted shares and 7,000 shares subject to options; and
  . Ms. Stevens--1,000 restricted shares and 7,000 shares subject to options.

  Directors' Plan. Pursuant to the terms of UST's Deferred Compensation Plan for Directors, upon a director's cessation of service from the UST board of directors, previously earned but deferred directors' fees become immediately distributable in accordance with each director's prior deferral election.

  United States Trust Company Employment Agreements. United States Trust Company, the bank subsidiary of UST which engages in the asset management and trust businesses, has entered into employment agreements with five of its "employee principals", including Domenic Colasacco, Chairman and President of United States Trust Company. Under the terms of these agreements, in the event that a change in control of UST or United States Trust Company occurs during the term of these agreements, a new, approximately three-year term is triggered and Mr. Colasacco and the other four employee principals of United States Trust Company are entitled to receive in exchange for an extension of their employment periods and a related noncompetition agreement, the portion allocated to them of a formula payment, as defined in their respective employment agreements, based upon United States Trust Company's asset management division's gross revenues during the four consecutive calendar quarters preceding the change in control. The merger represents a change in control under these agreements. Assuming that these agreements are triggered by the merger and the employee principals are entitled to the maximum benefits provided under these agreements, the current aggregate amounts which would be payable to these five individuals would be approximately $13.8 million.

  Indemnification; Directors and Officers Insurance. The merger agreement provides that, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of UST or any of its subsidiaries or any of its or their predecessors is, or is threatened to be, made a party based in whole or in part on, or pertaining to, the fact that the person was a director, officer or employee of UST or any of its subsidiaries or any of its or their predecessors, or the merger agreement, the option agreement or the transactions contemplated by those agreements, Citizens will, subject to the conditions set forth in the merger agreement, indemnify that person to the fullest extent permitted by law against any liability or expense incurred in connection with any of these claims or proceedings. The merger agreement further provides that Citizens will cause the persons serving as officers and directors of UST immediately prior to the merger to be covered for a period of at least six years following the effective time by UST's directors' and officers' liability insurance policy, or any equivalent substitute for that policy.

UST Option Agreement

  General. Immediately after the execution of the merger agreement, UST executed and delivered a stock option agreement, dated June 21, 1999 (the "option agreement"), pursuant to which UST granted to Citizens an option to purchase UST common stock under the conditions set forth below. UST approved and entered into the option agreement because Citizens conditioned its entering into the merger agreement on UST doing so.

  The option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who might now or at any other time prior to the effective time may be interested in acquiring all of or a significant interest in UST from considering or proposing an acquisition, even if those persons were prepared to offer to pay consideration to UST shareholders in excess of that proposed to be paid by Citizens pursuant to the merger agreement.

  The UST option agreement provides for the purchase by Citizens of up to 8,541,333 shares (the "option shares") of UST common stock, subject to certain anti-dilutive adjustments, at an exercise price of $24.25 per share, payable in cash. The option shares will in no event exceed 19.9% of the UST common stock issued and outstanding without giving effect to the issuance of any UST common stock subject to the option.

  Exercise. The option will become exercisable, in whole or in part, and subject to regulatory approval, but only if both an initial triggering event and a subsequent triggering event occur prior to an exercise termination event. For purposes of the option agreement:

    (1) an "initial triggering event" will occur if one of the following events occurs:

      (a) UST enters into an agreement to engage in, or the UST board of directors recommends that shareholders of UST approve or accept, an acquisition transaction,

      (b) UST, without Citizens' prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an acquisition transaction, or the UST board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to Citizens, its recommendation that its shareholders approve the merger agreement,

      (c) the UST shareholders fail to vote in favor of the merger agreement at the special meeting or the special meeting is not held or is cancelled, in each case, after any third party has made a public announcement, or written communication that becomes the subject of public disclosure, to engage in an acquisition transaction,

      (d) a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of UST common stock,

      (e) a third party makes a bona fide proposal to UST or its shareholders by public announcement, or written communication that becomes the subject of public disclosure, to engage in an acquisition transaction,

      (f) UST breaches any covenant or obligation in the merger agreement after an overture is made by a third party to engage in an acquisition transaction, and following the breach, Citizens would be entitled to terminate the merger agreement, or

      (g) any third party files an application or notice with the Federal Reserve Board, or some other federal or state bank regulatory authority for approval to engage in an acquisition transaction.

    (2) As used above in (1), the term "acquisition transaction" means

      (a) a merger or consolidation, or any similar transaction with UST or any of its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC)

      (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of UST or any of its significant subsidiaries

      (c) a purchase or other acquisition of securities representing 10% or more of the voting power of UST or 25% or more of the voting power of any of UST's significant subsidiaries, or

      (d) any transaction substantially similar to those described in
          (a)--(c) above.

    (3) A "subsequent triggering event" will occur if either of the following occurs:

      (a) any person acquires beneficial ownership of 20% or more of the then-outstanding shares of UST common stock; or

      (b) the initial triggering event described in clause (1)(a) occurs, except that the percentage referred to in clause (2)(c) of the definition of "acquisition transaction" set forth above is 20%.

    (4) An "exercise termination event" means the earliest of:

      (a) the effective time of the merger,

      (b) termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by Citizens as a result of an uncured material breach by UST of any of its representations, warranties, covenants or agreements, unless the breach by UST is non-volitional, or

      (c) the date that is 18 months after the termination of the merger agreement.

  As of the date of this Proxy Statement, to the knowledge of UST, no initial triggering event or subsequent triggering event has occurred.

  Repurchase of UST Option. The option agreement also provides that after the occurrence of a repurchase event (as defined below), upon request, UST will repurchase the option and all or any part of the shares received upon the full or partial exercise of the option from the holder of those shares This repurchase of the option will be made at an aggregate price equal to the amount by which the market/offer price (as defined below) exceeds the option price multiplied by the number of shares then subject to the option. A repurchase of any shares received upon exercise of the option will be made at an aggregate price equal to the market/offer price multiplied by the number of shares to be repurchased.

  The term "market/offer price" means the highest of the following:

  . the price per share at which a tender or exchange offer has been made for UST common stock,

  . the price per share of UST common stock that any third party is to pay pursuant to an agreement with UST,

  . the highest closing price per share of UST common stock within the six-month period immediately preceding the date that notice to repurchase is given, or

  . if there is a sale of all or a substantial portion of UST's assets, the sum of the price paid for those assets and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of UST common stock outstanding at the time of such sale.

  The term "repurchase event" is defined in the option agreement to mean (a) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of UST common stock or (b) the consummation of a merger, consolidation or similar transaction involving UST or any purchase, lease or other acquisition of all or a substantial portion of the assets of UST unless the transaction would not constitute an acquisition transaction, in either case provided that a subsequent triggering event shall have occurred prior to an exercise termination event.

  Surrender of Option. The option agreement also provides that Citizens may, at any time following a repurchase event and prior to an exercise termination event, surrender the option (and any option shares obtained upon the exercise thereof and still held by Citizens) for the surrender price.

  The "surrender price" is

  .  $56.3 million, plus

  . if applicable, the aggregate purchase price previously paid by Citizens with respect to any option shares, minus

  .  if applicable, the sum of

    -- the excess of (1) the net cash amounts, if any, received by Citizens pursuant to the arms' length sale of option shares, over (2) the aggregate purchase price previously paid by Citizens with respect to those option shares, and

    -- the net cash amounts, if any, received by Citizens pursuant to an arms length sale of a portion of the option.

  Total Profit. The total profit that Citizens may realize with regard to the exercise of the option may not exceed $77.4 million. "Total profit" is defined to mean the aggregate (before taxes) of:

  . any amount received by Citizens pursuant to UST's repurchase of the option,

  . any amount received by Citizens pursuant to UST's repurchase of the option shares (less the purchase price for those option shares),

  . any net cash received pursuant to the sale of option shares to any unaffiliated party (less Citizens' purchase price of those option shares), and

  . any amounts received by Citizens on transfer of the option or any portion of the option to any unaffiliated party.

  Regulatory Matters. Certain rights and obligations of Citizens under the option agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board and the Massachusetts Board of Bank Incorporation is required for the acquisition by Citizens of more than 5% of the outstanding shares of UST common stock. Accordingly, Citizens has included or will include in its applications with the Federal Reserve Board and the Massachusetts Board of Bank Incorporation a request for approval of the right to exercise its rights under the option agreement, including its right to purchase more than 5% of the outstanding shares of UST common stock. See "-- Regulatory Approvals Required for the Merger."

Regulatory Approvals Required for the Merger

  Citizens and UST have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC") and various state regulatory authorities, and have either completed or intend to complete the filing of applications and notifications to obtain the required regulatory approvals promptly after the date of this Proxy Statement. The merger cannot proceed in the absence of the required regulatory approvals. There can be no assurance that those required regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any of those approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice ("DOJ") or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, the result of the challenge.

  Citizens and UST are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. There can be no assurance, however, that the parties will obtain these additional approvals or actions.

  Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). Citizens has filed or shortly will file the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the parties may not consummate the merger until 30 days after that approval. During that time, the DOJ may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days.

  The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, the parties anticipate that the Federal Reserve Board will consider the regulatory status of Citizens and UST, current and projected economic conditions in the areas of the United States where Citizens and UST operate and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated under FDICIA.

  In addition, the Federal Reserve Board will assess the degree to which Citizens and UST and their subsidiaries have taken appropriate steps to assure that their electronic data processing systems and those of their vendors are Year 2000 compliant, as well as plans for ensuring Year 2000 readiness of the combined operations of Citizens and UST. Additional information about UST's Year 2000 compliance efforts to date may be found in its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. See "Where You Can Find More Information."

  Under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Citizens and UST in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. Each of Citizens' and UST's banking subsidiaries has either an outstanding or satisfactory CRA rating with the appropriate federal regulator. None of Citizens' or UST's banking subsidiaries received any negative comments from its respective federal regulator in its last CRA examination relating to those ratings that were material and remain unresolved.

  The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the FDIC and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within that 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Citizens for approval of the merger, and authorize the Federal Reserve Board to hold a public meeting in connection with the application if the Federal Reserve Board determines that a meeting would be appropriate. Any meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

  As noted above, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the DOJ may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects.

  Citizens' right to exercise the option granted to it by UST under the option agreement is also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of the option under the option agreement would result in Citizens owning more than 5% of the outstanding shares of UST common stock. In considering whether to approve Citizens' right to exercise the option, including its right to purchase more than 5% of the outstanding shares of UST common stock, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

  Massachusetts Board of Bank Incorporation. The merger requires the approval of the Massachusetts Board of Bank Incorporation (the "Massachusetts Board") under Section 2 of Chapter 167A of the Massachusetts General Laws. In determining whether to approve the merger, the Massachusetts Board would consider whether or not the merger will unreasonably affect competition among Massachusetts banking institutions and will promote public convenience and advantage. In making such a determination, the Massachusetts Board would consider, but would not be limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutorily-delineated local community.

  Section 4 of Chapter 167A also requires that, for a merger or acquisition requiring approval, the Massachusetts Board receive notice from the Massachusetts Housing Partnership Fund (the "MHP Fund") that arrangements satisfactory to the MHP Fund have been made for the proposed acquiror to make 0.9% of its assets located in Massachusetts available for call by the MHP Fund for a period of ten years for purposes of funding various affordable housing programs. Under the statute, Citizens will be required to maintain, for a period of two years following the consummation of the merger, the asset base of USTrust at a level equal to or greater than the total assets of USTrust on the date of consummation of the merger. In addition, unless waived by the Massachusetts Commissioner of Banks, the Massachusetts Board may not approve any proposed acquisition or merger if that acquisition or merger would result in a bank holding company holding or controlling in excess of 30% of the total deposits, exclusive of foreign deposits, of all state and federally chartered banks in Massachusetts and all Massachusetts branches existing by authority of a foreign country. After the merger, because Citizens will control less than 10% of those total deposits, a waiver of the deposit cap limit will not be required.

  Citizens' right to exercise the option granted to it by UST under the option agreement is subject to the prior approval of the Massachusetts Board to the extent that the exercise of the option would result in Citizens owning more than 5% of the outstanding shares of UST common stock. In considering whether to approve Citizens' right to purchase more than 5% of the outstanding shares of UST common stock, the Massachusetts Board would generally apply the same statutory criteria it would apply to its consideration of the merger.

  Bank Merger Approvals. It is anticipated that immediately after the effective time of the merger, USTrust will be merged with and into Citizens Bank of Massachusetts, the Massachusetts bank subsidiary of Citizens. This merger is subject to the approval of the FDIC under the Bank Merger Act. In considering whether to approve this merger, the FDIC will generally apply the same criteria as applied by the Federal Reserve Board to its consideration of the merger of UST and Citizens. The bank-level merger is also subject to approval of the Massachusetts Commissioner of Banks under Section 36 of Chapter 172 and Section 34D of Chapter 168 of the Massachusetts General Laws. These statutes requires that the Massachusetts Commissioner find that the bank-level merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making its determination, the Massachusetts Commissioner would consider, but would not be limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutory-delineated local community.

  Foreign Regulatory Approvals. The acquisition of UST by Citizens will also require notification to the United Kingdom Financial Services Authority as a result of the ownership of Citizens by The Royal Bank of Scotland plc, a banking organization organized under the laws of Scotland. Citizens has submitted, or will shortly submit the notice required to be submitted.

  As a result of the merger, The Royal Bank of Scotland plc will also acquire indirect control of Firestone Financial Canada, Ltd., a subsidiary of UST which provides corporate and consumer financing services in Canada. Under Canadian banking laws, because The Royal Bank of Scotland is a "foreign bank", its indirect acquisition of Firestone Financial Canada, Ltd. requires the prior consent of the Minister of Finance of Canada. Citizens will shortly seek this consent.

Federal Income Tax Consequences to UST Shareholders

  The following is a summary of certain United States federal income tax consequences of the merger to UST shareholders. The receipt of cash in exchange for UST common stock in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A UST shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between that UST shareholder's adjusted tax basis in the UST common stock and the amount of cash received in exchange for their shares in the merger. Any gain or loss will be a capital gain or loss if those shares of UST common stock are held as a capital asset, and will be a long-term capital gain or loss if, at the effective time, that UST common stock was held for more than one year.

  This discussion may not apply to UST shareholders who acquired their UST common stock pursuant to the exercise of director or employee stock options or other compensation arrangements with UST or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. Each UST shareholder is urged to consult his, her or its tax advisor with respect to the tax consequences of the merger, including the effects of applicable state, local, foreign or other tax laws.

Certain Consequences of the Merger

  As a result of the merger, Citizens Acquisition Corp., a wholly-owned subsidiary of Citizens will be merged with and into UST and UST will become a subsidiary of Citizens. It is anticipated that, following the effective time, UST will be consolidated into Citizens. Following consummation of the Merger, shares of UST common stock will no longer be listed on the Nasdaq National Market and those shares will be deregistered under the Exchange Act and will no longer be publicly traded.

                             THE MERGER AGREEMENT

  The following is a description of the material terms of the merger agreement. A copy of the merger agreement is attached to this Proxy Statement as Appendix A. All UST shareholders are urged to read the entire merger agreement for a complete description of the terms and conditions of the merger. Any capitalized terms used below that are not otherwise defined are used with the definitions given to them in the merger agreement.

General

  The merger agreement provides for the acquisition of UST by Citizens. Subject to the terms and conditions of the merger agreement, Citizens Acquisition Corp., a Massachusetts corporation and newly-formed subsidiary of Citizens, will merge with and into UST, the separate corporate existence of Citizens Acquisition Corp. will cease and UST will become a wholly-owned subsidiary of Citizens. It is anticipated that, after the effective time of the merger, UST will be consolidated into Citizens.

  Immediately after the merger described above, the principal bank subsidiary of UST, USTrust, will merge with and into Citizens' Massachusetts bank subsidiary, Citizens Bank of Massachusetts, with Citizens Bank of
Massachusetts as the surviving bank of this second merger.

Merger Consideration

  As a result of the merger, holders of UST common stock will become entitled to receive $32.00 per share in cash, without interest, except in the limited circumstances described below.

Conversion of Stock

  At the effective time, each share of UST common stock outstanding, other than shares described in the following sentence, will be converted into the right to receive $32.00 per share in cash, without interest, except as described below. The following shares of UST common stock will not be converted into the right to receive the cash merger consideration:

  . shares held, directly or indirectly, by Citizens or UST or any subsidiary of either company, except in both cases, for shares held directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("trust account shares") or in respect of a debt previously contracted ("DPC shares"), and

  . shares of UST common stock outstanding immediately prior to the effective time, the holders of which delivered to UST a written demand for appraisal of their shares in the manner provided in Sections 86 and 89 of the MBCL.

  Each outstanding share of UST common stock owned by Citizens or its subsidiaries or UST or its subsidiaries (other than trust account shares or DPC shares) or by UST as treasury stock will be canceled at the effective time and will cease to exist, and no consideration will be delivered in exchange for these cancelled shares.

Treatment of Options

  Under the merger agreement, UST has agreed to provide written notice to each holder of an unexercised stock option to acquire UST common stock granted under UST's stock option and incentive plans that, as of the date of the notice, each option is immediately exercisable in full and will terminate if unexercised at the effective time of the merger. Each option outstanding and unexercised immediately prior to the effective time will be cancelled and the holder of the outstanding and unexercised stock option will be entitled to receive, and immediately prior to the effective time will be paid in full satisfaction of the stock option, a cash payment equal to the product of (a) the excess, if any, of the cash merger consideration over the exercise price per share of UST common stock subject to the stock option multiplied by (b) the number of shares of UST common stock subject to the stock option, less any tax withholding required under the Internal Revenue Code or any provision of state or local tax law. Subject to the foregoing, UST's stock option and incentive plans and all options issued under these plans, will terminate at the effective time of the merger.

Exchange of Certificates

  At or prior to the effective time, Citizens will deposit, or cause to be deposited, with a subsidiary of Citizens, or another bank or trust company reasonably acceptable to each of Citizens and UST, that will act as exchange agent for the benefit of the holders of certificates of UST common stock, cash in an amount equal to the product of the cash merger consideration and the number of shares of UST common stock entitled to receive the merger consideration.

  As soon as practicable after the effective time, and in no event later than two business days after that time, a form of transmittal letter will be mailed by the exchange agent to UST shareholders. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing UST common stock.

  You should not return your UST common stock certificates with the enclosed proxy and should not forward them to the exchange agent until you receive a letter of transmittal following the effective time.

  After the effective time, there will be no transfers on the stock transfer books of UST of shares of UST common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of UST common stock are presented after the effective time, they will be canceled and exchanged for the cash merger consideration.

  None of Citizens, UST or any other person, will be liable to any former holder of UST common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If a certificate for UST common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement on receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

  After six months following the effective time, Citizens may elect to cause the exchange agent to deliver to Citizens any funds which had been made available to the exchange agent and not disbursed to holders of shares of UST common stock. Following that election, the payment obligation in respect of any certificate representing UST common stock which has not been satisfied by the exchange agent as of the date of the election will become the responsibility of Citizens.

Possible Payment of Interest

  Under the limited circumstances described below, shareholders of UST may be paid the cash merger consideration plus interest. The right to receive interest on the cash merger consideration depends on when the parties complete the merger and whether or not Citizens has submitted a bid or made an offer to purchase assets or liabilities proposed to be sold in connection with the pending merger of Fleet Financial Group and BankBoston Corporation. As discussed under "THE MERGER--Background of the Merger," it has been publicly announced that Fleet and BankBoston propose to divest approximately $12.5 billion in deposits, all of which are located in New England, including $8 billion in deposits located in Massachusetts. As of the date of the mailing of this Proxy Statement, Citizens has informed UST that it has submitted a bid to purchase assets or liabilities proposed to be sold by Fleet and BankBoston in connection with their pending merger. Therefore, under the merger agreement:

  . If the closing date of our merger occurs on or before January 31, 2000, no interest will be paid. The cash merger consideration will remain $32.00 per share.


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

  . If our merger with Citizens does not occur prior to January 31, 2000, the cash merger consideration will be increased to an amount determined by:

    (i) multiplying (a) $32.00 by (b) 6%, rounded at the date this calculation is made at the effective time, to the nearest $.01, then

    (ii) dividing the product determined in (i) by 365 and then

    (iii) multiplying the amount obtained after the application of (i) and
          (ii) by the number of calendar days in the period commencing on February 1, 2000 through and including the date on which the merger is completed.

  However, UST shareholders will not be entitled to receive this additional interest consideration if (a) the shareholders of UST have not approved the merger agreement prior to January 31, 2000, or (b) the failure of the effective time to have occurred on or prior to January 31, 2000 is attributable to acts or omissions by UST.

Changing the Method of Effecting the Combination

  Citizens may at any time change the method of effecting the merger if and to the extent Citizens deems a change to be desirable. However, no change may:

  . subject UST shareholders, UST or any of its subsidiaries to adverse tax consequences,

  . change the amount or form of consideration to be received by UST shareholders in the merger,

  . alter to the detriment of UST or its shareholders the benefits to be received by the UST shareholders under the merger agreement,

  . jeopardize the receipt of any required regulatory approvals relating to the consummation of the merger, or

  .  reduce the obligations of Citizens under the merger agreement.

Effective Time

  The effective time will be the time and date set forth in articles of merger which will be filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts by UST and Citizens on the closing date of the merger. The closing date will occur on a date to be specified by the parties, which date will be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the merger set forth in Article VIII of the merger agreement. Furthermore, UST and Citizens agreed that the closing date of the merger will not occur prior to January 3, 2000 and that Citizens may extend the closing date of the merger until January 31, 2000, even though all of the conditions precedent to the merger may have been satisfied and five business days may have passed prior to those dates.

  Citizens and UST each anticipate that the merger will be consummated during the first quarter of 2000. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, those approvals will be obtained or that the merger will be consummated. If the merger is not effected on or before March 31, 2000, either Citizens or UST may terminate the agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement. See "--Conditions to Consummation of the Merger" and "THE MERGER--Regulatory Approvals Required for the Merger."

Representations and Warranties

  The merger agreement contains reciprocal representations and warranties of Citizens and UST regarding their respective due organization, good standing and authority to enter into the merger agreement. UST has made certain other additional representations and warranties relating to:

  .  its capitalization and ownership of subsidiaries

  . its corporate power and authority to execute the merger agreement and to consummate the merger

  . the compliance of the merger agreement with (1) its articles of incorporation and bylaws, (2) applicable law, and (3) certain material agreements

  .  governmental and third-party approvals

  .  its financial statements and filings with the SEC

  .  its broker's fees

  .  the absence of certain changes in its business since December 31, 1998

  .  the absence of material legal proceedings and injunctions

  .  the timely filing of required regulatory reports

  .  agreements between it and bank regulatory agencies

  .  the absence of undisclosed liabilities

  .  its compliance with applicable law

  .  the filing and accuracy of its tax returns

  .  its employee benefit plans and related labor matters

  . its and its banking subsidiaries' capitalization status for bank regulatory purposes

  .  its "Year 2000" preparedness

  .  its material contracts

  .  its real and other property and leases

  .  matters relating to certain loans made by it and its subsidiaries

  .  its derivatives and title to investment securities

  .  its insurance

  .  the absence of material environmental liabilities

  .  matters relating to its fiduciary and investment advisory activities

  .  matters relating to recent acquisitions made by it

  . the inapplicability to the merger of Massachusetts anti-takeover laws and the Rights Agreement, dated June 28, 1990, as amended, between UST and United States Trust Company, as Rights Agent (the "UST Rights Agreement")

  . the accuracy of information provided for inclusion in documents filed with regulatory agencies.

  In connection with entering into the merger agreement, UST also amended the terms of the UST Rights Agreement to provide that the negotiation and execution of the merger agreement and the option agreement, the issuance of any shares under the option agreement and the consummation of the merger did not trigger any rights under the UST Rights Agreement.

  Citizens has also made representations and warranties as to consents and approvals, broker's fees, the absence of adverse legal proceedings, its ability to finance the merger, and the provision of its financial statements to UST.

The Royal Bank of Scotland Letter of Assurances

  As a condition to UST entering into the merger agreement, on the date the merger agreement and the option agreement were signed, The Royal Bank of Scotland, the parent company of Citizens, delivered to UST a letter providing assurances that The Royal Bank of Scotland would cause Citizens to perform its obligations under the merger agreement, including the obligation to pay the aggregate cash merger consideration.

Conduct of Business Pending the Merger and Other Agreements

  Pursuant to the merger agreement, prior to the effective time, UST has agreed to, and to cause its subsidiaries to,

  . conduct its business in the ordinary course consistent with past practice,

  . use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to retain the services of its officers and key employees.

 Material Covenants

  In addition, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, or as contemplated by the option agreement, UST has agreed that, without the consent of Citizens, it and its subsidiaries will not, among other things:

 Indebtedness

  . other than in the ordinary course of business consistent with past practice,

    -- incur any indebtedness for borrowed money, although the parties have made an exception for short term indebtedness incurred to refinance short-term indebtedness of UST or any of its subsidiaries to UST or any of its subsidiaries

    -- assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity

    -- make any loan or advance.

 Dividends and stock repurchases

  . make, declare or pay any dividend or make any other distribution on or, directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for:

    -- regular quarterly cash dividends at a rate not in excess of $.15 per share of UST common stock and consistent with past practice,

    -- dividends paid by any of the wholly owned subsidiaries of UST to UST or any of its wholly-owned subsidiaries, or

    -- a special one-time cash dividend in respect of any partial fiscal quarter prior to the effective date, declared and payable prior to the effective time in an amount equal to the per share number determined by multiplying .15 by a fraction, the numerator of which is the number of calendar days from the beginning of the last fiscal quarter during which the effective time is to occur to the payment date of the special dividend and the denominator of which is the total number of days in the quarter during which the effective time is to occur, and in respect of which no regular quarterly dividend has been paid. Under the merger agreement, whether or not the special dividend is payable depends upon whether Citizens submits a bid or other offer to acquire any assets or liabilities to be sold by Fleet and BankBoston in connection with their pending merger. Citizens has informed UST that it has submitted such a bid, therefore, under the merger agreement, the special dividend is payable if the effective time has not occurred on or before January 31, 2000;

 Capital Stock

  .  adjust, split, combine or reclassify any capital stock,

  . issue any other securities in respect of, in lieu of, or in substitution for, any capital stock,

  . grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock,

  . issue, sell, pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of UST capital stock, or any other ownership interest except

    -- up to a maximum of 2,386,818 shares of UST common stock pursuant to the exercise of stock options or warrants outstanding as of June 21, 1999,

    -- pursuant to the UST Rights Agreement.

 Dispositions and acquisitions

  . sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force on June 21, 1999;

  . except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary, and, in any event regardless of whether consistent with past practice, make any investment which is in excess of $5.0 million; or

  . acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or any material amount of assets.

 Contracts

  . except for transactions in the ordinary course of business consistent with past practice, enter into, terminate or renew any material contract or agreement, or make any change in any of its material contracts.

 Employees

  .  other than in the ordinary course of business,

    -- adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement or plan between UST or any of its subsidiaries and one or more of its current or former directors, officers or employees,

    -- enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of UST or any of its subsidiaries,

    -- establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund policy or arrangement providing for any benefit to any director, officer or employee, or

    -- increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee.

 Settling claims

  . settle any claim, action or proceeding, except in the ordinary course of business

 Adverse actions

  . take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

 New Lines of Business; Expansion of Business

  . enter into any new line of business or file any application to relocate or terminate the operations of any banking office, or

  . other than after prior consultation with Citizens, materially expand the business currently conducted by it.

 Capital Expenditures

  . incur any capital expenditures or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and related obligations or liabilities incurred or committed with respect to the Medford operations facility described below, or in the ordinary and usual course of business consistent with past practice, and in all cases in consultation with Citizens with respect to capital expenditures that individually exceed $250,000 or cumulatively exceed $5,000,000.

 Loan Policies

  . change in any material respect its loan policies, except as required by regulatory authorities.

 Real Estate Investments

  . make any new or additional equity investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice.

 Premises Leases

  . enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to:

    -- any lease, contract, agreement or commitment for office space, operations space or branch space to which it is a party or by which it or its subsidiaries or their properties is bound; or

    -- regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to it of more than $1,000,000 or having a term of one year or more from the date of execution.

 Amendments

  . amend its articles of incorporation or its bylaws or comparable governing documents.

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

 Investment portfolio

  . other than in prior consultation with Citizens, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

 Accounting

  . take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by UST's independent accountants; or make any tax election or settle or compromise any federal, state, local or foreign tax liability.

 Acquisition Transactions/Recommendation of UST Board of Directors.

 Acquisition Transactions

  In the merger agreement, UST has agreed that it will not, nor will it permit any of its subsidiaries to, and it will use its reasonable best efforts to cause its representatives, including its, financial or legal advisors not to:

  . directly or indirectly encourage, solicit, initiate or take any action to facilitate, any inquiries or the making of an offer or proposal regarding an acquisition transaction,

  . participate in any discussions or negotiations with any third party concerning any acquisition transaction, or

  . provide any information to any third party concerning any acquisition proposal.

  UST may, however, in response to an unsolicited written offer or proposal regarding an acquisition transaction, furnish non-public information with respect to UST and its subsidiaries to the third party making the written offer or proposal and may participate in negotiations regarding the written offer or proposal if:

  . the UST board of directors determines in good faith based on the written advice of outside counsel of UST that such action is required for the UST board of directors to comply with its fiduciary duties under applicable law, and

  . UST has received from the third party an executed confidentiality agreement with terms not materially less favorable to UST than those contained in the confidentiality agreement between UST and Citizens.

  An "acquisition transaction" means any offer or proposal for, or any indication of interest in (w) a merger or consolidation, or any similar transaction, involving UST or any significant subsidiary of UST, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of UST or all or substantially all of the assets or deposits of any significant subsidiary of UST, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 10% or more of the voting power of UST or more than 25% of any significant subsidiary of UST, or (z) any substantially similar transaction.

  UST has agreed to notify Citizens promptly (and in no event later than 24 hours after having received the proposal relating to an acquisition transaction) after having received a proposal relating to an acquisition transaction or its receipt of any request for information from the Federal Reserve Board, the DOJ or any other governmental authority with respect to a proposed acquisition transaction. Nothing in the merger agreement prohibits UST or the UST board of directors from taking and disclosing to UST shareholders a position with respect to an acquisition transaction by a third party to the extent required under the Exchange Act or from making a disclosure to the UST shareholders which, in the judgment of the UST board of directors as determined in good faith and as advised in writing by UST's outside counsel, is required under applicable law, however. Although permitted in the limited circumstances described above, the taking of these actions by UST may entitle

Citizens to terminate the merger agreement and/or exercise certain of its rights under the option agreement. See "THE MERGER--UST Option Agreement;" "-- Termination of the Merger Agreement."

 Recommendation of UST Board of Directors

  UST also agreed that the UST board of directors will recommend and continue to recommend adoption of the merger agreement by the UST shareholders. The UST board of directors is permitted to withdraw or modify in a manner adverse to Citizens its recommendation to the UST shareholders only if:

  . in the opinion of UST's outside counsel, this action is required, in response to an unsolicited bona fide written superior proposal, in order for the UST board of directors to comply with its fiduciary duties under applicable law,

  . UST gives Citizens five business days prior notice of the receipt of the superior proposal and the UST board of directors has considered any proposed changes to the merger agreement, if any, proposed by Citizens, and

  . UST has fully complied with the merger agreement's provisions relating to non-solicitation of acquisition transactions proposed by third parties. See "--Conduct of Business Pending the Merger and Other Agreements;--Acquisition Transactions/Recommendation of UST Board of Directors."

  A "superior proposal" is any bona fide acquisition transaction for at least a majority of the outstanding shares of UST common stock on terms the UST board of directors determines in its good faith judgment, taking into account the advice of a nationally recognized financial advisor and all terms and conditions of the acquisition transaction, are in the aggregate more favorable and provide greater value to all UST shareholders than the merger agreement and the merger taken as a whole. Although permitted in the limited circumstances described above, the taking of these actions by UST may entitle Citizens to terminate the merger agreement and/or exercise certain of its rights under the option agreement. See "THE MERGER--UST Option Agreement;" "-- Termination of the Merger Agreement."

 Certain Other Covenants

  The merger agreement contains other covenants of the parties relating to:

  (a)the preparation and distribution of this Proxy Statement,

  (b)cooperation in making all requisite regulatory filings,

  (c)cooperation in issuing public announcements,

  (d)access to information,

  (e)confidentiality,

  (f)delivery of financial statements, SEC reports and other regulatory reports by UST to Citizens,

  (g) cooperation with respect to discussing and planning for the conversion after the effective time of UST's and its subsidiaries' data processing and related electronic informational systems to those used by Citizens and its subsidiaries,

  (h) consultation with respect to USTrust's loan, litigation and real estate valuation policies and practices and Citizens' plans with respect to these policies and practices after the effective time,

  (i) consultation and cooperation with respect to aligning Citizens Bank of Massachusetts' and USTrust's branch networks following the effective time, including if requested by Citizens, the preparation and filing of branch closing applications after the receipt of all required regulatory approvals,

  (j) the execution of a new 401(k) servicing agreement with respect to UST's 401(k) plan with Citizens' service provider and the termination of other designated servicing agreements and arrangements,

  (k) cooperation with respect to the completion of UST's proposed new operations facility to be located in Medford, Massachusetts according to specifications requested by Citizens,

  (l) cooperation with respect to certain existing loans of UST and its subsidiaries and future large loans which may be made by UST or any of its subsidiaries prior to the effective time,

  (m) cooperation with respect to preparing for the sale by Citizens of a portion of UST's single family residential mortgage loans and mortgage loan servicing rights after the effective time, and

  (n) consolidation of certain subsidiaries of UST prior to the effective time.

  With respect to the additional covenants described in (g), (h), (i), (j),
(m) and (n) above, Citizens has agreed that if the merger agreement is terminated and the merger is not consummated, Citizens will reimburse UST for any costs or expenses incurred by UST prior to the termination of the merger agreement in connection with any actions taken by UST at Citizens' request. In addition, if the merger agreement is terminated and the merger is not consummated, at UST's option, Citizens must purchase the Medford operations facility described in (k) above for a purchase price equal to the current book value of that operations facility.

  UST has agreed, however, that it will not be entitled to reimbursement for these costs and expenses and will not have the option to sell the operations facility to Citizens if Citizens terminates the merger agreement because:

  (a) the UST board of directors has withdrawn or modified in a manner materially adverse to Citizens its recommendation to the UST shareholders to approve the merger agreement, or

  (b) UST has determined to negotiate with, or disclose non-public information relating to UST or any of its subsidiaries or afford access to its and their properties, books and records to, a third party in connection with any acquisition transaction.

  However, Citizens will be required to provide the reimbursement described in the preceding sentence even if it has terminated the merger agreement under the circumstances described in (b) above, if Citizens has submitted a bid or other offer to purchase any assets or liabilities to be sold in connection with the merger of Fleet and BankBoston. As of the date of this Proxy Statement, Citizens has informed UST that it has submitted such a bid.

  Citizens has also agreed in the merger agreement that it will not take any action prior to the effective time which is intended or reasonably could be expected to materially adversely affect, or except with respect to any bid or offer Citizens may submit in connection with the sale of assets or liabilities in connection with the merger of Fleet and BankBoston, materially delay Citizens' ability to obtain any required regulatory approvals.

  Furthermore, Citizens has also agreed that it will use its reasonable efforts after the effective time to continue the community commitments undertaken by Citizens and UST and their respective Massachusetts banking subsidiaries in the communities served by Citizens and UST and their respective subsidiaries.

Employee Benefits and Plans

  General. In the merger agreement, Citizens has agreed to provide to all employees of UST and its subsidiaries who remain employed with Citizens after the effective time with the types and levels of employee benefits maintained by Citizens and its subsidiaries for similarly situated employees of Citizens. Citizens has also agreed to treat, and cause its applicable benefit plans to treat, the service of UST employees with UST or any subsidiary of UST as service rendered to Citizens or any of its subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual attributable to any period before the effective time.

  Citizens has also agreed to honor and will cause its subsidiaries to honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of the merger agreement, and will not, and will not cause any of its subsidiaries to, challenge the validity of any obligation of UST or any subsidiary of UST under, any employment, severance, change in control, post-employment, consulting, supplemental retirement or other compensation, contract or arrangement with any current or former director, officer or employee of UST.

  Supplemental Executive Plans. Citizens has agreed to permit UST to form and fund one or more trusts, the purpose of which will be to fund all obligations which may be payable after the effective time to UST employees under UST's Supplemental Executive Plan and Senior Executive Severance Plan. See "THE MERGER--Interests of Certain Persons in the Merger."

  Severance. Citizens has agreed that for a period of one year after the effective time, it will provide all UST employees who are not otherwise covered by a specific termination, severance or change in control agreement with a severance plan with provisions which are at least as favorable in the aggregate as the severance plan or policy maintained by the UST as of the date of the merger agreement. Any UST employee whose position is terminated on or prior to the effective time will be entitled to severance benefits in accordance with the severance plan or policy maintained by UST for that employee as of the date of the merger agreement.

  1999 Bonuses. UST and Citizens have agreed in the merger agreement that prior to the closing date, UST may, in consultation with Citizens, determine bonuses to be paid to employees of UST for the 1999 fiscal year. These 1999 bonuses are to be determined in the ordinary course of business and consistent with UST's Annual Incentive Plan for Senior Officers and the 1998 Officer and Non-Officer Bonus Programs. UST has agreed that in no event will the total of these bonuses exceed 110% of the total bonuses paid by UST to its employees for the 1998 fiscal year. These 1999 bonuses will be payable to employees of UST (other than the employees identified in the next sentence) at the earlier of (a) the termination of their employment with Citizens, or (b) 60 days after the effective time. Five senior officers of UST will receive their 1999 bonuses in 1999. See "THE MERGER--Interests of Certain Persons in the Merger."

  Salary Increases. UST and Citizens have agreed in the merger agreement that UST may grant salary increases to its employees at their regular review date in an aggregate amount for all employees not to exceed 3% of the current annualized base salaries of all employees. In addition, no salary increase may constitute more than a 10% increase with respect to any one employee. No officer of UST will be entitled to a salary increase prior to the effective time, however.

  Retention Bonus Program. The merger agreement provides that, in consultation with UST, Citizens will develop a retention bonus program for employees of UST which is intended to help retain key employees through the effective time.

  Indemnification. The merger agreement also provides for indemnification of employees of UST by Citizens after the effective time of the merger for certain acts taken by those employees prior to the effective time of the merger as described in the section of this Proxy Statement entitled, "THE MERGER--Interests of Certain Persons in the Merger."

Conditions to Consummation of the Merger

  Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time

  . adoption of the merger agreement by two-thirds of the holders of UST common stock entitled to vote on the matter,

  . receipt of all regulatory approvals required to consummate the merger and all those approvals remaining in full force and effect and all statutory waiting periods with respect to those approvals having expired,

  . no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement will be in effect and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal consummation of the merger,

  . the representations and warranties of the other party to the merger agreement will be true and correct in all material respects as of the date of the merger agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the closing date as though made on the closing date, and

  . each party will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

  Citizens' obligation to effect the merger is also subject to the following additional conditions:

  . no material adverse change in the business, assets, financial condition or results of operations of UST or any of its subsidiaries has occurred,

  . all third party approvals and consents (other than regulatory approvals) that are necessary to be obtained in connection with the merger must be obtained except for those approvals the failure of which to obtain would not result in a material adverse effect on UST or Citizens, after the effective time,

  . at least 80% of the directors of UST and each executive officer of UST must have executed a voting agreement pursuant to which each officer agrees to vote shares of UST common stock held by each officer in favor of the merger agreement.

  No assurance can be provided as to if or when the required regulatory approvals necessary to consummate the merger will be obtained or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before March 31, 2000, either Citizens or UST may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth therein.

Termination of the Merger Agreement

  The merger agreement provides that the merger may be terminated at any time prior to the effective time, whether before or after approval by UST shareholders:

  . by mutual consent of Citizens and UST in a written instrument, if the board of directors of each so determines by a vote of a majority of the members of its entire board of directors,

  . by either the Citizens board of directors or the UST board of directors if any governmental entity which must grant a requisite regulatory approval has denied approval of the merger and the denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non- appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement,

  . by either the Citizens board of directors or the UST board of directors if the merger is not consummated on or before March 31, 2000, unless the failure of the closing date to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth therein,

  . by either the Citizens board of directors or the UST board of directors (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of UST, in the case of a termination by Citizens, or on the part of Citizens, in the case of a termination by UST, which breach, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "--Conditions to Consummation of the Merger," which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing date, or

  . by either Citizens or UST if UST's shareholders, in a vote on the merger agreement at the special meeting or any adjournments or postponements of the special meeting, fail to approve the merger agreement by the requisite vote.

  Citizens may also terminate the merger agreement if:

  . the UST board of directors fails to recommend, withdraws or modifies or amends publicly in a manner materially adverse to Citizens its favorable recommendation of the merger or

  . UST determines to negotiate with, or disclose any nonpublic information relating to UST or any of its subsidiaries or afford access to their properties, books or records to, any person in connection with a competing merger or acquisition transaction.

Extension, Waiver and Amendment of the Merger Agreement

  Extension and Waiver. At any time prior to the effective time, Citizens and UST, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed,

  . extend the time for the performance of any of the obligations or other acts of the other party

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the UST shareholders, Citizens or UST may not, without further approval of UST shareholders, enter into any extension or waiver of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of UST common stock, other than as contemplated by the merger agreement.

  Amendment. Subject to compliance with applicable law, Citizens and UST may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of the matters presented in connection with the merger by UST shareholders. However, after any approval of the transactions contemplated by the merger agreement by the UST shareholders, there may not be, without further approval of UST shareholders, any amendment of the merger agreement which changes the amount or the form of the consideration to be delivered to the UST shareholders, other than as contemplated by the merger agreement.

Expenses

  The merger agreement provides that each of Citizens and UST will pay its own expenses in connection with the merger and the transactions contemplated by the merger agreement. Citizens has agreed, however, to reimburse UST for expenses UST may incur prior to the effective time at Citizens' request in anticipation of completing the merger if the merger agreement is terminated. Under certain circumstances, however, UST is not entitled to reimbursement. See "--Conduct of Business Pending the Merger and Other Agreements."

Survival of Certain Provisions of the Merger Agreement

 If the Merger Agreement Becomes Effective.

  After the effective time, provisions of the merger agreement regarding the following matters will survive and remain effective:

    . procedures for the exchange of the cash merger consideration for UST common stock,

    .  indemnification and directors' and officers' insurance,

    .  compensation and benefit plans,

    .  survival of provisions,

    .  governing law, and

    .  third party beneficiaries.

 If the Merger Agreement is Terminated Before the Effective Time.

  If the merger agreement is terminated before the effective time, provisions of the merger agreement regarding the following matters will survive and remain effective:

    . confidentiality of information obtained in connection with the merger agreement,

    . liability of the companies to each other as a result of the termination of the merger agreement,

    . the obligation of Citizens to reimburse UST for certain expenses incurred by UST prior to termination at Citizens' request in anticipation of completing the merger,

    .  survival of provisions,

    .  waiver and amendment,

    .  governing law,

    .  expenses,

    .  confidentiality,

    .  notices, and

    .  third party beneficiaries.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  UST common stock is quoted on the Nasdaq National Market under the symbol "USTB." The following table sets forth the high and low sales prices for UST common stock for the periods indicated, as quoted on the Nasdaq National Market, and the quarterly cash dividends per share declared, for the periods indicated. On June 18, 1999, the last trading day prior to our announcement of the merger, the closing sale price per share of UST common stock on Nasdaq was $24.25.

                                            Price Range of
                                             Common Stock
                                            --------------------      Dividends
                                             High          Low        Declared
                                            -------      -------      ---------
1996
  First Quarter............................ $   15 1/8   $   13 1/4     $.06
  Second Quarter...........................     14 7/8       12 7/8      .07
  Third Quarter............................      17          14 1/4      .07
  Fourth Quarter...........................     20 5/8       16 13/16    .09
1997
  First Quarter............................ $   21 15/16    $18 1/8     $.09
  Second Quarter...........................     23 1/4       18 5/8      .09
  Third Quarter............................     26 1/8       20 15/16    .10
  Fourth Quarter...........................     29 5/8       24 1/4      .11
1998
  First Quarter............................ $   28 3/8   $   24 7/16    $.11
  Second Quarter...........................     30 3/16      25 5/8      .15
  Third Quarter............................     28 1/8       16 1/2      .14
  Fourth Quarter...........................     25 3/8       17 1/2      .15
1999
  First Quarter............................ $    23      $   20 27/32   $.15
  Second Quarter...........................     30 5/16       21         .15
  Third Quarter (through July 27, 1999)....     30 7/16      30 1/4      --

  These over-the-counter quotations reflect interdealer prices, without retail markup, markdown or commission and may not represent actual transactions.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  Except for Franklin Mutual Advisers, Inc., which reported beneficial ownership as of March 31, 1999, of 5.76% of UST common stock, as of July 23, 1999, UST was unaware of any shareholder or related group of shareholders which beneficially owned more than 5% of UST common stock. In addition, on July 1, 1999, Citizens reported beneficial ownership of 29.4% of UST common stock in connection with the execution and delivery of the option agreement and the stockholders' agreements. See "THE SPECIAL MEETING--Shares Held by UST Officers and Directors and by Citizens," "THE MERGER--UST OPTION AGREEMENT."

  The following table shows the number of shares and percentage of UST common stock beneficially owned or units held through UST's Deferred Compensation Plan by each director, each executive officer and by all directors and officers of UST as a group, as of July 23, 1999. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the UST common stock associated with such units may not be sold until the individual holder retires from UST or dies. It is anticipated that immediately prior to the effective time of the merger, the market value of units in the Deferred Compensation Plan will be paid to the holders of such units in cash and these units will be cancelled.

                                Amount and Nature
                                  of Beneficial   Deferred           Percent of
Name                              Ownership (1)   Plan (2)   Total     Class
----                            ----------------- -------- --------- ----------
Katherine C. Armstrong.........        77,328(3)              77,328     *
Chester G. Atkins..............        13,911(4)              13,911     *
David E. Bradbury..............       319,525(5)             319,525     *
Kendrick G. Bushnell...........        15,598(6)              15,598     *
Robert M. Coard................         8,263(7)    2,968     11,231     *
Robert L. Culver...............        12,665(8)              12,665     *
Alan K. DerKazarian............        21,982(9)    2,690     24,672     *
Donald C. Dolben...............         9,050(10)              9,050     *
James F. Drew..................       188,422(11)            188,422     *
John G. Fallon.................        79,399(12)             79,399     *
Neal F. Finnegan...............       909,334(13)            909,334    2.13%
Timothy J. Hansberry...........       174,137(14)            174,137     *
Edward S. Heald................         9,693(15)              9,693     *
Brian W. Hotarek...............        11,800(16)   5,153     16,953     *
James K. Hunt..................       142,909(17)            142,909     *
Robert T. McAlear..............       115,586(18)            115,586     *
James E. McCobb, Jr............        28,576                 28,576     *
Francis X. Messina.............       421,973(19)  25,981    447,954    1.05%
Sydney L. Miller...............       123,831(20)   5,813    129,644     *
Vikki L. Pryor.................         5,097(21)              5,097     *
Gerald M. Ridge ...............        37,839(22)             37,839     *
William Schwartz...............        16,925(23)  42,552     59,477     *
Barbara C. Sidell..............       511,029(24)            511,029    1.20%
James V. Sidell................       325,566(25)            325,566     *
Paul D. Slater.................       132,877(26)  16,967    149,844     *
Kathie S. Stevens..............       107,386(27)            107,386     *
G. Robert Tod..................         7,475(28)              7,475     *
Michael J. Verrochi............       195,054(29)   1,372    196,426     *
All Directors and Officers.....     4,023,230(30) 103,496  4,126,726    9.7 %

--------
* Less than 1%.

 (1) Information as to the interests of the respective Executive Officers, Directors and nominees has been furnished in part by them. As of July 23, 1999, all such shares are held of record unless otherwise indicated.

   The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

 (2) Denotes units representing share equivalents held in deferred compensation accounts as of July 23, 1999. Units in the Deferred Compensation Plan have no voting rights and the underlying shares of the UST common stock associated with such units may not be sold until the individual holder retires from UST or dies. It is anticipated that immediately prior to the effective time of the merger, the market value of units in the Deferred Compensation Plan will be paid to the holders of such units in cash and these units will be cancelled.

 (3) Includes 1,000 shares of UST common stock which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan and includes options to acquire an aggregate of 57,600 shares which are fully vested, but not yet exercised. Also includes 1,433 shares held for Ms. Armstrong's benefit under UST's Employee Savings Plan.

 (4) Includes options to acquire 8,800 shares which are fully vested, but not yet exercised.

 (5) Includes options to acquire 46,188 shares which are fully vested, but not yet exercised.

 (6) Includes options to acquire 14,978 shares which are fully vested, but not yet exercised.

 (7) Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

 (8) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

 (9) Includes options to acquire 8,000 shares which are fully vested, but not yet exercised.

(10) Mr. Dolben's wife beneficially owns an additional 1,604 shares as to which Mr. Dolben disclaims any beneficial interest. Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.

(11) Includes options to acquire 1,900 shares which are fully vested, but not yet exercised.

(12) Includes 5,000 shares of common stock which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan and options to acquire an aggregate of 56,971 shares which are fully vested, but not yet exercised. Also includes an aggregate of 1,603 shares held for Mr. Fallon under the Employee Stock Ownership Plan of Lexington Savings Bank, a subsidiary of Affiliated Community Bancorp, Inc. which was acquired by UST in August, 1998.

(13) Includes 6,667 shares of common stock which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan and options to acquire an aggregate of 545,200 shares which are fully vested, but not yet exercised. Also includes 803 shares held for Mr. Finnegan's benefit under UST's Employee Savings Plan.

(14) Includes 10,000 shares of common stock which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan and options to acquire an aggregate of 126,609 shares which are fully vested, but not yet exercised. Also includes an aggregate of 1,603 shares held for Mr. Hansberry under the Employee Stock Ownership Plan of Lexington Savings Bank, a subsidiary of Affiliated Community Bancorp, Inc. which was acquired by UST in August, 1998.

(15) Includes options to acquire 8,811 shares which are fully vested, but not yet exercised.

(16) Includes options to acquire 11,500 shares which are fully vested, but not yet exercised.

(17) Includes options to acquire 80,500 shares which are fully vested, but not yet exercised, and 6,500 shares which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan. Also includes 909 shares held by Mr. Hunt under UST's Employee Savings Plan.

(18) Includes 1000 shares of UST common stock which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan and options to acquire an aggregate of 75,200 shares which are fully vested, but not yet exercised. Also includes 1,331 shares held for Mr. McAlear's benefit under UST's Employee Savings Plan.

(19) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(20) Includes 14,853 shares beneficially owned by Mr. Sydney L. Miller's wife and 1,023 shares owned by each of his three children in trust. Does not include an aggregate of 148,033 shares held by Mr. Sydney L. Miller's adult children, sister and sister-in-law as to which Mr. Sydney L. Miller disclaims beneficial ownership. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(21) Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.

(22) Includes 25,339 shares owned by Gerald M. Ridge Family Trust, Gerald M. Ridge, Trustee G. M. Ridge Corp. of which Mr. Ridge is President. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(23) Includes 6,825 shares held jointly with Mr. Schwartz's wife. Includes options to acquire 10,100 shares which are fully vested, but not yet exercised.

(24) Includes options to acquire 12,500 shares which are fully vested, but not yet exercised. Does not include any shares of common stock beneficially owned by Ms. Sidell's former spouse, James V. Sidell, as to which Ms. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of Barbara C. Sidell and James V. Sidell, as to which shares Ms. Sidell disclaims any beneficial ownership.

(25) Includes 313,066 shares held directly. Does not include any shares of common stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 34,814 shares owned by the daughters and grandchildren of James V. Sidell and Barbara C. Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 5,963 shares of common stock held by Mr. Sidell's wife Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, one of whom is a minor, as to all of which Mr. Sidell disclaims any beneficial ownership. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(26) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(27) Includes 1000 shares of UST common stock which remain subject to forfeiture as restricted common stock pursuant to UST's Stock Compensation Plan and options to acquire an aggregate of 78,700 shares which are fully vested, but not yet exercised. Also includes 2,049 shares held for Ms. Stevens' benefit under UST's Employee Savings Plan.

(28) Includes options to acquire 5,000 shares which are fully vested, but not yet exercised.

(29) Includes an aggregate of 164,074 shares held by Mr. Verrochi indirectly through an affiliated realty trust and a corporation of which he is President. Includes options to acquire 12,500 shares which are fully vested, but not yet exercised.

(30) The amount includes 1,261,057 shares of common stock subject to exercisable outstanding stock options and also includes 9,731 shares held by UST's subsidiary, United States Trust Company, as trustee under UST's Employee Savings Plan and (with respect to Mr. Hansberry and John G. Fallon, Executive Vice President of UST, under the Lexington Savings Bank Employee Stock Ownership Plan) and allocated to such directors and officers.

                             INFORMATION ABOUT UST

General

  UST is a bank holding company registered under the Bank Holding Company Act and incorporated in Massachusetts. UST's principal subsidiary is USTrust, a Massachusetts commercial bank with its headquarters in Massachusetts. USTrust maintains 87 branches primarily located in Eastern Massachusetts. United States Trust Company, UST's other subsidiary bank, is engaged in the asset management and trust business. UST's subsidiary banks and its other nonbank subsidiaries offer a wide range of services and products, including the following:

  .  demand and interest bearing deposit accounts

  .  business, real estate, personal and installment loans

  .  property and casualty insurance products and services

  .  venture capital investment

  . commercial finance lending, equipment financing, lease financing and asset based lending

  . fiduciary, investment management, investment advisory services and asset management accounts

  At June 30, 1999, UST's consolidated total assets were approximately $6.0 billion, its total deposits were approximately $4.2 billion, and its consolidated total shareholders' equity was approximately $536 million.

  The principal office of UST is located at 40 Court Street, Boston, Massachusetts 02108, telephone number (617) 726-7000.

Recent Developments

  Acquisition of Brewer & Lord LLP. On June 1, 1999, UST completed the acquisition of Brewer & Lord LLP, a Massachusetts limited liability partnership headquartered in Norwell, Massachusetts and engaged in the insurance agency business. Pursuant to the terms of the definitive acquisition agreement between USTrust, Brewer & Lord and its partners, USTrust acquired Brewer & Lord for cash by causing a newly-formed Massachusetts limited liability company to be merged with Brewer & Lord, with the limited liability company as the surviving entity now known as "Brewer & Lord LLC." Through its nine offices, Brewer & Lord provides personal, commercial and employee benefit-related insurance products to consumers and businesses located primarily in Massachusetts. The acquisition was completed after receipt of required regulatory approvals, including those of the Massachusetts Commissioner of Banks and the Massachusetts Commissioner of Insurance.

  Recent Operating Results. For the quarter ended June 30, 1999, UST reported net income of $17.8 million compared with net income of $17.5 million for the quarter ended June 30, 1998. Diluted earnings per share were $0.41 for the quarter ended June 30, 1999 versus $0.40 per share for the second quarter of 1998. Total assets at June 30, 1998 were $6.032 billion compared with $5.901 billion at December 31, 1998.

Management and Additional Information

  Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders of UST's securities, certain relationships and related transactions and other related matters as to UST is incorporated by reference or set forth in UST's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. Shareholders desiring copies of such documents may contact UST at its address or telephone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."

           INFORMATION ABOUT CITIZENS AND CITIZENS ACQUISITION CORP.

General

  Citizens offers a wide range of retail and commercial banking services, including residential and commercial mortgage lending and construction loans, commercial loan and leasing services, trust services to businesses and individuals, retail investment services and international banking services. Through its bank subsidiaries, which operate in Rhode Island, Massachusetts, Connecticut and New Hampshire, Citizens maintains over 275 branch offices. Citizens is a wholly-owned subsidiary of The Royal Bank of Scotland plc, a banking company organized under the laws of Scotland and one of the 100 largest banking organizations in the world.

  At June 30, 1999, Citizens' consolidated total assets were approximately $19.8 billion, its consolidated total deposits were approximately $14.4 billion and its consolidated total shareholders' equity was approximately $1.9 billion.

  The principal office of Citizens is located at One Citizens Plaza, Providence, Rhode Island 02903, telephone number (401) 456-7000.

Recent Developments

  Recent Operating Results. For the quarter ended June 30, 1999, Citizens reported net income of $57.6 million compared with net income of $50.1 million for the quarter ended June 30, 1998. Total assets at June 30, 1999 were $19.8 billion compared with $17.0 billion at June 30, 1998.

Citizens Acquisition Corp.

  Citizens Acquisition Corp. is a Massachusetts corporation formed by Citizens for the sole purpose of effecting the merger. Citizens Acquisition Corp. is a wholly-owned subsidiary of Citizens. Citizens Acquisition Corp. will not engage in any business activity other than in connection with the transactions contemplated by the merger agreement.

  The principal office of Citizens Acquisition Corp. is located at One Citizens Plaza, Providence, Rhode Island 02903, telephone number (401) 456-7000.

                       RIGHTS OF DISSENTING SHAREHOLDERS

  Under the MBCL, holders of UST common stock who do not vote in favor of the merger and who follow the procedures prescribed under Massachusetts law may require UST (as it exists after the effective time) to pay the fair value of his or her shares as determined in an appraisal proceeding brought in accordance with Sections 85 through 98 of the MBCL. The text of Sections 85 through 98 is set forth in full in Appendix D annexed hereto. In order to exercise those statutory appraisal rights, strict adherence to the statutory provisions is required, and each shareholder who may desire to exercise those rights should carefully review and adhere to those provisions.

  Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a shareholder objecting to the merger except for objections made on the grounds that the merger will be or is illegal or fraudulent as to that shareholder. However, under Massachusetts case law, dissenting shareholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

  Any person having a beneficial interest in shares of UST common stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures prescribed under the MBCL and in a timely manner to perfect that beneficial owner's appraisal rights, if any.

  A dissenting shareholder of UST who desires to pursue the appraisal rights available must

  . file a written objection to the merger with UST before the taking of the shareholders' vote on the merger, stating the intention of the shareholder to demand payment for shares owned by the shareholder if the merger is approved and consummated

  . refrain from voting shares owned by the shareholder in favor of the merger, and

  . within twenty days of the date of mailing of a notice by UST (as it exists after the effective time) to objecting shareholders that the merger has become effective, make written demand to UST (as it exists after the effective time) for payment for the shareholder's shares.

  The initial written objection of a dissenting shareholder of UST should be delivered to UST Corp., 40 Court Street, Boston, Massachusetts 02108, Attn:
Eric R. Fischer, Executive Vice President, General Counsel and Clerk. The written demand which must be made after the Effective Time, should be delivered to UST Corp. (as it exists after the effective time), c/o Citizens Financial Group, Inc., One Citizens Plaza, Providence, Rhode Island 02903,
Attn: Joel J. Brickman, Senior Vice President, Secretary and General Counsel. It is recommended that this objection and demand be sent by registered or certified mail, return receipt requested.

  A dissenting shareholder, who filed the required written objection with UST prior to the shareholder vote, need not vote against the merger, but a vote in favor of the merger will constitute a waiver of the shareholder's statutory appraisal rights. Shareholders should note that returning a properly signed proxy card that does not indicate a vote or an abstention on approval of the merger, will constitute a vote in favor of the merger. A vote against the merger does not, alone, constitute a written objection. Pursuant to the applicable statutory provisions, notice that the merger has become effective will be sent to each objecting shareholder of UST within ten days after the date on which the merger becomes effective.

  The value of the UST common stock will be determined in connection with the statutory appraisal procedure initially by UST (as it exists after the effective time) and the dissenting shareholder. If, during the period of thirty days after the expiration of the period during which the foregoing demand for payment may be made, UST (as it exists after the effective time) and the dissenting shareholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Suffolk County, Massachusetts, asking that the court determine the appraisal value. The bill in equity must be filed within four months after the date of expiration of the thirty-day period. After a hearing, the court is to enter a decree determining the fair value of the UST common stock and is to order UST (as it exists after the effective time) to make payment of the value, with interest, if any, to the shareholders entitled to the payment, upon transfer by them to UST (as it exists after the effective time) of the certificate or certificates representing the UST common stock held by those shareholders.

  For appraisal proceeding purposes, value is determined as of the day before the approval of the merger by shareholders, excluding any element of value arising from the expectation or accomplishment of the merger.

                                    EXPERTS

  The consolidated financial statements of UST and its subsidiaries incorporated in this Proxy Statement by reference to the UST Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated by reference in this document in reliance on the report with respect to those financial statements of Arthur Andersen LLP, independent public accountants, given upon the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

  UST will hold a 2000 Annual Meeting of Shareholders only if the merger is not consummated before the time of the meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Clerk of UST no later than December 16, 1999 in order to be considered for inclusion in the UST proxy materials relating to that meeting.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the UST board of directors know of no matters that will be presented for consideration at the UST special meeting, other than as described in this Proxy Statement. If any other matters do properly come before the UST special meeting or any adjournments or postponements of that meeting and shall be voted upon, including proposals omitted in accordance with Rule 14a-8 of the Exchange Act, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of UST.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Arthur Andersen LLP will be present at the special meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

  UST files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference           Northeast Regional Office        Midwest Regional
      Room                   7 World Trade Center                Office
    450 Fifth                     Suite 1300                500 West Madison
  Street, N.W.             New York, New York 10048              Street
    Room 1024                                                  Suite 1400
Washington, D.C.                                            Chicago, Illinois
      20549                                                    60661-2511

  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

  The SEC also maintains an Internet world-wide web site that contains reports, proxy statements and other information about issuers, like UST, who file electronically with the SEC. The address of that site is http://www.sec.gov.

  You can also inspect reports, proxy statements and other information about UST at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

  The SEC allows UST to "incorporate by reference" information into this Proxy Statement. This means that UST can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by information that is included directly in this document.

  This Proxy Statement incorporates by reference the documents listed below that UST has previously filed with the SEC. They contain important information about UST and its financial condition.

                UST SEC Filings                                  Period
                ---------------                                  ------
Annual Report on Form 10-K...................... Year ended December 31, 1998, as filed on March 30, 1999

Quarterly Report on Form 10-Q................... Quarter ended March 31, 1999, as filed on May 17, 1999

Items 10-13 of UST's Definitive Proxy Statement
 to UST's Shareholders for the 1999 Annual
 Meeting of UST Shareholders.................... Filed on April 8, 1999

The description of UST common stock, preferred stock, and preferred stock purchase rights set forth in the UST registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description; and

Current Reports on Form 8-K..................... Filed on July 2, 1999

  UST incorporates by reference additional documents that UST may file with the SEC between the date of this Proxy Statement and the date of the UST special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  Citizens has supplied all information contained or incorporated by reference in this Proxy Statement relating to Citizens and UST has supplied all relevant information relating to UST.

  You can obtain any of the documents incorporated by reference in this document through UST or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from UST at the following address: UST Corp., 40 Court Street, Boston, Massachusetts 02108,
Attention: Eric R. Fischer, telephone number (617) 695-4175.

  If you would like to request documents, please do so by September 2, 1999 to receive them before the special meeting. If you request any incorporated documents from UST, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

  We have not authorized anyone to give any information or make any representation about the merger, UST or Citizens that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement (including information included or incorporated by reference in this document) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of UST, as well as certain information relating to the merger.

  These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  . competitive pressures among financial services companies may increase significantly

  .  changes in the interest rate environment may reduce interest margins

  . general economic conditions, either internationally or nationally or in the states in which Citizens or UST are doing business, may be less favorable than expected

  . legislative or regulatory changes may adversely affect the business in which Citizens or UST is engaged

  . technological changes (including "Year 2000" data systems compliance issues) may be more difficult or expensive than anticipated

  See "Where You Can Find More Information."

                                                                     Appendix A

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 21, 1999, by and between CITIZENS FINANCIAL GROUP, INC., a Delaware corporation (the "Buyer") and UST CORP., a Massachusetts corporation (the "Seller").

  WHEREAS, the Boards of Directors of the Buyer and the Seller have determined that it is in the best interests of their respective stockholders and other constituencies, as well as the communities they serve, to consummate, and have approved, the business combination transactions provided for herein, in which the Buyer will, subject to the terms and conditions set forth herein, acquire the Seller;

  WHEREAS, following the execution and delivery of this Agreement, the Buyer shall take such action as is appropriate to form a subsidiary to be organized as a corporation (the "Merger Sub") under the MBCL, and to cause the Merger Sub to become a party to this Agreement, pursuant to which the Merger Sub shall merge (the "Merger") with and into the Seller, upon the terms and subject to the conditions set forth herein (the Seller and the Merger Sub being the constituent corporations of the Merger);

  WHEREAS, following the execution and delivery of this Agreement, Citizens Bank of Massachusetts, a Massachusetts chartered stock savings bank and subsidiary of the Buyer (the "Buyer Bank" and also sometimes referred to herein as the "Surviving Bank"), shall enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with USTrust, a Massachusetts chartered trust company and subsidiary of the Seller (the "Seller Bank"), substantially in the form of Exhibit I hereto, providing for the merger of the Seller Bank with and into the Buyer Bank (the "Bank Merger") under the MGL, promptly following the consummation of the Merger;

  WHEREAS, as a condition and inducement to the Buyer to enter into, and after the execution of, this Agreement, the Buyer and the Seller are entering into the Seller Option Agreement (the "Seller Option Agreement"), attached hereto as Exhibit II, pursuant to which the Seller has granted an option to purchase shares of its common stock (the "Seller Option") to the Buyer; and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MBCL, at the Effective Time (as defined in Section 1.2 hereof), the Merger Sub shall merge with and into the Seller. The Seller shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts as a subsidiary of the Buyer. Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall terminate.

  1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be submitted for filing to the Secretary of State of The Commonwealth of Massachusetts pursuant to Section 78(a) of the MBCL on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

  1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 80 of the MBCL.

  1.4 Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Seller or the holder of any of the shares of the Seller Common Stock (as defined below):

    (a) Each share of the common stock, par value $0.625 per share, of the Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held (x) in the Seller's treasury or (y) directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (except for Trust Account Shares and DPC shares, as such terms are defined below) shall become and be converted automatically into the right to receive in cash from the Buyer an amount equal to $32.00 (the "Fixed Consideration"); provided, however, that:

      (i) in the event that, (A) at any time prior to the Effective Time, the Buyer or any Affiliate of the Buyer submits a bid or other offer to acquire any assets or liabilities proposed to be divested in connection with the merger of Fleet Financial Group, Inc. and BankBoston Corporation (the "Branch Divestiture"), (B) the Effective Time does not occur on or prior to January 31, 2000, (C) the condition contained in
    Section 7.1(a) is satisfied and (D) the failure of the Effective Time to have occurred on or prior to January 31, 2000 is not attributable to acts or omissions by the Seller; then the Fixed Consideration shall be adjusted upwards by an amount determined by (1) multiplying (a) the Fixed Consideration by (b) 6%, rounded at the date the foregoing calculation is made at the Effective Time, to the nearest $.01, then
    (2) dividing the product determined pursuant to clause (1) by 365 and then (3) multiplying the amount obtained after the application of clauses (1) and (2) by the number of calendar days in the period commencing on February 1, 2000 through and including the Closing Date; or alternatively,

      (ii) in the event that, (A) prior to the Effective Time, the Buyer or any Affiliate of the Buyer does not submit a bid or other offer to acquire any assets or liabilities in the Branch Divestiture, (B) the Effective Time does not occur on or prior to February 29, 2000, (C) the condition contained in Section 7.1(a) is satisfied, and (D) the failure of the Effective Time to have occurred on or prior to February 29, 2000 is not attributable to acts or omissions by the Seller; then the Fixed Consideration shall be adjusted upwards by an amount determined by (1) multiplying (a) the Fixed Consideration by (b) 6%, rounded at the date the foregoing calculation is made at the Effective Time, to the nearest $.01, then (2) dividing the product determined pursuant to clause (1) by 365 and then (3) multiplying the amount obtained after the application of clauses (1) and (2) by the number of calendar days in the period commencing on March 1, 2000 through and including the Closing Date.

The Fixed Consideration, to the extent adjusted as provided above, is referred to herein as the "Merger Consideration."

    (b) All of the shares of Seller Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of Seller Common Stock shall thereafter represent the right to receive the Merger Consideration. Certificates previously representing shares of Seller Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon.

    (c) At the Effective Time, all shares of Seller Common Stock that are owned by the Seller as treasury stock and all shares of Seller Common Stock that are owned directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries (other than shares of Seller Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, whether held directly or indirectly by the Buyer or the Seller, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of

  Seller Common Stock held by the Buyer or the Seller or any of their respective subsidiaries in respect of a debt previously contracted (any such shares of Seller Common Stock which are similarly held, whether held directly or indirectly by the Buyer or the Seller or any of their respective subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (d) Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are outstanding immediately prior to the Effective Time, the holders of which shall have delivered to the Seller a written demand for appraisal of such shares in the manner provided in the applicable provisions of the MBCL ("Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration otherwise payable in exchange for such shares of the Seller Common Stock pursuant to this Section 1.4 but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the MBCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares or (ii) if: any holder fails to establish his entitlement to appraisal rights as provided in Sections 86 through 98 of the MBCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Seller Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration otherwise payable in exchange for such shares of Seller Common Stock pursuant to this Section 1.4, without any interest thereon.

    (e) The Seller shall give the Buyer (i) prompt notice of any objections filed pursuant to Sections 86 through 98 of the MBCL received by the Seller, withdrawals of such objections, and any other instruments served in connection with such objections pursuant to the MBCL and received by the Seller, and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the MBCL consistent with the obligations of the Seller thereunder. The Seller shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the MBCL.

  1.5 Merger Sub Common Stock. At and after the Effective Time, each share of common stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall become and be converted automatically into one share of common stock of the Surviving Corporation.

  1.6 Employee Stock Options. Prior to the Effective Time, the Seller shall take all such action as is necessary to terminate The UST Corp. Stock Compensation Plan, The 1993 Main Street Community Bancorp, Inc. Stock Option Plan, The 1995 Affiliated Community Bancorp. Inc. Stock Option Plan, The 1986 Lexington Savings Bank Stock Option and Stock Appreciation Rights Plan, The 1994 Lexington Savings Bank Stock Option Plan, The Somerset Savings Bank 1986 Incentive Stock Option Plan, The Somerset Savings Bank 1995 Equity Incentive Plan, The 1995 UST Director's Stock Option Plan and The 1996 UST Director's Stock Option Plan, each as amended to date (collectively, the "Seller Stock Option Plans"), and shall provide written notice to each holder of a then outstanding stock option to purchase shares of Seller Common Stock pursuant to the Seller Stock Option Plans (whether or not such stock option is then vested or exercisable), that such stock option shall be, as at the date of such notice, exercisable in full and that such stock option shall terminate at the Effective Time and that, if such stock option is not exercised or otherwise terminated before the Effective Time, such holder shall be entitled to receive in cancellation of such option a cash payment from the Seller at the Closing in an amount equal to the excess of the Merger Consideration over the per share exercise price of such stock option, multiplied by the number of shares of Seller Common Stock covered by such stock option, subject to any required withholding of taxes. Subject to the foregoing, the Seller Stock Option Plans and all options issued thereunder shall terminate at the Effective Time. The Seller hereby represents and warrants to the Buyer that the maximum number of shares of Seller Common Stock subject to issuance pursuant to the exercise of stock options issued and outstanding under the Seller Stock Option Plans is not and shall not be at or prior to the Effective Time more than 2,386,818.

  1.7 Articles of Organization. Unless otherwise provided by the Buyer, at the Effective Time, the Articles of Organization of the Seller, as in effect at the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with applicable law.

  1.8 By-Laws. At the Effective Time, the By-Laws of the Buyer, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

  1.9 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                              EXCHANGE OF SHARES

  2.1 Buyer to Deposit Aggregate Merger Consideration. At or prior to the Effective Time, the Buyer shall pay, or shall cause to be paid, to a bank or trust company selected by the Buyer and reasonably acceptable to the Seller (which may be a subsidiary or other Affiliate of the Buyer) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Seller Common Stock are entitled to receive pursuant to Section 1.4 hereof.

  2.2 Exchange of Shares.

    (a) As soon as practicable after the Effective Time, and in no event later than two business days thereafter, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Seller, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

    (b) At any time following the sixth month after the Effective Time, the Buyer or the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to holders of shares of Seller Common Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to
  it), and thereafter such holders shall be entitled to look to the Buyer and the Surviving Corporation only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this
  Article II.

    (d) Neither the Buyer nor the Seller nor any other person shall be liable to any former holder of shares of Seller Common Stock for any shares or any dividends or distributions with respect thereto or any Merger Consideration delivered in respect of any such shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as determined in accordance with this Article II.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

  The Buyer hereby represents and warrants to the Seller as follows:

  3.1 Corporate Organization.

    (a) The Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a bank holding company registered with the Federal Reserve Board under the BHCA.

    (b) The Buyer Bank is a stock savings bank duly organized, validly existing and in corporate good standing under the laws of The Commonwealth of Massachusetts. The Buyer Bank has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer Bank is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing, would not result in, with respect to the Buyer Bank, a Material Adverse Effect. The deposit accounts of the Buyer Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Buyer.

  3.2 Authority; No Violation.

    (a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Buyer. No other corporate proceedings on the part of the Buyer are necessary to consummate the Merger. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller), constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms.

    (b) The Buyer Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Buyer Bank. Except for the adoption of the Bank Merger Agreement by the Buyer Bank's stockholders, no other corporate proceedings on the part of the Buyer Bank are necessary to authorize the Bank Merger Agreement or the performance of the Buyer Bank's obligations thereunder or to consummate the Bank Merger. The Bank Merger Agreement, upon execution and delivery by the Buyer Bank, will be duly and validly executed and delivered by the Buyer Bank, and (assuming due authorization, execution and delivery by the Seller Bank) will constitute, the valid and binding obligation of the Buyer Bank, enforceable against the Buyer Bank in accordance with its terms. The Buyer shall cause the Bank Merger Agreement to be approved by the stockholders of the Buyer Bank prior to the Effective Time.

    (c) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby; nor the execution and delivery of the Bank Merger Agreement by the Buyer Bank, nor the consummation by the Buyer Bank of the transactions contemplated thereby; nor compliance by the Buyer or the Buyer Bank with any of the terms or provisions hereof or thereof, will (i) assuming that the consents and approvals referred to in
  Section 3.3 hereof are duly obtained, violate in any respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or the Buyer Bank, or (ii) violate, conflict with, or result in a breach of, any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer or the Buyer Bank under any of the terms, conditions or provisions of (A) the Articles of Organization or other charter document of like nature or By-Laws of the Buyer or the Buyer Bank, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or the Buyer Bank is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Buyer or the Buyer Bank.

  3.3 Consents and Approvals. Except for consents, waivers, notifications or approvals of, or filings or registrations with, the FDIC, the Federal Reserve Board, the Massachusetts Commissioner, the MBBI, the Massachusetts Depositors Insurance Fund ("DIF"), the Massachusetts Housing Partnership Fund ("MHPF"), the Secretary of State of The Commonwealth of Massachusetts, the DOJ, The London Stock Exchange Limited, and the Financial Services Authority and other foreign bank regulatory approvals, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (a) the execution and delivery by the Buyer or the Buyer Bank of this Agreement and the Bank Merger Agreement or (b) the consummation by the Buyer or the Buyer Bank of the Merger or the Bank Merger. Neither the Buyer nor the Buyer Bank has any knowledge of any fact or circumstance relating to the Buyer or its subsidiaries or other Affiliates, including related to the Year 2000 Problem, that is reasonably likely to materially impede or delay receipt of any consents of regulatory or governmental authorities.

  3.4 Financial Statements. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of September 30 for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants for the Buyer, and (b) the unaudited consolidated balance sheet of the Buyer and its subsidiaries as of March 31, 1999, and the related unaudited consolidated statements of income and changes in stockholders' equity for the six (6) months ended March 31, 1999 and March 31, 1998. The September 30, 1998 consolidated balance sheet of the Buyer (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments).

  3.5 Broker's Fees. Neither the Buyer nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Goldman, Sachs & Company and for legal, accounting and other professional fees payable in connection with the Merger. The Buyer will be responsible for the payment of all such fees.

  3.6 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary or other Affiliate of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement, and which, if adversely determined, would, individually or in the aggregate, materially adversely affect the Buyer's or the Buyer Bank's ability to perform its respective obligations under this Agreement or the Bank Merger Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary or other Affiliate of the Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

  3.7 Capital; Availability of Funds. On the date hereof, the Buyer is, and on the Closing Date, the Buyer will be, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board. Buyer will have available to it, at the Effective Time, sources of capital and financing sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

  3.8 Buyer Information. The information relating to the Buyer, its subsidiaries and other Affiliates to be contained in the Proxy Statement, as described in Section 6.1 hereof, and any other documents filed with the SEC in connection herewith, to the extent such information is provided in writing by the Buyer, will not, on the date the Proxy Statement (or any supplement or amendment thereto) is first mailed to stockholders of the Seller or on the date of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading at the time and in light of the circumstances under which such statement is made.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

  The Seller hereby represents and warrants to the Buyer as follows:

  4.1 Corporate Organization.

    (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, individually or in the aggregate, result in any Material Adverse Effect on the Seller. The Seller is a bank holding company registered with the Federal Reserve Board under the BHCA. The Articles of Organization and By-Laws of the Seller, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents in effect as of the date of this Agreement. The Seller is not in violation of any provision of its Articles of Organization or By-Laws. The minute books of the Seller contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1996 of the Seller's stockholders and Board of Directors (including committees of the Seller's Board of Directors).

    (b) Each Significant Subsidiary of the Seller is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each Significant Subsidiary of the Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not individually or in the aggregate, result in any Material Adverse Effect on the Seller.

    (c) Except as set forth in Section 4.1(c) of the Seller Disclosure Schedule, the Seller has no subsidiaries and no Equity Investments (other than investments in such subsidiaries).

    (d) The Articles of Organization and By-Laws or equivalent organizational documents of each Significant Subsidiary, copies of which have previously been made available to the Buyer are true, correct and complete copies of such documents in effect as of the date of this Agreement. Neither the Seller nor any of its subsidiaries is in violation of any provision of its Articles of Organization or equivalent organizational documents or of its By-laws. The minute books of each of the subsidiaries of the Seller which are banks contain in all material respects true and complete records of all meetings held and corporate actions taken since January 1, 1996 of their respective stockholders and boards of directors (including committees of their respective boards of directors).

  4.2 Capitalization.

    (a) The authorized capital stock of the Seller consists of 75,000,000 shares of Seller Common Stock and 4,000,000 shares of preferred stock, par value $1.00 per share ("Seller Preferred Stock"). As of the date hereof, there are 42,728,031 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding. As of the date hereof, there are 13,758 shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of the Seller. Except for Trust Account Shares and DPC Shares, no shares of Seller Common Stock are held by the Seller's subsidiaries. In addition, as of the date hereof, there were 2,386,818 shares of Seller Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except (i) for rights issuable to holders of Seller Common Stock in accordance with the Seller Rights Agreement, (ii) as provided in the Seller Option Agreement, (iii) as referred to in this Section 4.2 (which includes director and employee stock options) or (iv) as reflected in Section 4.2(a) of the Seller Disclosure Schedule, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of the Seller or any subsidiary of the Seller or obligating the Seller or any such subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. Except as set forth in
  Section 4.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Seller.
  Section 4.2 of the Seller Disclosure Schedule sets forth (i) the names of the optionees, the date of each option to purchase shares of Seller Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Seller Option Plans and (ii) the names of the grantees, the date of each grant of Restricted Common Stock, the number of shares of Restricted Common Stock granted, the vesting period of each such grant, and the consideration paid or payable by the grantee in respect of each shares of such Restricted Common Stock.

    (b) The authorized capital stock of the Seller Bank consists of 300,000 shares of Common Stock, par value $47.50 per share ("Bank Common Stock"). As of the date hereof, (i) 181,446 shares of Bank Common Stock are issued and outstanding, all of which are owned directly or indirectly by the Seller, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (ii) no shares of Bank Common Stock are held in the treasury of the Seller Bank, and (iii) no shares of Bank Common Stock are held by any of Seller's subsidiaries. Each share of Bank Common Stock owned by the Seller or any of its subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Seller's or any of its subsidiaries' voting rights, charges and other encumbrances of any nature whatsoever.

    (c) Section 4.2(c) of the Seller Disclosure Schedule lists each of the subsidiaries of the Seller on the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled by the Seller; (ii) the jurisdiction of incorporation; and (iii) whether or not such subsidiary is a member of the Federal Reserve System. Each of the subsidiaries of the Seller which is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, has its deposits insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each such subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the best knowledge of the Seller, threatened. No subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for a subsidiary of the Seller to issue deliver or sell, or cause to be issued, delivered or sold any equity security of the Seller or of any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. There are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Seller or any such subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such subsidiary of the Seller. All of the shares of capital stock of each of the subsidiaries of the Seller held by the Seller are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

  4.3 Authority; No Violation.

    (a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Seller. The Board of Directors of the Seller has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the Seller's stockholders, no other corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

    (b) The Seller Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly approved by the unanimous action of the Board of Directors of the Seller Bank. Except for adoption of the Bank Merger Agreement by the Seller Bank's stockholders, no other corporate action and no other corporate proceedings on the part of the Seller Bank are necessary to authorize the Bank Merger Agreement or the performance of the Seller Bank's obligations thereunder or to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Seller Bank, will be duly and validly executed and delivered by the Seller Bank and will constitute a legal, valid and binding obligation of the Seller Bank, enforceable against the Seller Bank in accordance with its terms. Seller shall cause the Bank Merger Agreement to be approved by the stockholders of the Seller Bank prior to the Effective Time.

    (c) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby; nor the execution and delivery of the Bank Merger Agreement by the Seller Bank, nor the consummation by the Seller Bank of the transactions contemplated thereby; nor compliance by the Seller or the Seller Bank with any of the terms or provisions hereof or thereof, will (i) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, violate any statute, law, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or by which any property or asset of the Seller or any of its subsidiaries is bound or affected, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries under any of the terms, conditions or provisions of (A) the Articles of Organization or other charter document of like nature or By-laws of the Seller or any of its subsidiaries, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Seller.

  4.4 Consents and Approvals.

    (a) Except for consents, waivers or approvals of, or filings or registrations with, or notifications to, the Federal Reserve Board, the FDIC, the Massachusetts Commissioner, the MBBI, the DIF, the MHPF, the Securities and Exchange Commission (the "SEC"), the Secretary of State of The Commonwealth of Massachusetts, NASDAQ, and the DOJ, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors or the stockholders of the Seller or the Seller Bank) are necessary, in connection with (a) the execution and delivery by the Seller of this Agreement and the execution and delivery of the Bank Merger Agreement by the Seller Bank, or (b) the consummation by the Seller of the Merger or by the Seller Bank of the Bank Merger. The affirmative vote of holders of two-thirds of the outstanding shares of Seller Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller necessary to approve this Agreement and the Merger. The affirmative vote of two-thirds of the outstanding shares of Bank Common Stock is the only vote of the holders of any shares or series of capital stock or other securities of the Seller Bank necessary to approve the Bank Merger. The Seller has no knowledge of any fact or circumstance relating to the Seller or its subsidiaries, including related to the Year 2000 Problem, that is reasonably likely to materially impede or delay receipt of any consents of regulatory or governmental authorities.

    (b) The execution and delivery of this Agreement by the Seller, and the execution and delivery of the Bank Merger Agreement by the Seller Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party, except where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not have a Material Adverse Effect on the Seller or prevent consummation of the Merger or the Bank Merger.

  4.5 Financial Statements. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in the Annual Reports of the Seller on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of Arthur Andersen LLP, independent public accountants for the Seller, and (b) the unaudited consolidated balance sheet of the Seller and its subsidiaries as of March 31, 1999, the related unaudited consolidated statements of income and changes in stockholders' equity for the three (3) months ended March 31, 1999 and March 31, 1998 and the related unaudited consolidated statements of cash flows for the three (3) months ended March 31, 1999 and March 31, 1998, all as reported in the Seller's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC under the Exchange Act. The December 31, 1998 consolidated balance sheet ("Seller Balance Sheet") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Seller with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). Each of the consolidated financial statements of the Seller and its subsidiaries, including, in each case, the notes thereto, made available to the Buyer comply, and the financial statements to be filed with the SEC by the Seller after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

  4.6 Broker's Fees. Neither the Seller nor any of its officers, directors, employees, Affiliates or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Fox-Pitt, Kelton Inc. ("FPK") and for legal, accounting and other professional fees payable in connection with the Merger. The Seller will be responsible for the payment of all such fees. The fee payable to FPK in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Seller and FPK, a true and complete copy of which has heretofore been furnished to the Buyer. The Seller has previously received the opinion of FPK to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Seller pursuant to the Merger is fair to such stockholders, and such opinion has not been amended or rescinded as of the date of this Agreement.

  4.7 Absence of Certain Changes or Events. Except as disclosed in the Seller's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, in any Current Reports of the Seller on Form 8-K filed prior to the date of this Agreement, in Section 4.7 of the Seller Disclosure Schedule, in the Seller's proxy statement filed with respect to its 1999 Annual Meeting of stockholders, or as otherwise expressly permitted by this Agreement, since December 31, 1998, the Seller and its subsidiaries have not incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), except in the ordinary course of their business consistent with their past practices, nor has there been (a) any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller, (b) any change by the Seller or any of its subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Seller or any of its subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Seller or any of its subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Seller or any of its subsidiaries, (e) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, or (f) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

  4.8 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the best knowledge of the Seller, threatened, against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's or the Seller Bank's ability to perform its obligations under this Agreement or the Bank Merger Agreement, nor is there any judgment, decree, injunction, rule, award or order of any legal or administrative body or arbitrator outstanding against the Seller or any subsidiary of the Seller having, or which insofar as reasonably can be foreseen, in the future could have, any such effect. Seller has furnished to the Buyer copies of all attorney responses to the request of the independent auditors for the Seller and its subsidiaries in so far as they relate to loss contingencies of the Seller and its subsidiaries as of December 31, 1998 and a written list of, and documents relating to, all claims, suits, actions, proceedings or investigations pending against Seller or any of its subsidiaries.

  4.9 Reports. Since January 1, 1996, the Seller and its subsidiaries have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all other communications mailed by the Seller to its stockholders since January 1, 1996 (and copies of all such reports, registrations statements and communications have been or will be delivered by the Seller to the Buyer), (b) the Federal Reserve Board, (c) the FDIC, and (d) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Seller Reports") and has paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, none of the Seller's subsidiaries is required to file any form, report or other document with the SEC. The Seller has made available to the Buyer true and complete copies of all amendments and modifications that have not been filed by the Seller with the SEC to all agreements, documents and other instruments that previously had been filed by the Seller with the SEC and are currently in effect. Except for normal periodic examinations and examinations related to the Year 2000 Problem (the "Bank Examinations") conducted by the FRB, the FDIC, the Massachusetts Commissioner or any other Bank Regulator in the regular course of the business of the Seller and its subsidiaries, since January 1, 1998, no Bank Regulator has initiated any proceeding or, to the best knowledge of the Seller, investigation into the business or operations of the Seller or any of its subsidiaries.

  4.10 Agreements with Banking Authorities. Neither the Seller nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to Seller or any of its subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Seller nor any of its subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. Neither the Seller nor any of its subsidiaries has been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Neither the Seller nor any of its subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Seller or any of its subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

  4.11 Absence of Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the Seller Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither the Seller nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Seller.

  4.12 Compliance with Applicable Law. Each of the Seller and each Significant Subsidiary thereof holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Seller and each Significant Subsidiary thereof has complied with and is not in violation of or default in any material respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller or such Significant Subsidiary, other than where such default or noncompliance will not result in, or create the possibility of resulting in any Material Adverse Effect on the Seller or any Significant Subsidiary of the Seller, and neither the Seller nor any Significant Subsidiary of the Seller has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

  4.13 Taxes and Tax Returns. Except as set forth in Section 4.13 of the Disclosure Schedule:

    (a) Except where the failure to do so would not have a Material Adverse Effect on the Seller Companies as a whole, the Seller and each of its subsidiaries (referred to for purposes of this Section 4.13, collectively, as the "Seller Companies") have, since December 31, 1992, timely filed in correct form all Tax Returns that were required to be filed by any of them on or prior to the date hereof (the "Filed Tax Returns"), and have paid all Taxes shown as being due thereon.

    (b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns, other than such additional Taxes as are being contested in good faith or which if determined adversely to the Seller Companies would not have a Material Adverse Effect on the Seller Companies as a whole. The Income Tax Returns of the Seller Companies have been examined by the Internal Revenue Service ("IRS") or other taxing authority, as applicable, for all years through 1994 and any liability with respect thereto has been satisfied. There are no material disputes pending or written claims asserted for Taxes or assessments upon any Seller Company, nor has any Seller Company been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Seller Companies, which if determined adversely to the Seller Companies would have a Material Adverse Effect on the Seller Companies as a whole. No material Tax Return of any of the Seller Companies is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Seller Company, except for such liens for Taxes that would not have a Material Adverse Effect on the Seller Companies as a whole.

    (c) Adequate provision has been made on the Seller Balance Sheet for all Taxes of the Seller Companies in respect of all periods through the date hereof.

    (d) Except with respect to intra-Seller Company agreements made or required under the federal consolidated tax return regulations, none of the Seller Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

    (e) None of the Seller Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Seller Companies was the parent.

    (f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, none of the Seller Companies has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.

  4.14 Labor. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller's management, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Seller or any of its subsidiaries. No employees of the Seller or any of its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller's management, no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

  4.15 Employees.

    (a) Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or any of its subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or any of its subsidiaries (collectively, the "Seller Other Plans").

    (b) The Seller shall have made available to the Buyer complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans:
  (i) plan document; (ii) trust agreement or insurance contract, if any;
  (iii) most recent IRS
  determination letter, if any; (iv) most recent actuarial report, if any;
  (v) most recent annual report on Form 5500; and (vi) summary plan description.

    (c) Except as set forth in Section 4.15(c) of the Seller Disclosure Schedule, the current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

    (d) Except as set forth in Section 4.15(d) of the Seller Disclosure Schedule, to the best knowledge of the Seller, each of the Seller Pension Plans and each of the Seller Benefit Plans, which are maintained or contributed to by the Seller, has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

    (e) To the best knowledge of the Seller, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

    (f) To the best knowledge of the Seller, each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS that such Plan meets the requirements of
  Section 401(a) of the Code and that the trust associated with such Seller Pension Plan is tax exempt under Section 501(a) of the Code, and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

    (g) The Seller has made or provided for all contributions to the Seller Pension Plans required thereunder.

    (h) Except as set forth in Section 4.15(h) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

    (i) Except as set forth in Section 4.15(i) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries has ever (i) maintained any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, or (ii) provided healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws) or has ever promised to provide such post-termination benefits.

    (j) Except as set forth in Section 4.15(j) of the Seller Disclosure Schedule, no law suits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending, or to the best knowledge of the Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. Seller has previously delivered to the Buyer all correspondence between the Seller and any Governmental Authority related to the matter set forth in Section 4.15(j) of the Seller Disclosure Schedule. There is no other material correspondence between the Seller and any Governmental Authority related to any other Seller Benefit Plan.

  4.16 Capitalization. The Seller and each of the subsidiaries of the Seller which are "insured depository institutions" are "adequately capitalized" as such term is defined in the rules and regulations promulgated by the Federal Reserve Board and the FDIC.

  4.17 Year 2000. Section 4.17 of the Seller Disclosure Schedule sets forth the "mission-critical" computer systems (as such term is commonly used in regulations and trade organization guidelines with respect to the Year 2000 Problem (as defined below)) owned or utilized by the Seller and its subsidiaries (the "Seller Mission Critical Systems"). Seller has taken all steps necessary to ensure that all of such Seller Mission Critical

Systems will not, or Seller has received written assurances from the applicable third-party service providers with respect to each Seller Mission Critical System that each of such Seller Mission Critical Systems will not, contain any material deficiencies relating generally to formatting for entering dates (commonly referred to and referred herein as the "Year 2000 Problem") and each Seller Mission Critical System is in compliance in all material respects with all regulations and trade organization guidelines concerning the Year 2000 Problem, including, without limitation, all Interagency Statements issued by the Federal Financial Institutions Examination Council, as well as separate issuances by any regulatory agency having jurisdiction over Seller or any of its subsidiaries with respect to the Year 2000 Problem. Section 4.17 of the Seller Disclosure Schedule indicates which such Seller Mission Critical Systems are licensed by the Seller from a third-party service provider. To the best knowledge of the Seller, all of Seller's and its subsidiaries' other computer systems ("Non-Mission Critical Systems") are in compliance in all material respects with all regulations and trade organization guidelines concerning the Year 2000 Problem. Except as set forth in Section 4.17 of the Seller Disclosure Schedule, the Seller is not aware of any material expense that it will incur prior to December 31, 1999 in connection with the Year 2000 Problem. Neither the Seller nor any of its subsidiaries is aware of any inability on the part of any customer, insurance company or service provider with which the Seller or any subsidiary of the Seller transacts business to timely remedy any deficiencies of its own in respect of the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Seller.

  4.18 Material Agreements.

    (a) Except as set forth in any of the Seller Disclosure Schedules or the index of exhibits in the Seller's Annual Reports on Forms 10-K for the years ended December 31, 1998, 1997 and 1996, except for this Agreement and the other Transaction Documents, neither the Seller nor any of its subsidiaries is a party to or is bound by (a) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Seller, except those entered into in the ordinary course of business; (b) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment, including without limitation, employment as a consultant of any person or the election or retention in office or severance of any present or former director or officer of the Seller or any of its subsidiaries; (c) any contract, agreement, or understanding with any labor union; (d) any agreement by and among the Seller, any subsidiary of the Seller and/or any Affiliate thereof; (e) any contract or agreement or amendment thereto that would be required to be filed as an Exhibit to a Form 10-K filed by the Seller as of the date hereof that has not been filed as an Exhibit to the Form 10-K filed by it for 1998; (f) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Seller or any of its subsidiaries to any officer or employee thereof, (g) any agreement, arrangement or commitment (whether written or oral) which materially restricts the conduct of any line of business by the Seller or any of its subsidiaries, or (h) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Seller has previously delivered to the Buyer true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Seller or any of its subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in Section 4.18 of the Seller Disclosure Schedule, is referred to herein as a "Seller Contract."

    (b) (i) To the best knowledge of the Seller, each Seller Contract listed on such Seller Disclosure Schedule is legal, valid and binding upon the Seller or Seller subsidiary, as the case may be, and in full force and effect, (ii) the Seller and each Seller subsidiary has in all material respects performed all obligations required to be performed by it to date under each such Seller Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Seller or any Seller subsidiary under any such Seller Contract.

  4.19 Property and Leases.

    (a) Each of the Seller and each Seller subsidiary has good and marketable title to all the real property and all other property owned by it and included in the Seller Balance Sheet, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens that secure liabilities that are reflected in the Seller Balance Sheet or incurred in the ordinary course of business after the date of the Seller Balance Sheet, (B) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (C) inchoate mechanics' and materialmen's Liens for construction in progress, (D) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Seller or any of its subsidiaries consistent with past practice, (E) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and
  (F) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by any Seller subsidiary acting in a fiduciary capacity (collectively, "Permitted Liens").

    (b) All leases of real property leased for the use or benefit of the Seller or any of its subsidiaries to which any of the foregoing is a party requiring rental payments in excess of $5,000,000 during the period of the lease, and all amendments and modifications thereto, are in full force and effect, and there exists no material default under any such lease by the Seller or any of its subsidiaries nor, to the best knowledge of the Seller, any event which with notice or lapse of time or both would constitute a material default thereunder by the Seller or any other Seller subsidiaries, except for such defaults which, individually, or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease or in a material liability to the Seller.

  4.20 Loan Portfolio. To the best knowledge of the Seller, all of the loan agreements, notes or borrowing arrangements with respect to loans in excess of $2,500,000 in original principal amount (collectively, "Loans") originated and held currently and at the Effective Time by the Seller or any of its subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Seller or any of its subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies of the Seller or such subsidiary. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Seller and its subsidiaries furnished to the Buyer by the Seller is true and complete in all material respects.

  4.21 Investment Securities. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Seller and its subsidiaries included in its Annual Report on Form 10-K for the period ended December 31, 1998, and none of the material investments made by the Seller or any of its subsidiaries since December 31, 1998, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

  4.22 Derivative Transactions. Neither the Seller nor any or its subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances or in connection with mortgage loan secondary market activities in the ordinary course of business consistent with the Seller Bank's past practices.

  4.23 Insurance. Section 4.23(a) of the Seller Disclosure Schedule sets forth a summary of all material policies of insurance of the Seller and its subsidiaries currently in effect, which summary is accurate and complete in all material respects. All of the policies relating to insurance maintained by the Seller or any of its subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and, neither the Seller nor any of its subsidiaries has received any notice of cancellation with respect thereto. Except as set forth in Section 4.23(b) of the Seller Disclosure Schedule, all life insurance policies on the lives of any of the current and former officers and directors of the Seller or any of its subsidiaries which are maintained by the Seller or any such subsidiary which are otherwise included as assets on the books of the Seller or such subsidiary (i) are, or will at the Effective Time be, owned by the Seller or such subsidiary, as the case may be, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Seller or such subsidiary agree that there will not be an amendment prior to the Effective Time without the consent of the Buyer, and (ii) are accounted for properly as assets on the books of the Seller or such subsidiary in accordance with GAAP in all material respects.

  4.24 Environmental Matters.

    (a) Except as set forth in the Environmental Reports, each of the Seller and its subsidiaries and, to the best knowledge of the Seller, the Loan Properties (each as hereinafter defined), are, and have been, in compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except in each case as have not been or would not be material.

    (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Seller threatened, before any Governmental Authority or other forum in which the Seller or any of its subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) occurring at or on a site owned, leased or operated by the Seller or any of its subsidiaries, except in each case as have not been or would not be material.

    (c) To the best knowledge of Seller, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Authority or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except in each case as have not been or would not be material.

    (d) Except as set forth in Section 4.24(d) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries, nor to their best knowledge or any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.24 could reasonably be based, except in each case as have not been or would not be material. No facts or circumstances have come to the Seller's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.24 could reasonably be expected to occur.

    (e) During the period of (i) the Seller's or any of its subsidiaries' ownership or operation of any of their respective current properties or
  (ii) the Seller's or any of its subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Seller, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the best knowledge of the Seller, prior to the period of (x) the Seller's or any of its subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties, or (y) the Seller's or any of its subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

    (f) Neither Seller nor any of its subsidiaries is an owner or operator of any Loan Property and there are no Participation Facilities.

    (g) The following definitions apply for purposes of this Section 4.24:
  (i) "Loan Property" means any property in which the Seller or any of its subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which the Seller or any of its subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iv) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. (S)1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; and (v) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

  4.25 Administration of Fiduciary Accounts. Each of the Seller and its subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflects the assets of such fiduciary account.

  4.26 Investment Management Activities. Except as set forth in Section 4.26 of the Seller Disclosure Schedule, none of the Seller or any of its subsidiaries is required to be registered as an investment adviser, a broker, dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, The Commodity Futures Trading Commission, the National Futures Association, the securities commission of any state or any self-regulatory body. The Seller and each of its subsidiaries has performed and administered in all material respects all of its investment management or investment advisory accounts in accordance with the terms and conditions of the governing documents for such account and with applicable law. The accountings for each such investment management and investment advisory account are true and correct in all material respects and accurately reflect the assets of such fiduciary accounts.

  4.27 Recent Acquisitions. Except (i) as set forth Section 4.27 of the Seller Disclosure Schedule and (ii) for the obligation to (x) maintain directors and officers liability insurance policies for the benefit of certain officers and directors of entities which either the Seller or a subsidiary has acquired (whether by merger, stock acquisition, acquisition of assets or otherwise), and (y) indemnify such parties for certain liabilities arising in connection with their service as officers or directors of such entities, neither the Seller nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise and whether or due or to become due) arising out of or relating to any such acquisition which has not been adequately provided for, reflected or disclosed in the SEC Reports or the Seller Balance Sheet.

  4.28 Seller Rights Agreement. Seller has taken all necessary action so that the entering into of this Agreement, the Bank Merger Agreement and the Seller Option Agreement and the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Seller Rights Agreement or enable or require the Seller rights issuable thereunder to be exercised, distributed or triggered. The Seller has adopted an amendment to the Seller Rights Agreement in the form of Exhibit III attached hereto.

  4.29 State Takeover Laws. The Board of Directors of the Seller has approved the transactions contemplated by this Agreement, the Bank Merger Agreement and the Seller Option Agreement and taken all other requisite action such that the provisions of Ch. 110F of the Massachusetts General Laws and the provisions of the Seller's Articles of Organization relating to special voting requirements for certain business combinations will not apply to this Agreement or the Seller Option Agreement or any of the transactions contemplated hereby or thereby.

  4.30 Proxy Statement; Seller Information. The information relating to the Seller and its subsidiaries to be contained in the Proxy Statement as described in Section 6.1 hereof, and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to stockholders of the Seller or at the time of the Seller Stockholders Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

  4.31 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule, furnished to the Seller pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading. To the best knowledge of the Seller, all information material to the Merger and the transactions contemplated by this Agreement, or which is necessary to make the representations and warranties herein contained not misleading, has been disclosed in writing to the Seller.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Seller Option Agreement, the Seller shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, including without limitation, implementing a retention program in furtherance thereof, which program shall be proposed by the Buyer after consultation with the Seller; provided, that if the Merger shall not be consummated, the Buyer shall reimburse the Seller for the cost of any retention bonuses paid to or earned by the employees prior thereto pursuant to such program, and (iii) take no action which would materially adversely affect or materially delay the ability of the Seller to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, the Bank Merger Agreement or the Seller Option Agreement.

  5.2 Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Seller Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement the Bank Merger Agreement or the Seller Option Agreement (and the Buyer acknowledges that any action taken by the Seller or any of its subsidiaries prior to the Effective Time which is expressly permitted or required by this Agreement shall not be deemed a breach of any representation, warranty, agreement or covenant herein), the Seller shall not, and the Seller shall not permit any of its subsidiaries to, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld:

    (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Seller or any of its subsidiaries to the Seller or any of its subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, Federal Home Loan Bank borrowings, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

    (b) adjust, split, combine or reclassify any shares of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, make, declare or pay any dividend or make any other distribution on, whether payable in cash, stock, property or otherwise, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares or its capital stock (except for (i) regular quarterly cash dividends in respect of each full fiscal quarter following the date hereof at a rate not in excess of $.15 per share of Seller Common Stock and consistent with past practice, (ii) dividends paid by any of the wholly owned subsidiaries of the Seller to the Seller or any of its wholly-owned subsidiaries, and (iii) a special one-time cash dividend in respect of any partial fiscal quarter following the date hereof and prior to the Effective Date, declared and payable prior to the Effective Time in an amount equal to the per share number determined by multiplying .15 by a fraction, the numerator of which is the number of calendar days from the beginning of the last fiscal quarter during which the Effective Time is to occur, to the payment date of the special dividend referred to herein and the denominator of which is the total number of days in the quarter during which the Effective Time is to occur, and in respect of which no regular quarterly dividend has been declared or paid, which special dividend shall be payable if (A) prior to the Effective Time, the Buyer or any Affiliate of the Buyer submits a bid or other offer to acquire any assets or liabilities in the Branch Divestiture and the Effective Time has not occurred on or before January 31, 2000, or, alternatively, (B) prior to the Effective Time, neither the Buyer nor any Affiliate of the Buyer submits a bid or other offer to acquire any assets or liabilities in the Branch Divestiture and the Effective Time does not occur on or before February 29, 2000); or issue, sell pledge or encumber any additional shares of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, except up to a maximum of 2,386,818 shares of Seller Common Stock pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement or except pursuant to the Seller Rights Agreement;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

    (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof, or commitment to make such an investment, and, in any event regardless of whether consistent with past practice, make any such investment or commitment to make such an investment which is in excess of $5.0 million; provided, however, that the terms of this Section 5.2(d) shall not apply to the Seller's investment securities portfolio or gap position, each of which is expressly covered by
  Section 5.2(i) hereof;

    (e) except for transactions in the ordinary course of business consistent with past practice, enter into, terminate or renew any material contract or agreement, or make any change in any of its material contracts;

    (f) (i) adopt, amend, renew or terminate any Plan or any agreement, arrangement or plan between the Seller or any of its subsidiaries and one or more of its current or former directors, officers or employees;
  (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Seller or any of its subsidiaries; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund policy or arrangement providing for any benefit to any director, officer or employee; or (iv) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, in all cases, other than in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing Date, the Seller shall be permitted (A) in consultation with the Buyer, to determine bonuses to be paid to employees of the Seller and its subsidiaries for the 1999 fiscal year, which bonuses (other than those bonuses to be paid to employees of United States Trust Company) shall be determined in the ordinary course of business and consistent with the Seller's Annual Incentive Plan for Senior Officers and the 1998 Officer and Non-Officer Bonus Programs, true and correct copies of each of which have been provided to the Buyer, in each case as modified in the manner described in Section 5.2(f) of the Seller Disclosure Schedule; provided, further, however, that in no event shall the aggregate bonuses paid by the Seller to its employees pursuant to this Section 5.2(f)(A) exceed 110% of the aggregate bonuses paid by the Seller to its employees for the 1998 fiscal year; provided, further, that such bonuses shall be paid in the manner described in Section 5.2(f)(A) of the Seller Disclosure Schedule, and (B) to grant salary increases to its employees (other than those employees of the Seller who are officers) at the regular review date of such non-officer employees in an aggregate amount for all such non-officer employees not to exceed three percent (3%) of the current annualized base salaries of such non-officer employees or constitute more than a ten percent (10%) increase with respect to any one such employee;

    (g) settle any claim, action or proceeding, except in the ordinary course of business consistent with past practice;

    (h) amend its Articles of Organization or its By-Laws;

    (i) other than after prior consultation with the Buyer, or in the ordinary course of business, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (j) enter into any new line of business or file any application to relocate or terminate the operations of any banking office of the Seller or any of its subsidiaries or, other than after prior consultation with Buyer, materially expand the business currently conducted by the Seller and its subsidiaries;

    (k) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets;

    (l) except as provided in Section 5.8 hereof, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed with respect to the Medford operations facility described in Section 5.8 hereof, or in the ordinary and usual course of business consistent with past practice, and in all cases the Seller agrees to obtain the consent of the Buyer with respect to capital expenditures that individually exceed $250,000 or cumulatively exceed $5,000,000;

    (m) take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Seller's independent accountants; or make any tax election or settle or compromise any federal, state, local or foreign tax liability;

    (n) make any new or additional equity investment in real estate or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

    (o) change in any material respect its loan policies, except as required by regulatory authorities;

    (p) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any lease, contract, agreement or commitment for office space, operations space or branch space to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries or their respective properties is bound; or (ii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to the Seller or any of its subsidiaries of more than $1,000,000 or having a term of one year or more from the date of execution;

    (q) commit any act or omission which constitutes a material breach or default by the Seller or any of its subsidiaries under any Regulatory Agreement or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

    (r) engage in any activity that would result in the disqualification of Affiliated Community Bancorp, Inc. as a security corporation, as described in Section 38B(b) of Chapter 63 of the MGL;

    (s) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

    (t) authorize or agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

  5.3 Buyer Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Buyer and its Affiliates shall not, and the Buyer shall not permit any of its subsidiaries to, without the prior written consent of the
Seller:

    (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in Article VII of this Agreement not being satisfied or in a violation of any provision of this Agreement;

    (b) take any action that is intended or may reasonably be expected to materially adversely affect or, except with respect to bidding or entering into an agreement to acquire any assets or liabilities proposed to be divested in connection with the merger of Fleet Financial Group, Inc. and BankBoston Corporation, materially delay its ability to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

    (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

  5.4 System Conversions. From and after the date hereof, the Buyer and the Seller shall meet on a regular basis to discuss and plan for the conversion of the Seller's and its subsidiaries' data processing and related electronic informational systems to those used by the Buyer and its subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by the Seller of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Seller or any of its subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Seller shall not be obligated to take any such action prior to the Effective Time and, unless the Seller otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees, expenses or charges, the Buyer shall indemnify the Seller and its subsidiaries for any such fees, expenses and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

  5.5 Certain Changes and Adjustments. Prior to the Closing, the Buyer and the Seller shall consult with each other concerning the Seller Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Buyer Bank's plans with respect to the foregoing after the Effective Time; provided, however, that neither the Seller nor the Seller Bank shall be obligated to take any action pursuant to this Section which is inconsistent with GAAP and, in any event, unless and until the Buyer acknowledges, and the Seller and the Seller Bank are satisfied, that all conditions to Seller's obligation to consummate the Merger have been satisfied and that the Buyer intends to consummate the Merger in accordance with the terms of this Agreement. No action taken by the Seller or the Seller Bank pursuant to this Section or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect. In the event that the Seller or any of its subsidiaries takes, at the request of the Buyer, any action pursuant to this Section 5.5, the Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses and charges, and the costs of reversing the action taken, if for any reason the Merger is not consummated in accordance with the terms of this Agreement.

  5.6 Branches. Prior to the Effective Time, the Buyer and the Seller shall consult and cooperate with each other concerning alignment of the Buyer Bank's and the Seller Bank's branches following the Effective Time, and the Seller will, if requested by the Buyer, cooperate with the Buyer to cause Seller Bank to prepare and file applications for branch closings with all appropriate Bank Regulators after all of the Requisite Regulatory Approvals have been obtained (without regard to any applicable waiting periods). If for any reason the Merger is not consummated in accordance with the terms of this Agreement, the Buyer will reimburse the Seller for any fees or expenses incurred in connection with the preparation and filing of such applications at the request of the Buyer.

  5.7 Servicing. The Seller agrees that upon the expiration of any of the Seller's or its subsidiaries' 401(k) servicing agreements prior to the Closing, it will enter into a new 401(k) servicing agreement with the same service provider as the Buyer, provided, however, that the Seller or its subsidiaries shall not be obligated to do so unless the terms of such new agreement are comparable to or not materially less favorable than terms then available to the Seller. If requested by the Buyer, the Seller shall, and shall cause certain of its subsidiaries to, provide notices of termination with respect to certain other servicing arrangements of the Seller or its subsidiaries existing as of the date hereof; provided, however, that, if for any reason the Merger is not consummated in accordance with the terms of this Agreement, the Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses, charges, and the costs of reversing the action taken or entering into a new servicing agreement on terms substantially similar to the servicing arrangements so terminated pursuant to this Section 5.7.

  5.8 Medford Operations Facility. From and after the date hereof, the Buyer and the Seller shall consult and cooperate with each other with respect to the completion of the building of the Seller's Medford operations facility and the parties shall use their reasonable best efforts to continue utilizing for the completion and renovation of such facility those contractors to whom commitments to complete work in such facility have already been made by the Seller as of the date hereof; provided, however, that the Seller shall not enter into any new commitments with respect to capital expenditures on such facility without the consent of the Buyer; provided, further, that in the event that the Merger is not consummated in accordance with the terms of this Agreement, at the Seller's option, within thirty (30) days of the Seller's written request, the Buyer shall purchase the Medford operations facility from the Seller at a cash purchase price equal to the net book value of such facility as of the date of purchase and upon such other terms and conditions as are conventional for the sale of similar commercial real estate.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Regulatory Matters; Consents.

    (a) The Seller will as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Seller Stockholders Meeting") to be held as soon as possible following clearance by the SEC of the Seller Proxy Statement, for the purpose of approving this Agreement and the Merger.

    (b) The Seller's Board of Directors has adopted a resolution recommending approval and adoption of this Agreement and the Merger by the Seller's stockholders, and except as provided in the next sentence, the Board of Directors of the Seller shall at all times recommend approval and adoption of this Agreement and the Merger by the Seller's stockholders. The Board of Directors of the Seller shall be permitted to withdraw or modify in a manner adverse to the Buyer (or not to continue to make) its recommendation to its stockholders if, but only if, (a) in the opinion of the Seller's outside counsel, such action is required, in response to an unsolicited bona fide written Superior Proposal, in order for the Board of Directors of the Seller to comply with its fiduciary duties under applicable law, (b) the Seller has given the Buyer five (5) business days' prior notice of the receipt of such Superior Proposal and the Seller's Board of Directors has considered any proposed changes to this Agreement (if any) proposed by the Buyer, and (c) the Seller has fully and completely complied with Section
  6.2 hereof. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide Acquisition Transaction for at least a majority of the outstanding shares of the Seller Common Stock on terms the Board of Directors of the Seller determines in its good faith judgment (taking into account the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation) are in the aggregate more favorable and provide greater value to all the Seller's stockholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Transaction" means any offer or proposal for, or any indication of interest in (w) a merger or consolidation, or any similar transaction, involving the Seller or any Significant Subsidiary of the Seller, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Seller or all or substantially all of the assets or deposits of any Significant Subsidiary of the Seller, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 10% or more of the voting power of the Seller or more than 25% of any Significant Subsidiary of the Seller, or (z) any substantially similar transaction.

    (c) As soon as practicable after the date hereof, and in any event by July 15, 1999, the Seller shall prepare and file the Seller Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Seller Proxy Statement cleared by the SEC. The Buyer and the Seller shall cooperate with each other in the preparation of the Seller Proxy Statement and the Seller shall notify the Buyer promptly of the receipt of any comments of the SEC with respect to the Seller Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Buyer promptly copies of all correspondence between the Seller or any representative of the Seller and the SEC. The Seller shall give the Buyer and its counsel the opportunity to review the Seller Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review all amendments and supplements to the Seller Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Buyer and the Seller agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Seller Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholders Meeting referred to in Section 6.1(a) hereof at the earliest practicable time.

    (d) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. The Buyer and the Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Buyer or the Seller, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (e) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Seller Proxy Statement or any other statement, filing, notice or application made by or on behalf of any Affiliate of the Buyer, the Buyer or the Seller or any of their respective subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

    (f) The Buyer and the Seller shall promptly advise each other upon receiving (and the Buyer shall so advise with respect to communications received by any Affiliate of the Buyer) any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

  6.2 No Solicitation. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.1 hereof, neither the Seller nor any of its subsidiaries or Affiliates shall (and the Seller shall use its reasonable best efforts to cause its representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or take any action to facilitate, any inquires or the making of an offer or proposal regarding, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates or representatives), concerning any Acquisition Transaction provided, that the Seller may, in response to an unsolicited written offer or proposal regarding an Acquisition Transaction, furnish non-public information with respect to the Seller and its subsidiaries to the third party making such written offer or proposal and may participate in negotiations regarding such written offer or proposal if (A) the Seller's Board of Directors determines in good faith based on the written advice of outside counsel of the Seller that such action is required for the Seller's Board of Directors to comply with the fiduciary duties applicable to directors under applicable law and (B) the Seller has received from such third party an executed confidentiality agreement with terms not materially less favorable to the Seller than those contained in the Confidentiality Agreement with the Buyer. Notwithstanding the foregoing, nothing contained in this Section 6.2 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors as determined in good faith and as advised in writing by outside counsel, may be required under applicable law. The Seller will immediately communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, the DOJ, or any other Governmental Authority with respect to a proposed Acquisition Transaction. The Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Seller Bank is a party regarding an Acquisition Transaction.

  6.3 Access to Information.

    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Buyer and the Seller, for the purposes of verifying the representations and warranties of the other and relating to the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of the Buyer and the Seller shall, and shall cause their respective subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Buyer or the Seller, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Buyer's or the Seller's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) All information furnished by any party hereto to the other or its representatives pursuant hereto shall be treated as the sole property of the party providing the information and, if the Merger shall not occur, the party being furnished such information shall return to the other party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The parties hereto shall, and shall use their reasonable best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the possession of the party being furnished such information prior to the disclosure thereof by the other party, (y) was then generally known to the public, or (z) was disclosed to the party being furnished such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures made as required by law.

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

  6.4 Legal Conditions to Merger. Each of the Buyer and its Affiliates and the Seller shall, and the Seller shall cause its subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by the Buyer or the Seller or any of their respective subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

  6.5 Employment and Benefit Matters.

    (a) From and after the Effective Time, the Buyer agrees to provide the employees of the Seller and its subsidiaries (the "Seller Employees") who remain employed after the Effective Time (collectively, the "Transferred Seller Employees") with the types and levels of employee benefits maintained by the Buyer for similarly situated employees of the Buyer. The Buyer will treat, and cause its applicable benefit plans to treat, the service of Seller Employees with Seller or any subsidiary of Seller as service rendered to the Buyer or any Affiliate of Buyer for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, the Buyer shall not treat any employee of the Seller or any of its subsidiaries as a

  "new" employee for purposes of any exclusions under any health or similar plan of the Buyer for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

    (b) Compensation Arrangements. Following the Effective Time, the Buyer shall honor and shall cause its subsidiaries to honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement, which are between the Seller or any subsidiary of the Seller and any director, officer or employee thereof, and the Buyer will not, and will not cause any of its subsidiaries to, challenge the validity of any obligation of the Seller or any subsidiary of the Seller under, any employment, severance, change in control, post-employment, consulting, supplemental retirement or such other compensation, contract or arrangement with any current or former director, officer or employee of the Seller. Notwithstanding the terms of this Agreement or any plan to the contrary, prior to the Effective Time, the Seller shall be permitted to cause one or more trusts to be formed and to fund such trusts, the purpose of which will be to fund all obligations which may be payable after the Effective Time to employees of the Seller under the Seller's Senior Executive Plan and such other plans of the Seller set forth in Section 6.5(b) of the Seller Disclosure Schedule.

    (c) Continuation of Plans. Notwithstanding anything to the contrary contained herein, the Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Seller; provided, however, that the Buyer shall continue to maintain the Seller plans (other than stock based or incentive plans or stock funds in retirement plans) until the Seller Employees are permitted to participate in the Buyer's plans. Nothing in this Agreement shall alter or limit the Buyer's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Seller Employees and their qualified beneficiaries in connection with the group health plan maintained by the Seller as of the Effective Time.

    (d) Severance Obligations. For a period of one (1) year after the Closing Date, the Buyer will provide all Seller Employees who are not otherwise covered by a specific termination, severance or change in control agreement with a severance plan with provisions which are at least as favorable in the aggregate to any Seller Employee whose employment is terminated after the Effective Time as the severance plan or policy currently maintained by the Seller or any Seller subsidiary for such employee as disclosed in
  Section 4.15(a) of the Seller Disclosure Schedule. Any Seller Employee whose position is terminated on or prior to the Effective Time shall be entitled to severance benefits in accordance with the severance plan or policy currently maintained by the Seller or any subsidiary of the Seller for such employee.

    (e) The provisions of this Section 6.5 respecting the Buyer's agreement to honor the contracts, arrangements, commitments and understandings referred to in Section 6.5(b) are intended to be for the benefit of and enforceable by the persons referred to therein or the parties to these agreements, respectively, and their heirs and representatives.

    (f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Seller or any of its subsidiaries take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

  6.6 Directors' and Officers' Indemnification and Insurance.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Seller or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Seller, any of the Seller's subsidiaries or any of their respective predecessors or (ii) this Agreement, the Seller Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (1) the Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer or the Buyer Bank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Buyer thereof, provided that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.6 except to the extent such failure to notify materially prejudices the Buyer. The Buyer's obligations under this Section 6.6 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

    (b) The Buyer shall maintain the Seller's (including its subsidiaries') existing directors' and officers' liability insurance (the "D&O Insurance") covering persons who are currently covered by the Seller's D&O Insurance for a period of six (6) years after the Effective Time on terms no less favorable than those in effect on the date hereof and shall at the Effective Time provide evidence of such extension of coverage to the Seller; provided, however, that the Buyer may substitute therefor policies providing substantially comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof. In connection with the foregoing, the Seller agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

    (c) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this section.

    (d) The provisions of this Section 6.6 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the charter or by-laws of the Seller or any of its subsidiaries, any contract or applicable law.

  6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Buyer.

  6.8 Advice of Changes. The Buyer and the Seller shall each promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  6.9 Update of Disclosure Schedules. From time to time prior to the Effective Time, the Seller will promptly supplement or amend the Seller Disclosure Schedule to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Seller Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2(b) hereof or compliance by the Seller with the covenants set forth in Article V hereof.

  6.10 Current Information.

    (a) As soon as practicable, the Seller will furnish to the Buyer copies of all such financial statements and reports as it or any of its subsidiaries shall send to its stockholders, the SEC or any other Governmental Authority, to the extent any such reports furnished to any such Governmental Authority are not confidential and except as legally prohibited thereby, and will furnish to the Buyer such additional financial data as the Buyer may reasonably request.

    (b) Promptly upon receipt thereof, the Seller will furnish to the Buyer copies of all internal control reports submitted to the Seller and its subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of the Seller and its subsidiaries made by such auditors.

    (c) The Seller will promptly notify the Buyer of any material change in the normal course of business or in the operation of the properties of the Seller or any of its subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Seller or any of its subsidiaries, and will keep the Buyer reasonably informed of such events.

  6.11 Liaison Committee. During the period from the date of this Agreement to the Effective Time, the Seller will make available one or more of its designated representatives (a) to confer on a regular and frequent basis (not less than monthly) with representatives of the Buyer to report on (i) the general status of the ongoing operations of the Seller and its subsidiaries,
(ii) the status of, and the action proposed to be taken with respect to, those loans held by the Seller or any of its subsidiaries which, either individually or in combination with one or more other loans to the same borrower thereunder, have an aggregate outstanding principal amount of $5,000,000 or more and are classified or non-performing assets, and (iii) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned, and (b) to communicate with respect to the manner in which the business of the Seller and its subsidiaries are conducted and the disposition of certain assets after the Effective Time, Year 2000 preparedness, the type and mix of products and services, personnel matters, branch alignment, branch closings, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, the Seller and the Buyer shall promptly establish a liaison committee (the "Liaison Committee"), which will be chaired by an officer designated by the Buyer and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. In addition, during the period from the date of this Agreement to the Effective Time, on the date that the Seller Bank delivers to the members of its senior credit committee applicable information and reports for the next upcoming meeting of such committee, the Seller shall provide to a designated representative of the Buyer located in Boston, Massachusetts access to the same information and reports as are provided to the Seller Bank's senior credit committee members with respect to new loans and extensions of credit proposed to be made by the Seller Bank in excess of $5,000,000. The representative designated by the Buyer shall also be allowed to attend the Seller Bank's senior credit committee meetings and be a non-voting observer thereof. The Seller, if requested by the Buyer, will assist the Buyer to prepare to sell a portion of its single family residential mortgage loans and mortgage loan servicing rights following the Effective Time; provided, that Buyer shall indemnify the Seller and its subsidiaries for any fees, expenses and charges incurred by Seller in connection therewith if the Merger is not consummated in accordance with the terms of this Agreement.

  6.12 Bank Merger. Unless otherwise determined by the Buyer prior to the Closing, at the effective time of the Bank Merger the Articles of Organization and By-Laws of the Buyer Bank, as in effect immediately prior thereto, shall be the Articles of Organization and By-Laws of the Surviving Bank until thereafter amended as provided by law and such Articles of Organization and By-Laws. The directors and officers of the Buyer Bank immediately prior to the effective time of the Bank Merger shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Bank and until their respective successors are duly elected or appointed and qualified.

  6.13 Organization of the Merger Sub

    (a) Prior to the Effective Time, the Buyer will take any and all necessary action to cause (i) the Merger Sub to be organized, (ii) the Merger Sub to become a direct wholly owned subsidiary of the Buyer, (iii) the directors and stockholders of the Merger Sub to approve the transactions contemplated by this Agreement, (iv) the Merger Sub to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to the Seller, whereupon the Merger Sub shall become a party to and be bound by this Agreement, and (v) the Merger Sub to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

    (b) On and as of the date the Merger Sub becomes a party to this Agreement, the Buyer and the Merger Sub shall, jointly and severally, represent and warrant to the Seller and the Bank as follows:

      (i) The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and all of its outstanding capital stock are owned, directly, by the Buyer. Since the date of its organization, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement;

      (ii) The Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry on its obligations hereunder. The execution and delivery of this Agreement by the Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Sub and will not (A) conflict with or violate the Articles of Organization or By-laws of the Merger Sub or (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Merger Sub or by which any of its properties or assets is bound or affected; and

      (iii) The Merger Sub has executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Merger Sub enforceable against the Merger Sub in accordance with its terms.

  6.14 Community Commitments. From and after the Effective Time, Buyer shall use its reasonable efforts to continue the community commitments undertaken by the Buyer Bank and the Seller Bank prior to the date hereof in the communities currently served by each of the Buyer Bank and the Seller Bank.

  6.15 Consolidation of Corporate Structure. The parties hereto hereby agree that prior to the consummation of the transactions contemplated hereby, at the Buyer's request, the Seller shall, subject to the receipt of all required regulatory approvals and consents with respect to such actions, take the following actions:

    (a) As promptly as practicable after the date hereof, the Seller shall contribute (i) all of the shares of Bank Common Stock which Seller holds and (ii) all of the shares of the capital stock or other equity securities issued by United States Trust Company to Affiliated Community Bancorp, Inc., the Seller's wholly-owned subsidiary.

    (b) On or before the date which is ten (10) days prior to the Closing Date, the Seller shall cause each subsidiary of the Seller Bank identified by the Buyer prior to the Closing Date to be liquidated.

    (c) On or prior to the date which is ten (10) days prior to the Closing Date, but subsequent to the liquidation of the subsidiaries referred to in
  Section 6.15(b) immediately above, the Seller shall cause Seller Bank to declare and pay a cash dividend (the "Special Dividend") to Affiliated Community Bancorp, Inc. in an amount equal to the lesser of (i) the maximum amount that Seller Bank may pay as a dividend to its shareholders without being required to include in its gross income amounts charged against the reserves identified in Section 593(e)(1)(B) or (C) of the Code, and (ii) an amount designated in writing by the Buyer.

    (d) Subsequent to the declaration and payment of the Special Dividend and not less than three (3) days prior to the Closing Date, the Seller shall cause Affiliated Community Bancorp, Inc. to liquidate into the Seller.

    (e) In the event that the Merger is not consummated in accordance with the terms hereof, the Buyer shall indemnify the Seller for any and all costs and expenses incurred by the Seller with respect to the actions taken pursuant to this Section 6.15.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Each Party's Obligations To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) Stockholder's Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the holders of the outstanding shares of Seller Common Stock present and voting at the Seller Stockholders Meeting in accordance with applicable law.

    (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

    (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger or the Bank Merger.

  7.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

    (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller and its subsidiaries taken as a whole.

    (b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time (or if made as of a specified date, only as of such date) The Buyer shall have received a certificate to the foregoing effect signed by the chairman or president and the chief financial officer of the Seller.

    (c) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Seller by the chairman or president and the chief financial officer to such effect.

    (d) Consents Under Agreements. The consent, approval or waiver of each person (other than Requisite Regulatory Approvals contemplated in Section 7.1(b)) whose consent or approval shall be required in order to permit the lawful consummation of the Merger and the Bank Merger shall have been obtained, other than such consents or approvals, the failure of which to obtain would not have a Material Adverse Effect on Seller or Buyer after the Effective Time.

    (e) Stockholders Agreements. Agreements, substantially in the form attached as Exhibit IV hereto, shall have been executed and delivered by at least 80% of the directors of the Seller and all of the senior executive officers of the Seller set forth in Section 7.2(e) of the Seller Disclosure Schedule.

  7.3 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time (or if made as of a specified date, only as of such date). The Seller shall have received a certificate to the foregoing effect signed by the chairman or president and the chief financial officer of the Buyer.

    (b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by the chairman or president and the chief financial officer to such effect.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller:

    (a) by mutual consent of the Seller and the Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

    (b) by either the Board of Directors of the Buyer or the Board of Directors of the Seller if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

    (c) by either the Board of Directors of the Buyer or the Board of Directors of the Seller if the Merger shall not have been consummated on or before March 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

    (d) by either the Board of Directors of the Buyer or the Board of Directors of the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

    (e) by either the Buyer or the Seller if the approval of the Seller's stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such party's stockholders or at any adjournment thereof;

    (f) by the Buyer, if the Board of Directors of the Seller shall not have publicly recommended to the stockholders of the Seller that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner materially adverse to the Buyer; or

    (g) by the Buyer, if the Seller determines to negotiate with, or disclose any nonpublic information relating to the Seller or any of its subsidiaries or afford access to their properties, books or records to, any Person in connection with an Acquisition Transaction.

  8.2 Effect of Termination.

    (a) In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Buyer, the Seller, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.3(b), 8.2, 9.2 and 9.3 and all obligations of the Buyer to indemnify or reimburse the Seller under Article V and Section 6.15 hereof and all other obligations of the parties intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, all obligations of the Buyer to indemnify or reimburse the Seller under Article V and Section 6.15 hereof shall terminate in the event that this Agreement is terminated by the Buyer pursuant to Sections 8.1(f) or (g) hereof; provided, further however, that the preceding proviso shall not apply upon a termination of this Agreement by the Buyer pursuant to
  Section 8.1(g) hereof in the event that the Buyer has, as of such date of termination, bid or made an offer to purchase any assets or liabilities to be sold in connection with the Branch Divestiture unless the Buyer shall have revoked or withdrawn such bid or offer, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor the Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    (b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

  8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Buyer and the Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Seller Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Seller, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Seller Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                                 MISCELLANEOUS

  9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date"); provided, however, that in no event shall the Closing take place prior to January 3, 2000, which at the Buyer's discretion may be extended to a date no later than January 31, 2000.

  9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Seller Option Agreement, which shall terminate in accordance with their terms) shall survive the Effective Time, except for Sections 5.2(f), 6.5 and 6.6 which by its terms applies in whole or in part after the Effective Time.

  9.3 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  9.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

  (a) If to Buyer, to: Citizens Financial Group, Inc.
                       One Citizens Plaza
                       Providence, RI 02903-1339
                       Attention:  Lawrence K. Fish
                                   Chairman, President and Chief
                                   Executive Officer
  and to:      Citizens Financial Group, Inc.
                 One Citizens Plaza
                 Providence, RI 02903-1339
                 Attention:  Joel J. Brickman, Esq.
                             Senior Vice President, General
                             Counsel and Secretary
                        Tel: 401-456-7834
                        Fax: 401-455-5927

  with required copies to:   Goodwin, Procter & Hoar LLP
                             One Exchange Place
                             Boston, MA 02109
                             Attention:  Regina M. Pisa, P.C.
                                    Tel: 617-570-1525
                                    Fax: 617-523-1231

  (b) If to Seller, to:  UST Corp.
                         40 Court Street
                         Boston, MA 02109
                         Attention:  Neal F. Finnegan
                                     President and Chief Executive
                                     Officer

  and to:        UST Corp.
                 40 Court Street
                 Boston, MA 02109
                 Attention:  Eric R. Fischer, Esq.
                             Executive Vice President, General
                             Counsel and Clerk
                       Tel: 617-726-7377
                       Fax: 617-695-4175

  with required copies to:   Bingham Dana LLP
                             150 Federal Street
                             Boston, MA 02110
                             Attention:  Neal J. Curtin, Esq. and
                                         Stephen H. Faberman, Esq.
                                   Tel: 617-951-8000
                                   Fax: 617-951-8736

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

  9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require the Seller or the Buyer or any their respective subsidiaries or Affiliates to take any action which would violate applicable law, rule or regulation. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be June 21, 1999.

  9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Seller Option Agreement.

  9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

  9.9 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

  9.10 Publicity. Except as otherwise required by applicable law or the rules of the NASD, neither the Buyer nor the Seller shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the party, which consent shall not be unreasonably withheld.

  9.11 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.5(b) and 6.6, and with respect to the bonuses referred to in Section 5.2(f) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Buyer shall be entitled to revise the structure of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby, provided that, each of the transactions comprising such revised structure shall not (i) subject the stockholders of Seller, Seller or any of its subsidiaries to adverse tax consequences, (ii) change the amount or form of consideration to be received by the stockholders of Seller, (iii) alter to the detriment of the Seller or its stockholders the benefits to be received by the Seller's stockholders hereunder, (iv) jeopardize the receipt of any required regulatory approvals relating to the consummation of the Merger or the Bank Merger, or (v) reduce the obligations of the Buyer or the Buyer Bank hereunder or under the Bank Merger Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

  9.14 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

  "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

  "associate" shall have the meaning ascribed thereto in Rule 14a-1 under the Securities Exchange of 1934, as amended.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "Bank Examinations" shall have the meaning ascribed thereto in Section 4.9 hereof.

  "Bank Regulator" shall mean and include, any pertinent federal or state Governmental Authority changed with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits, including without limitation, the FRB, the FDIC, the Massachusetts Commissioner and the MBBI.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "DOJ" shall mean the United States Department of Justice.

  "EPA" shall have the meaning ascribed thereto in Section 4.24.

  "Equity Investment" shall have the meaning set forth for such term as of the date hereof in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R.(S)362.2(k).

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

  "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

  "Governmental Authority" shall mean any United States federal, state or local governmental commission, board or other regulatory authority or agency, including courts and other judicial bodies.

  "IRS" shall mean the United States Internal Revenue Service.

  "Liens" shall have the meaning ascribed to such term in Section 4.19 hereof.

  "Loans" shall have the meaning ascribed to such term in Section 4.20 herein.

  "MBBI" shall mean the Massachusetts Board of Bank Incorporation.

  "MBCL" shall mean the Massachusetts Business Corporation Law.

  "MGL" shall mean the Massachusetts General Laws.

  "Massachusetts Commissioner" shall mean the Commissioner of Banks of The Commonwealth of Massachusetts.

  "Material Adverse Effect" shall mean, with respect to any Person, a change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of such Person taken as a whole; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to depository institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of the Seller taken with the prior written consent of the Buyer, and (d) the direct effects of compliance with this Agreement on the operating performance of the parties including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

  "Permitted Liens" shall have the meaning ascribed to such term in Section
4.19.

  "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

  "Public Announcement" shall mean a written press release, public announcement or public information disclosure by the Seller or the Buyer or any of their subsidiaries relating to the Merger or the other transactions contemplated hereby.

  "Records" means all records and original documents in the Seller's possession which pertain to and are utilized by the Seller or any of its subsidiaries to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the business of the Seller or any of its subsidiaries.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Seller Contract" shall have the meaning ascribed to such term in Section
4.18 hereof.

  "Seller Disclosure Schedule" shall mean the disclosure schedule relating to the Seller delivered to Buyer together herewith.

  "Seller Rights Agreement" shall mean that certain Rights Agreement which was adopted by the Seller on September 19, 1995, as amended.

  "Seller Stock Option Plans" shall have the meaning ascribed thereto in
Section 2.10 hereof.

  "Significant Subsidiary" shall mean those subsidiaries set forth in Section
9.14 of the Seller Disclosure Schedule.

  "Stockholders Agreements" shall mean those certain Stockholder Agreements dated as of the date hereof respectively between the Buyer and members of the Seller's board of directors and executive management and substantially in the form attached hereto as Exhibit B.

  "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership), or, with respect to such corporation or other organization, at least twenty percent of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

  "Tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

  "Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

  "Transaction Documents" shall mean this Agreement, the Bank Merger Agreement and the Seller Option Agreement.

  IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

                                          CITIZENS FINANCIAL GROUP, INC.

                                                   /s/ Lawrence K. Fish
                                          By:__________________________________
                                          Name: Lawrence K. Fish
                                          Title: Chairman, President and Chief
                                           Executive
                                               Officer

Attest:

           /s/ Joel Brickman
By:__________________________________
               Secretary

                                                    /s/ Michael Edwards
                                          By:__________________________________
                                          Name: Michael Edwards
                                          Title: Senior Vice President and
                                           Treasurer

                                          UST CORP.

                                                   /s/ Neal F. Finnegan
                                          By:__________________________________
                                          Name: Neal F. Finnegan
                                          Title: President and Chief Executive
                                           Officer

Attest:

          /s/ Eric R. Fischer
By:__________________________________
                 Clerk

                                                     /s/ James K. Hunt
                                          By:__________________________________
                                          Name: James K. Hunt
                                          Title:  Treasurer

                               JOINDER AGREEMENT

  WHEREAS, Citizens Financial Group, Inc., a Delaware corporation (the "Buyer"), and UST Corp., a Massachusetts corporation (the "Seller"), are parties to an Agreement and Plan of Merger dated as of June 21, 1999 (the "Merger Agreement"); and

  WHEREAS, the Merger Agreement provides, among other things, that the Buyer shall form a subsidiary to be organized as a corporation and to cause such subsidiary to become a party to the Merger Agreement; and

  WHEREAS, Citizens Acquisition Corp. was organized as a corporation under Chapter 156B of the Massachusetts General Laws; and

  WHEREAS, the Board of Directors of Citizens Acquisition Corp. has approved and adopted the Merger Agreement and authorized its officers to cause Citizens Acquisition Corp. to become a party to the Merger Agreement, including by executing and delivering a Joinder Agreement or any other agreement, instrument or document such officers deem necessary or desirable;

  NOW, THEREFORE, Citizens Acquisition Corp. hereby agrees, effective as of July 28, 1999, (i) to become a party to the Merger Agreement, (ii) that any and all references in the Merger Agreement to "Merger Sub" shall hereafter be deemed to be references to Citizens Acquisition Corp., and (iii) to assume all of the rights, interests and obligations of Merger Sub in the Merger Agreement, which hereafter, shall be the rights, interests and obligations of Citizens Acquisition Corp.

  EXECUTED, as of the date first set forth above.

                                          CITIZENS ACQUISITION CORP.

                                          By: /s/ Lawrence K. Fish
                                             -----------------------------
                                             Lawrence K. Fish, President

                                          By: /s/ Michael Edwards
                                             -----------------------------
                                             Michael Edwards, Treasurer

Attest:

By: /s/ Joel J. Brickman
  -----------------------------
  Joel J. Brickman, Clerk

                                                                     Appendix B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated June 21, 1999, between UST CORP., a Massachusetts corporation ("Issuer"), and CITIZENS FINANCIAL GROUP, INC., a Delaware corporation ("Grantee").

                                  WITNESSETH:

  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

  WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 8,541,333 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.625 per share ("Common Stock"), at a price of $24.25 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

  2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within 100 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of eighteen months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to
Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional)(provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such eighteen-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than eighteen months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction or shall have failed to publicly oppose an Acquisition Transaction, in each case with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase, liquidation, dividend in kind, reorganization or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

    (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

    (iii) The shareholders of Issuer shall have voted and failed to approve and adopt the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), any person (other than the Grantee or a Grantee Subsidiary) shall have made a proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (iv) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

    (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (vi) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
  (y) shall not have been cured prior to the Notice Date (as defined below);
  or

    (vii) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, whether in draft or final form, for approval to engage in an Acquisition Transaction.

  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods (including any extensions thereof) have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods (including any extensions thereof) shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any other federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

  4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 100 day after such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering the resale of this Option and any shares issued pursuant to this Option and the issuance of any shares issuable pursuant to this Option to the extent then permitted under the rules, regulations or policies of the SEC and, to the extent not so permitted, the resale of such shares issuable pursuant to this Option. The Issuer shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

  7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner") delivered within 100 days after such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

  (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the later to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner a certificate for the Option Shares it is then so prohibited from repurchasing.

  (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2 (b) (i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this
Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

  8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (3) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7.

    (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

  9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection
(b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

  10. The 100-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

  11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

  12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

  13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

  14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Stock Market upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

  15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $56.3 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

  (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

  (c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

  (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute option pursuant to Section 9.

  16. (a) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $77.4 million; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

  (b) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit (as defined below) determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to
Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares (or any portion thereof) pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

  17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

  20. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          UST CORP.

                                                   /s/ Neal F. Finnegan
                                          By:__________________________________
                                            Name:Neal F. Finnegan
                                            Title:President and Chief
                                            Executive Officer

                                          CITIZENS FINANCIAL GROUP, INC.

                                                   /s/ Lawrence K. Fish
                                          By:__________________________________
                                            Name:Lawrence K. Fish
                                            Title:Chairman, President and
                                                  Chief Executive Officer

                 [LETTERHEAD OF FOX-PITT, KELTON APPEARS HERE]
                                                                      Appendix C

STRICTLY CONFIDENTIAL

July 28, 1999

The Board of Directors
UST Corp.
40 Court Street
Boston, MA 02108

Ladies and Gentlemen:

  Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton") understands that UST Corp. ("UST") and Citizens Financial Group, Inc. ("Citizens"), a wholly-owned subsidiary of The Royal Bank of Scotland Group plc ("Royal Bank"), entered into an agreement and plan of merger, dated as of June 21, 1999 (the "Merger Agreement"). Fox-Pitt, Kelton has, among other things, reviewed the Merger Agreement for the purpose of providing this opinion. The Merger Agreement provides for, among other things, the acquisition of UST by Citizens through the merger of UST with a Massachusetts corporation to be incorporated as a wholly owned subsidiary of Citizens for the purpose of effecting such merger (the "Merger"). As set forth in the Merger Agreement, and subject to certain exceptions set forth therein, at the effective time of the Merger, each issued and outstanding share of common stock of UST, par value $0.625 per share (the "UST Common Stock") (other than treasury shares held by UST and shares owned, directly or indirectly, by UST, Citizens or any subsidiary thereof except as provided in the Merger Agreement), shall be canceled and extinguished and converted into the right to receive cash from Citizens in an amount equal to $32.00 per share (the "Fixed Consideration").

  The Merger Agreement provides that under certain circumstances holders of UST Common Stock are entitled to receive additional consideration above the Fixed Consideration in the event that the Merger is not effective on or prior to January 31, 2000, or, alternatively, February 29, 2000. In rendering this opinion, we have not given any consideration to the amount of the additional consideration or the certainty of its receipt by the holders of UST Common Stock.

  In connection with the Merger, UST and Citizens entered into a stock option agreement (the "Stock Option Agreement"), dated as of June 21, 1999 pursuant to which UST will grant Citizens an option to purchase a number of shares of UST Common Stock (subject to adjustment), which, if issued, would represent not more than 19.9% of the issued and outstanding shares of UST Common Stock (without giving effect to any shares subject to or issued upon exercise of such option). Such option is exercisable upon the occurrence of certain specified events set forth in the Stock Option Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for Fox-Pitt, Kelton's opinion as to whether the Fixed Consideration is fair, from a financial point of view, to the holders of UST Common Stock.

  In arriving at the opinion set forth below, Fox-Pitt, Kelton has, among other things:

  a) reviewed and analyzed certain publicly available financial statements for UST, Citizens and Royal Bank;

  b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of UST;

  c) discussed the past, present and future operations, financial condition and prospects of UST with the management of UST;

  d) reviewed the stock price performance and trading activity of UST Common Stock;

  e) compared the financial performance and condition of UST with that of certain other comparable publicly traded companies;

  f) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Merger;

  g) reviewed and discussed with the management of UST and Citizens the strategic objectives of the Merger and certain other benefits of the Merger;

  h) reviewed the Merger Agreement and the Stock Option Agreement; and

  i) performed such other analyses as we have deemed appropriate.

  Fox-Pitt, Kelton, with your consent, has assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information it has reviewed for the purposes of providing this opinion, and we have not assumed any responsibility for independent verification of such information. Fox-Pitt, Kelton has not assumed any responsibility for any independent valuation or appraisal of the assets and liabilities of UST nor have we been furnished with any such valuation or appraisal. Fox-Pitt, Kelton has not assumed any responsibility for reviewing loan files or visiting branch locations. With respect to the financial projections, Fox-Pitt, Kelton has assumed that they have been reasonably prepared by the management of UST on bases reflecting the best currently available estimates and judgments of the future financial performance of UST. We express no view as to such projections or the assumptions on which they are based. We have assumed that the Merger described in the Merger Agreement will be consummated on the terms set forth therein without material waiver or modification. Fox-Pitt, Kelton's opinion is necessarily based upon economic, market and other conditions as they exist and can be evaluated on July 27, 1999.

  In the normal course of its investment banking business, Fox-Pitt, Kelton is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Fox-Pitt, Kelton has experience in, and knowledge of, the valuation of such enterprises.

  In the normal course of its business, Fox-Pitt, Kelton, or its affiliates, may trade equity securities of UST and Royal Bank for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to UST in connection with the Merger, will receive a fee upon the execution of the Merger Agreement, will receive an additional fee upon filing of definitive proxy materials with the Securities and Exchange Commission and will receive a final fee upon the closing of the Merger.

  It is understood that this letter is solely for the information of the Board of Directors of UST and is not intended to confer any rights or remedies upon any other entity or persons, and may not be used for any other purpose without our prior written consent, except for inclusion in a proxy or information statement related to the Merger that we have had an opportunity to review. This opinion does not constitute a recommendation to any holder of UST Common Stock as to how such shareholder should vote on the Merger.

  Based upon and subject to the foregoing, Fox-Pitt, Kelton is of the opinion that, on the date hereof, the Fixed Consideration is fair, from a financial point of view, to the holders of UST Common Stock.

                                          Very truly yours,

                                          FOX-PITT, KELTON INC.

                                                                     Appendix D

               Text of Sections 85 to 98 of Chapter 156B of the
                    Massachusetts Business Corporation Law

(S)85. Dissenting stockholder; right to demand payment for stock; exception

  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

(S)86. Selections applicable to appraisal; prerequisites

  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

(S)87. Statement of rights of objecting stockholders in notice of meeting;
form

  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

(S)88. Notice of effectiveness of action objected to

  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

(S)89. Demand for payment; time for payment

  If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

(S)90. Demand for determination of value; bill in equity; venue

  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

(S)91. Parties to suit to determine value; service

  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

(S)92. Decree determining value and ordering payment; valuation date

  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

(S)93. Reference to special master

  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

(S)94. Notation on stock certificates of pendency of bill

  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

(S)95. Costs; interest

  The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

(S)96. Dividends and voting rights after demand for payment

  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

(S)97. Status of shares paid for

  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

(S)98. Exclusive remedy; exception

  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

------------------------  1. Proposal to approve and adopt   For Against Abstain
     UST CORP.               the Agreement and Plan of       [_]   [_]     [_]
------------------------     Merger, dated as of June 21,
                             1999 (the "Merger Agreement"),
                             between the Company, Citizens
                             Financial Group, Inc. ("Citizens")
                             and Citizens Acquisition Corp., a
                             wholly-owned subsidiary of Citizens,
                             and the transactions contemplated
                             thereby, pursuant to which
                             Citizens Acquisition Corp.
                             will merge with and into
                             the Company, and each outstanding
                             share of Common Stock of the Company
                             will be converted into the right
                             to receive $32.00 in cash, upon
CONTROL NUMBER:              the terms and subject to the
RECORD DATE SHARES:          conditions set forth therein, as
                             described in the accompanying Proxy
                             Statement. A copy of the Merger
                             Agreement is attached as Appendix A
                             to the accompanying Proxy Statement.


Please be sure to sign and   Mark box at right if you plan to attend the
date this Proxy.             meeting.    [_]
Date:
     ----------------------
                             Mark box at right if address change or comment has been noted on the reverse side of this card. [_]

----------------------------
Stockholder sign here

----------------------------
Co-owner sign here


DETACH CARD                                                         DETACH CARD

                                   UST CORP.
         Dear Stockholder,

         Please take note of the important information enclosed with this Proxy which relates to the proposed acquisition of the Company by Citizens Financial Group, Inc. This is discussed in detail in the enclosed proxy materials.

         Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

         Please mark the box on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

         Your vote must be received prior to the Special Meeting of Stockholders, scheduled to be held on September 9, 1999.

         Thank you in advance for your prompt consideration of these matters.

         Sincerely,

         UST Corp.

                                   UST CORP.

                   Proxy for Special Meeting of Stockholders
                        to be held on September 9, 1999

               This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints William Schwartz, Neal F. Finnegan, James K. Hunt and Eric R. Fischer, or any one of them as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of Common Stock of UST Corp. (the "Company") held by the undersigned as of the close of business on July 26, 1999 at the Special Meeting of Stockholders to be held in the Auditorium located on the twelfth floor at 40 Court Street, Boston, Massachusetts on Thursday, September 9, 1999 at 2:00 p.m., or at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposal 1. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendation need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

--------------------------------------------------------------------------------
       PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

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   Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
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HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

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